    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1994


                                                       REGISTRATION NO. 33-51059
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

       SANTA FE ENERGY RESOURCES, INC.*                      SANTA FE ENERGY TRUST

              (EXACT NAME OF REGISTRANTS AS SPECIFIED IN CHARTER)

                   DELAWARE                                          TEXAS

        (STATES OR OTHER JURISDICTIONS OF INCORPORATION OR ORGANIZATION)

                  36-2722169                                      76-6081498

                    (I.R.S. EMPLOYER IDENTIFICATION NUMBERS)

       1616 SOUTH VOSS ROAD, SUITE 1000            TEXAS COMMERCE BANK NATIONAL ASSOCIATION
             HOUSTON, TEXAS 77057                          CORPORATE TRUST DIVISION
                (713) 783-2401                              600 TRAVIS, SUITE 1150
                                                             HOUSTON, TEXAS 77002
                                                                (713) 216-5100

       (ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING
            AREA CODES, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID L. HICKS
                        1616 SOUTH VOSS ROAD, SUITE 1000
                              HOUSTON, TEXAS 77057
                                 (713) 783-2401
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
- ---------------

* On its own behalf and as sponsor of Santa Fe Energy Trust, a grantor trust formed under the laws of the State of Texas.

                             ---------------------
                                   Copies to:

            ANDREWS & KURTH L.L.P.                      SIMPSON THACHER & BARTLETT
          4200 TEXAS COMMERCE TOWER                        425 LEXINGTON AVENUE
             HOUSTON, TEXAS 77002                        NEW YORK, NEW YORK 10017
                (713) 220-4200                                (212) 455-2000
          ATTENTION: JAMES M. PRINCE                  ATTENTION: VINCENT PAGANO, JR.

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1994


PROSPECTUS
                            575,000 DEPOSITARY UNITS
                                  EVIDENCED BY
                  SECURE PRINCIPAL ENERGY RECEIPTS (SPERS(TM))

                           CONSISTING OF INTERESTS IN
                             SANTA FE ENERGY TRUST
                                     AND A
                       UNITED STATES TREASURY OBLIGATION
                          ---------------------------
     The Depositary Units are offered by Santa Fe Energy Resources, Inc. ("Santa Fe"). The Depositary Units offered hereby were issued to Santa Fe in connection with the formation of Santa Fe Energy Trust (the "Trust"). Each Depositary Unit consists of beneficial ownership of one unit of undivided beneficial interest ("Trust Unit") in the Trust and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation ("Treasury Obligation") maturing on February 15, 2008. The Depositary Units are evidenced by Secure Principal Energy Receipts (SPERs(TM)), which are transferable only in denominations of 50 Depositary Units or integral multiples thereof. Holders may present Depositary Units in multiples of 50 for withdrawal and receive an equal number of Trust Units and a discrete Treasury Obligation in a face amount equal to $1,000 per 50 Depositary Units ($20 per Depositary Unit) presented for withdrawal. The Trust will not receive any proceeds from the Depositary Units offered hereby.

     The Trust is a grantor trust formed to hold certain term and net profits royalty interests in domestic producing oil and gas properties owned by Santa Fe. The net proceeds from the royalty payments made to the Trust in respect of the royalty interests (net of Trust expenses) are distributed to holders of Depositary Units for each calendar quarter ending on or prior to December 31, 2007. Subject to certain limitations, the Trust is entitled to receive, during the period ending on December 31, 2002, certain additional royalty payments described herein from one of the term royalty interests to support quarterly cash distributions on Depositary Units at levels specified herein.

     Prior to February 15, 2008 (the "Liquidation Date"), certain of the royalty interests will terminate and the remaining net profits royalties,which are not limited in term, will be sold by the Trust. A liquidating distribution, consisting of the pro rata proceeds from the matured Treasury Obligations and the net proceeds from the sale of the net profits royalties (to the extent not previously distributed), will be made to the holders of record of Depositary Units as of approximately the Liquidation Date. Accordingly, each holder of Depositary Units will receive a liquidating distribution of not less than $20 per Depositary Unit. There are certain limitations inherent in viewing an investment in Depositary Units as providing "secure principal." No additional property or interest has been pledged to secure any portion of a Depositary Unit investment. The term, "secure principal," refers only to the return of a substantial portion of the initial Depositary Unit investment ($20 per Depositary Unit) through maturity of the Treasury Obligations, assuming that Depositary Units are held until the Liquidation Date. The withdrawal and sale of Treasury Obligations prior to maturity will result in a holder receiving less than face value for the Treasury Obligations and will subject the holder to certain market risks. While the accretion in value of the Treasury Obligations is intended to offset to some extent the inherent decline in value of the Trust Units, such accretion will also result in taxable income to the holders even though no cash distributions will be made with respect to the Treasury Obligations prior to the Liquidation Date.


     The Depositary Units are listed for trading on the New York Stock Exchange under the symbol "SFF". On February 1, 1994, the last reported sale price of the Depositary Units on the New York Stock Exchange was $21 3/8 per Depositary Unit.


     SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE DEPOSITARY UNITS.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------
                                                        UNDERWRITING
                                    PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                     PUBLIC            COMMISSIONS(1)         SANTA FE(2)
- -----------------------------------------------------------------------------------------------
Per Depositary Unit..........           $                    $                     $
- -----------------------------------------------------------------------------------------------
Total........................           $                    $                     $
- -----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) Santa Fe has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by Santa Fe estimated to be $325,000.
                          ---------------------------
     The Depositary Units offered by this Prospectus are offered by the Underwriter subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriter and certain further conditions. It is expected that delivery of certificates representing the Depositary Units will be made at the offices of Lehman Brothers
Inc., New York, New York, on or about           , 1994.
                          ---------------------------

                                LEHMAN BROTHERS
               , 1994

                             AVAILABLE INFORMATION

     Santa Fe and the Trust are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, on payment of prescribed rates. Such reports, proxy statements and other information concerning Santa Fe and the Trust can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Common Stock and the Convertible Preferred Stock of Santa Fe and the Depositary Units are listed.

     This Prospectus does not contain all of the information set forth in the Registration Statement (the "Registration Statement") of which this Prospectus is a part, and exhibits relating thereto, which have been filed with the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

     The Trustee of the Trust furnishes the Depositary for mailing to holders of Depositary Units ("Holders") annual reports containing audited financial statements of the Trust and certain additional information, and with quarterly reports showing the assets, liabilities and Trust corpus, income and expenses of the Trust and changes in Trust corpus for the corresponding quarter. Santa Fe also provides the Depositary certain information regarding the Treasury Obligations to be distributed to Holders on a quarterly basis. See "Description of the Trust and the Trust Agreement -- Periodic Reports" and "Description of the Depositary Units -- Duties and Status of Depositary." Annual financial statements of the Trust are audited and reported on with an opinion expressed by a firm of independent public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Santa Fe and the Trust with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

          (1) Santa Fe's Annual Report on Form 10-K for the year ended December 31, 1992 (as amended by Amendment No. 1 on Form 8 dated April 21, 1993);

          (2) Santa Fe's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993;


          (3) Santa Fe's Current Reports on Form 8-K dated June 28, 1993 (as amended by Amendment No. 1 on Form 8-K/A dated November 10, 1993), October 27, 1993 and December 14, 1993;


          (4) the Trust's Annual Report on Form 10-K for the year ended December 31, 1992; and

          (5) the Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993.

     All documents filed by Santa Fe and the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Santa Fe hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner of Depositary Units, upon the written or oral request of any such person, a copy of any and all information filed by Santa Fe or the Trust that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to Santa Fe at 1616 South Voss Road, Suite 1000, Houston, Texas 77057, Attention: Ed Hall (phone: (713) 783-2401).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEPOSITARY UNITS OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and should be read only in conjunction with the entire Prospectus.

                              THE DEPOSITARY UNITS

     Each of the Depositary Units offered hereby consists of beneficial ownership of one unit of undivided beneficial interest ("Trust Unit") in the Santa Fe Energy Trust (the "Trust") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation ("Treasury Obligation") maturing on February 15, 2008 (the "Liquidation Date"). The Depositary Units are evidenced by Secure Principal Energy Receipts (SPERs(TM)), which have been issued and are transferable only in denominations of 50 Depositary Units or integral multiples thereof. Holders of Depositary Units ("Holders") may present Depositary Units in multiples of 50 to the depositary of the Depositary Units for withdrawal and receive an equal number of Trust Units and a discrete Treasury Obligation in a face amount equal to $1,000 per 50 Depositary Units ($20 per Depositary Unit) presented for withdrawal. Withdrawn Trust Units will not be certificated and generally will not be transferable. See "Description of the Trust and the Trust
Agreement -- Withdrawal of Trust Units and Restrictions on Transfer" and "Description of the Depositary Units."

     The Trust Units and Treasury Obligations are held by Texas Commerce Bank National Association ("TCB"), as depositary (the "Depositary") for the Holders of Depositary Units. TCB also serves as Trustee. The Trust is a grantor trust formed by Santa Fe Energy Resources, Inc. ("Santa Fe") to hold royalty interests (the "Royalty Interests") in certain oil and gas properties owned by Santa Fe (the "Royalty Properties"). Neither the Depositary Units nor the Trust Units are obligations of Santa Fe or the Depositary.


     Holders of the Depositary Units receive quarterly cash distributions based upon their proportionate interest in the Royalty Interests represented by Trust Units. Minimum annual distributions of $1.60 per Depositary Unit will be supported through December 31, 2002 from additional royalty payments ("Support Payments") from the Wasson ODC Royalty (described below), subject to certain limitations. See "The Royalty Interests -- Support Payments." No assurances can be given that Support Payments will be available in sufficient amounts to provide such minimum distribution. From the inception of the Trust through the third quarter of 1993, net cash proceeds from the Royalty Interests were sufficient to make quarterly distributions of at least $0.40 per Depositary Unit and Support Payments were not, therefore, required. The distribution declared with respect to the fourth quarter of 1993, however, includes a Support Payment of approximately $362,000 (approximately $0.06 per Depositary Unit). This Support Payment was required primarily due to lower realized oil prices and unanticipated capital expenditures incurred with respect to the Net Profits Properties, a substantial portion of which is related to the drilling of new wells. See "Risk Factors -- Recent Significant Declines in Oil Prices" and
" -- Uncertainties Involved in Reserve Estimates and Possible Production Risks." The following table shows cash distributions paid or payable in respect of the periods indicated since the inception of the Trust:



                                                                               CASH
                                                                             DISTRIBUTION
                                                                               PER
                                                                              TRUST
                                                                               UNIT
                                                                             --------
        1992:
          Fourth Quarter(1)...............................................   $0.30753
        1993:
          First Quarter...................................................    0.46660
          Second Quarter..................................................    0.49485
          Third Quarter...................................................    0.44218
          Fourth Quarter(2)...............................................    0.40000


- ---------------


(1) Distributed in respect of the two-month period ended December 31, 1992.



(2) Includes a Support Payment of approximately $0.06 per Depositary Unit. Declared payable on February 28, 1994 to Holders of Depositary Units of record on February 14, 1994.

                         [MAP]

     The Depositary Units are designed so that the accreting value of the Treasury Obligations will in general offset the depleting nature of the Royalty Interests. As the Liquidation Date approaches, it is expected that the Depositary Units will assume more of the investment characteristics of the Treasury Obligations, including the tax characteristics thereof.


     The Royalty Interests consist of three significant conveyances of oil and gas interests to the Trust, each with different attributes. The Wasson Royalties, consisting of the Wasson ODC Royalty and the Wasson Willard Royalty described herein, were conveyed to the Trust out of Santa Fe's royalty interests in the Wasson oil field ("Wasson Field") located in the Permian Basin of West Texas, the sixth largest oil field in the United States. The Wasson Royalties are fixed percentage royalty interests in specified levels of quarterly maximum production from the underlying properties in each year during the term of the respective royalty. The Wasson ODC Royalty and the Wasson Willard Royalty terminate on December 31, 2007 and December 31, 2003, respectively. See "The Royalty Interests -- The Wasson Royalties." The Net Profits Royalties consist of a net profits interest in a diversified portfolio of oil and gas properties located predominantly in Texas, Louisiana and Oklahoma. The Net Profits Royalties are life-of-property interests which will be sold by the Trust prior to the Liquidation Date. Based on oil and gas prices as of December 31, 1993 and production estimates contained in the reserve report dated January 1, 1994 of Ryder Scott Company, independent petroleum engineers (the "Reserve Report"), the Wasson ODC Royalty, the Wasson Willard Royalty and the Net Profits Royalties comprised approximately 51%, 11% and 38% of the discounted estimated future net revenues attributable to the Royalty Interests, respectively. A summary of the Reserve Report is included in this Prospectus as Appendix A.


     The Net Profits Royalties generally were conveyed from mature producing oil and gas properties that are not expected to undergo substantial additional development during the remainder of their producing lives. Accordingly, the proved reserves attributable to the Net Profits Royalties are expected to decline substantially over the remaining life of the Trust and to have a relatively small liquidation value at the Liquidation Date. In order to enhance the stability and longer-term production characteristics of the royalties conveyed to the Trust, the Wasson Royalties were conveyed from relatively longer lived properties. Due to royalty production limitations, any future increases in proved reserves attributable to the properties underlying the Wasson Royalties will not result in the Trust or Holders receiving royalty payments from production in excess of such royalty production limitations.


     The "secure principal" return of a substantial portion of the initial investment of a holder of Depositary Units through the maturity of the Treasury Obligations assumes that the Holder will hold the Depositary Units and underlying Treasury Obligation until its maturity and does not take into account the accretion of value of the Treasury Obligations over time. See "Risk
Factors -- Certain Investment Limitations Inherent in Viewing Depositary Units as 'Secure Principal'."


                                  THE OFFERING

Depositary Units Offered... A total of 575,000 Depositary Units are being offered hereby.

Depositary Units
Outstanding................ 6,300,000 Depositary Units (and an equal number of
                            Trust Units) are issued and outstanding.

New York Stock Exchange
  Trading Symbol........... "SFF"


Quarterly Cash
Distributions.............. Holders of Depositary Units receive cash distributions based on the production of oil and gas from the Royalty Properties for each calendar quarter ending on or prior to December 31, 2007. The Trust distributed $0.30753 per Trust Unit for the period from November 1, 1992 through December 31, 1992, and $0.46660, $0.49485 and $0.44218 per Trust
                            Unit for the calendar quarters ended March 31, June 30 and September 30, 1993, respectively, and has declared a distribution of $0.40 per Trust Unit for the quarter ended December 31, 1993. The amount of future cash distributions to Holders will depend upon the quantity of oil and gas produced from the Royalty Properties, the prices received therefor and other factors. Oil and gas production from proved reserves attributable to the Royalty Interests is expected to decline over the term of the Trust. See "Risk Factors." Quarterly cash distributions during the term of the Trust are made by the Trustee on the last day of the second month after the close of each calendar quarter to Holders of record on the 45th day following each calendar quarter.


Distribution Support....... For any calendar quarter ending on or prior to
                            December 31, 2002, to the extent that net cash proceeds from the Royalty Interests would be insufficient to distribute at least $0.40 per Depositary Unit per quarter, the Trust will receive the Support Payments, subject to certain limitations. The Support Payments will be made from an additional royalty granted to the Trust from the retained royalty interest of Santa Fe in the oil producing Wasson ODC Unit (as described below). There is no assurance that the Support Payments will be sufficient to enable the Trust to distribute the supported distribution amount in any quarter during the support period. If Support Payments are made for any quarter, the royalties payable with respect to the Wasson Royalties (as described below) in subsequent quarters will be reduced to the extent necessary to permit Santa Fe to recoup such Support Payments, provided that such reductions do not reduce Trust distributions below $0.45 per Depositary Unit for any such quarter. The aggregate amount of Support Payments (net of any amounts recouped by Santa Fe) is limited to $20 million on a revolving basis. The distribution declared with respect to the fourth quarter of 1993 includes a Support Payment of approximately $362,000 (approximately $0.06 per Depositary Unit). This Support Payment was required primarily due to lower realized oil prices and unanticipated capital expenditures incurred with respect to the Net Profits Properties, a substantial portion of which is related to the drilling of new wells. See "The Royalty Interests -- Support Payments."


Liquidating
Distributions.............. The assets of the Trust will be liquidated on or prior to the Liquidation Date and a liquidating distribution will be made to Holders of record on or about the Liquidation Date. The liquidating distribution with respect to each Depositary Unit will include proceeds from the matured Treasury Obligations in an amount equal to $20 per Depositary Unit and a pro rata portion of the net proceeds from the sale of the Net Profits Royalties (as described below) to the extent not previously distributed. Because of the depleting nature of the properties underlying the Net Profits Royalties, however, the net proceeds from the sale of the Net Profits Royalties are not expected to be significant. The Wasson Royalties (as described below), which terminate prior to the Liquidation Date, will have no liquidation value to Holders.


Royalty Interests.......... The Royalty Interests consist of (i) two term royalty interests (the "Wasson Royalties") conveyed to the Trust out of Santa Fe's royalty interests in two production units in the Wasson Field, and (ii) a net profits royalty interest (the "Net Profits Royalties") conveyed to the Trust out of Santa Fe's royalty interests and working interests in a diversified portfolio of oil and gas properties located in 12 states. According to the Reserve Report, as of December 31, 1993, total proved reserves attributable to the Royalty Interests consisted of 7,769 MBbls of oil and 11,121 MMcf of gas, substantially all of which are proved developed.


  Wasson ODC Royalty        The Wasson ODC Royalty entitles the Trust to receive
                            quarterly royalty payments from the Wasson ODC
                            production unit (the "Wasson ODC Unit") based upon
                            the average price per barrel received by Santa Fe
                            for Wasson ODC Unit oil production during each
                            calendar quarter through December 31, 2007 (net of
                            post-production costs and production taxes)
                            multiplied by an annually varying number of barrels
                            first produced from Santa Fe's royalty interest in
                            the Wasson ODC Unit. See "The Royalty
                            Interests -- The Wasson Royalties -- The Wasson ODC
                            Royalty" for a schedule of the applicable maximum
                            quarterly royalty production limitations. Based upon
                            the Reserve Report, estimated oil production from
                            the Wasson ODC Unit for each calendar quarter during
                            the term of the Wasson ODC Royalty will exceed the
                            quarterly production limitations over the term of
                            the Trust, although such excess will narrow in the
                            latter years of the term. Any Support Payments will
                            be made by payment of an additional royalty out of
                            Santa Fe's remaining royalty interest in the Wasson
                            ODC Unit.
  Wasson Willard Royalty    The Wasson Willard Royalty entitles the Trust to
                            receive quarterly royalty payments from the Wasson
                            Willard production unit (the "Wasson Willard Unit")
                            based upon the average price per barrel received by
                            Santa Fe for Wasson Willard Unit oil production
                            during each calendar quarter through December 31,
                            2003 (net of post-production costs and production
                            taxes) multiplied by an annually varying number of
                            barrels first produced from Santa Fe's royalty
                            interest in the Wasson Willard Unit. The number of
                            barrels applicable to the Wasson Willard Royalty
                            represents 100% of current estimated production of
                            proved reserves attributable to Santa Fe's royalty
                            interest in the Wasson Willard Unit. See "The
                            Royalty Interests -- The Wasson Royalties -- The
                            Wasson Willard Royalty" for a schedule of the
                            applicable maximum quarterly barrel limitations.
  Net Profits Royalties     The Net Profits Royalties entitle the Trust to
                            receive 90% of the Net Proceeds (as defined herein)
                            from the sale of oil and gas production from the
                            Royalty Properties burdened by the Net Profits
                            Royalties. "Net Proceeds" consists generally of the
                            aggregate proceeds from the sale of production
                            attributable to the Royalty Properties subject to
                            the Net Profits Royalties less the costs
                            attributable to such Royalty Properties. Such costs
                            include post-production costs, production and ad
                            valorem taxes and, with respect to Royalty
                            Properties consisting of working interests,
                            production and development costs.
Distributions from Sale of
  Net Profits Royalties     Santa Fe may cause the Trust, without the consent of
                            the Holders, to sell up to $5 million of the Net
                            Profits Royalties at the then prevailing fair market value in any 12-month period in connection with a sale by Santa Fe of the Royalty Properties to which such Net Profits Royalties relate, provided that not more than $15 million in the aggregate may be sold prior to January 1, 2003. Any net proceeds paid to the Trust from such a sale will be distributed to the Holders with respect to the calendar quarter in which the proceeds are received. Since the effect of such a sale is to reduce the asset base of the Trust through a distribution to Holders, such a sale of any Net Profits Royalties will reduce below $20 million the maximum amount of Support Payments which may be made to the Trust in future periods by an amount in proportion to the reduction in reserve value resulting from such a sale. Santa Fe may cause all of the Net Profits
                            Royalties to be sold, without regard to dollar limitations, on and after December 31, 2005.

Treasury Obligations....... The Treasury Obligations consist of a portfolio of
                            United States Treasury stripped interest coupons that mature on the Liquidation Date in the aggregate face amount of $126,000,000, which amount equals the $20 (the price at which Depositary Units were initially offered to the public in November 1992) multiplied by the aggregate number of outstanding Depositary Units. The Treasury Obligations are deposited with the Depositary for the benefit of the Holders. Since Depositary Units are only traded in denominations of 50 or integral multiples thereof, each holder of 50 Depositary Units will own the entire beneficial ownership of a discrete Treasury Obligation, in a face amount of $1,000, the minimum denomination of such Treasury Obligation. The Treasury Obligations pay no current interest. See "Federal Income Tax Consequences."

                         SUMMARY OF DISTRIBUTABLE CASH
                                  (UNAUDITED)


     The following table sets forth a summary of the components of distributable cash for the Trust in respect of the period from inception of the Trust (October 22, 1992) through December 31, 1992 and the year ended December 31, 1993. The amounts presented below are included in the period in which they accrue to the Trust. The financial statements of the Trust included herein are presented on a cash basis.



                                                                   INCEPTION        YEAR
                                                                   THROUGH          ENDED
                                                                   DECEMBER        DECEMBER
                                                                   31,             31,
                                                                   1992(1)         1993(2)
                                                                   -------         -------
                                                                    (IN THOUSANDS, EXCEPT
                                                                       PER UNIT DATA)
Total Distributable Cash:
  Wasson ODC Royalty.............................................  $   144         $ 2,563
  Wasson Willard Royalty.........................................      399           2,194
  Net Profits Royalties..........................................    1,559           7,933
  Support Payment................................................       --             362
  Less: Trust expenses and property taxes........................     (165)         (1,689)
                                                                   -------         -------
          Total..................................................  $ 1,937         $11,363
                                                                   -------         -------
                                                                   -------         -------
Distributable Cash Per Trust Unit (6,300,000 Trust Units
  Outstanding):
  Wasson ODC Royalty.............................................  $0.0229         $0.4067
  Wasson Willard Royalty.........................................   0.0633          0.3483
  Net Profits Royalties..........................................   0.2475          1.2592
  Support Payment................................................       --          0.0575
  Less: Trust expenses and property taxes........................  (0.0262)        (0.2680)
                                                                   -------         -------
          Total..................................................  $0.3075         $1.8037
                                                                   -------         -------
                                                                   -------         -------


- ---------------

(1) Distributed to Holders of record on February 16, 1993.


(2) Distributed or distributable to Holders of record on May 17, August 16, and November 15, 1993 and February 14, 1994.

                             THE ROYALTY PROPERTIES


     The Wasson Properties. The Wasson Royalties were conveyed out of Santa Fe's 12.3934% royalty interest in the Wasson ODC Unit and its 6.83548% royalty interest in the Wasson Willard Unit, located in the Wasson Field. The Wasson Field is the sixth largest oil field in the United States covering over 70,000 surface acres with over 2,000 producing wells. Since its discovery in 1936, the Wasson Field has produced over 1.7 billion barrels of oil. Santa Fe's production from the Wasson Field commenced in 1939. The Wasson Field has been significantly redeveloped for tertiary recovery operations utilizing CO2 flooding, which commenced in 1984. Gross capital expenditures in excess of $600 million have been made by all working interest owners in respect of these operations in the Wasson ODC Unit and Wasson Willard Unit. Most of the capital expenditures for plant, facilities, wells and equipment necessary for such tertiary recovery operations have been made, although significant ongoing capital expenditures for CO2 acquisition will be required to complete the flood of the Wasson Field, particularly the Wasson Willard Unit. See "Risk Factors." The Wasson Royalties are not subject to development costs or operating costs (including CO2 acquisition costs).



     The Wasson ODC Unit and the Wasson Willard Unit are production units formed by the various interest owners in the Wasson Field to facilitate development and production of certain geographically concentrated leases. The Wasson ODC Unit covers approximately 7,840 acres with approximately 322 producing wells and is operated by Amoco Production Company. The Wasson Willard Unit covers approximately 13,520 acres with approximately 343 producing wells and is operated by a subsidiary of Atlantic Richfield Company. During the year ended December 31, 1993, production from the Wasson ODC Unit (net to Santa Fe's 12.3934% royalty interest) averaged approximately 163.0 MBbls of oil quarterly, and production from the Wasson Willard Unit (net to Santa Fe's 6.83548% royalty interest) averaged approximately 37.3 MBbls of oil quarterly. Santa Fe may sell its royalty interests in the Wasson Field subject to and burdened by the Wasson Royalties, without the consent of the Trustee of the Trust or the Holders. The Wasson Royalties may not be sold by the Trust without the consent of Santa Fe.


     The Net Profits Properties. The Royalty Properties burdened by the Net Profits Royalties (the "Net Profits Properties") consist of royalty and working interests in a diversified portfolio of producing properties located in established oil and gas producing areas in 12 states. Over 90% of the discounted present value of estimated future net revenues attributable to the Net Profits Royalties are generated from Net Profits Properties located in Texas, Oklahoma and Louisiana. The Net Profits Properties generally consist of mature producing properties and Santa Fe does not anticipate substantial additional development during the producing lives of these properties. Production attributable to the Net Profits Properties is principally sold at the wellhead at market responsive prices.

     Santa Fe owns the Net Profits Properties subject to and burdened by the Net Profits Royalties, and is entitled to proceeds attributable to its ownership interest in excess of 90% of the Net Proceeds paid to the Trust. Santa Fe is required to receive payments representing the sale of production from the Net Profits Properties, deduct the costs described above and pay 90% of the net amount to the Trust. Santa Fe may sell the Net Profits Properties subject to and burdened by the Net Profits Royalties. In addition, Santa Fe may, subject to certain limitations, cause the Trust to release portions of the Net Profits Royalties in connection with the sale of the underlying Net Profits Properties. See "Description of the Trust and the Trust Agreement -- Transfer of Royalty Properties and Royalty Interests."

                          SUMMARY RESERVE INFORMATION


     Proved Reserves of the Trust. The following table sets forth, as of December 31, 1993, certain estimated proved reserves, estimated future net revenues and the discounted present value thereof attributable to the Wasson ODC Royalty, the Wasson Willard Royalty and the Net Profits Royalties. This information is derived from the Reserve Report. Proved reserve quantities for each of the Wasson Royalties are calculated by multiplying the net revenue interest attributable to each of the Wasson Royalties in effect for a given year by the total amount of oil estimated to be economically recoverable from the respective production units (subject to limitation by applicable maximum quarterly production amounts). Reserve quantities are calculated differently for the Net Profits Royalties because such interests do not entitle the Trust to a specific quantity of oil or gas but to the Net Proceeds derived therefrom. Proved reserves attributable to the Net Profits Royalties are calculated by deducting an amount of oil or gas sufficient, if sold at the prices used in preparing the reserve estimates for the Net Profits Royalties, to pay the future estimated costs and expenses deducted in the calculation of Net Proceeds with respect to the Net Profits Royalties. Accordingly, the reserves presented for the Net Profits Royalties reflect quantities of oil and gas that are free of future costs or expenses if the price and cost assumptions set forth in the Reserve Report occur. The Reserve Report was prepared in accordance with criteria established by the Commission and, accordingly, assumes constant prices and costs in effect as of the date of the Reserve Report throughout the life of the reserves. A summary of the Reserve Report is included as Appendix A to this Prospectus. Estimated future net revenues and the discounted present value thereof were determined using oil prices of $11.50, $11.50 and $11.97 per barrel with respect to production from the Wasson ODC Unit, the Wasson Willard Unit and the Net Profits Properties, respectively, a weighted average gas price of $2.12 per Mcf and a discount rate of 10%. As of January 31, 1994, the Trust was realizing a price of approximately $12.98 per barrel on all Wasson production.



                                                                                      DISCOUNTED
                                               PROVED RESERVES(1)       ESTIMATED     ESTIMATED
                                              --------------------       FUTURE       FUTURE
                                                OIL          GAS          NET           NET
         ROYALTY INTERESTS OF THE TRUST       (MBBLS)      (MMCF)       REVENUES      REVENUES
    ----------------------------------------- -------      -------      --------      -------
                                                                             (DOLLARS IN
                                                                             THOUSANDS)
    Wasson ODC Royalty(2)....................  5,535            --      $ 58,681      $33,198
    Wasson Willard Royalty...................  1,026            --        10,715        7,314
    Net Profits Royalties(3).................  1,208(4)     11,121        38,148       24,804
                                              -------      -------      --------      -------
              Total(2).......................  7,769        11,121      $107,544      $65,316
                                              -------      -------      --------      -------
                                              -------      -------      --------      -------


- ---------------

(1) Substantially all of the proved reserves are developed. See "The Royalty Properties -- Reserves."


(2) The information presented includes 1,891 MBbls of oil, $20,000,000 of estimated future net revenues and $12,663,000 of discounted estimated future net revenues attributable to an additional royalty in respect of Support Payments which would be paid, in the years 1994 through 2001, under the constant pricing assumptions and production estimates specified in the Reserve Report. Under these assumptions and estimates no Support Payments would be paid in 2002, the last year of the support period, because total Support Payments are limited to $20 million.



(3) Approximately 41% of the discounted present value of estimated future net revenues attributable to the Net Profits Royalties relates to Net Profits Properties that are royalty and overriding royalty interests and 59% of such discounted present value relates to Net Profits Properties that are working interests. See "The Royalty Properties."



(4) Includes 57 MBbls of natural gas liquids attributable to the Net Profits Royalties.



     Proved Reserves Available for Support Payments. Support Payments payable in the support period will be made from Santa Fe's remaining royalty interest in the Wasson ODC Unit pursuant to an additional royalty paid in order to provide Support Payments to the Trust. Support Payments, if made, will be made from royalties on actual quarterly production. From the inception of the Trust through the third quarter of 1993, net cash proceeds from the Royalty Interests were sufficient to make quarterly distributions of at least $0.40 per Depositary Unit and Support Payments were not, therefore, required. The distribution declared with respect to the fourth quarter of 1993, however, includes a Support Payment of approximately $362,000 (approximately $0.06 per Depositary Unit). This Support Payment was required primarily due to lower realized oil prices and unanticipated capital expenditures incurred with respect to the Net Profits Properties, a substantial portion of which is related to the drilling of new wells.



     The Support Payments are limited by the amount of production attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit and are further limited to an aggregate of $20 million on a revolving basis. Under the constant pricing assumptions (including an $11.50 per barrel price for all Wasson production) and production estimates specified in the Reserve Report, the Trust is projected to pay the $0.40 minimum quarterly royalty for each quarter through 1998. Thereafter, Support Payments would not be sufficient or available in the last four years of the support period to pay a full $0.40 minimum quarterly royalty distribution. The estimated quarterly distribution shortfalls range from $0.01 per Depositary Unit in 1999 to $0.22 per Depositary Unit in 2002.



     The following are estimates of proved production and related future net revenues during each of the calendar years in the support period attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit from which Support Payments could be made, subject to the $20 million limitation on aggregate unrecouped Support Payments. The amounts include annual estimates of proved reserves and future net revenues attributable to the additional royalty paid to the Trust in respect of Support Payments as described in note (2) above. Such information is based upon the constant pricing assumptions and production estimates made in the Reserve Report. The aggregate amount of Support Payments (net of any amount recouped by Santa Fe) is limited to $20 million on a revolving basis. See "The Royalty Interests -- Support Payments."



                                                                ESTIMATED      ESTIMATED
                                                                ANNUAL         ANNUAL
                                                                PRODUCTION     FUTURE
                                                                  OF             NET
                                                                PROVED         REVENUES
                                                                RESERVES         (IN
        YEAR                                                    (MBBLS)(1)     THOUSANDS)(2)
        -----------------------------------------------------   ------         -------
        1994.................................................    462.0         $ 4,841
        1995.................................................    413.9           4,345
        1996.................................................    411.0           4,324
        1997.................................................    402.0           4,243
        1998.................................................    385.2           4,074
        1999.................................................    347.4           3,681
        2000.................................................    339.1           3,600
        2001.................................................    290.4           3,090
        2002.................................................    221.6           2,360
                                                                ------         -------
                  Total......................................   3,272.6        $34,558(3)
                                                                ------         -------
                                                                ------         -------


- ---------------


(1) Includes reserves and future net revenues attributable to additional royalties paid in respect of Support Payments that are included in the Royalty Interests of the Trust, as described in Note (2) to the previous table.



(2) Based upon an assumed oil price of $11.50 per barrel received for production from the Wasson ODC Unit.



(3) The discounted value of the aggregate estimated future net revenues is $23,815,000.


                                    SANTA FE

     Santa Fe is engaged in the exploration, development and production of oil and gas in most of the major producing basins in the Continental United States. Santa Fe's oil production is principally located in California and Texas, while its gas production comes primarily from the Gulf of Mexico, Oklahoma, New Mexico, Wyoming and Texas. A substantial portion of Santa Fe's oil production is in long-lived fields with well established production histories and where enhanced oil recovery methods are employed. Substantially all of Santa Fe's reserves are located in the United States, with the balance located in Argentina and Indonesia. The principal executive offices of Santa Fe are located at 1616 South Voss Road, Suite 1000, Houston, Texas 77057 and its telephone number is
(713) 783-2401. For additional information concerning Santa Fe, including a discussion of certain recent events, see "Santa Fe."

                    SUMMARY FEDERAL INCOME TAX CONSEQUENCES

     THE TAX CONSEQUENCES OF AN INVESTMENT IN DEPOSITARY UNITS TO A PARTICULAR INVESTOR WILL DEPEND IN PART ON THE INVESTOR'S OWN TAX CIRCUMSTANCES. EACH PROSPECTIVE INVESTOR SHOULD THEREFORE CONSULT HIS OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO SUCH INVESTOR IN DEPOSITARY UNITS.

     The following is a summary of certain Federal income tax consequences of acquiring, owning and disposing of Depositary Units and is based on the opinions of Andrews & Kurth L.L.P., counsel to Santa Fe

("Counsel"). For a more detailed discussion of these consequences and the qualifications to and limitations of the opinions of Counsel, see "Federal Income Tax Consequences" and "Risk Factors -- Tax Considerations."

Allocation of Purchase
Price...................... Each purchaser of a Depositary Unit will be required to allocate his purchase price between the interest in the Treasury Obligations and the Trust Unit underlying such Depositary Unit on a relative fair market value basis. In addition, because the Trust will be treated as a grantor trust for Federal income tax purposes, a purchaser will be required to further allocate the amount allocated to Trust Units among the Royalty Interests on a relative fair market value basis. Information regarding purchase price allocations will be furnished to Holders by the Trustee.

Classification and Taxation
  of the Trust............. The Trust will be treated as a grantor trust and not as an association taxable as a corporation. As a grantor trust, the Trust will not be subject to tax. If the Trust were treated as an association taxable as a corporation, it would be treated as a separate entity subject to corporate tax on its taxable income.

Taxation of Holders........ Because the Trust will be treated as a grantor trust for Federal income tax purposes, and because a Holder will be treated, for Federal income tax purposes, as directly owning an interest in the assets of the Trust and the Treasury Obligations, each Holder will be taxed directly on his pro rata share of income attributable to the assets of the Trust and the Treasury Obligations consistent with the Holder's method of accounting and without regard to the taxable year or accounting method employed by the Trust.

Interest Income............ For Federal income tax purposes, the Wasson
                            Royalties will be treated as debt obligations. As a result, each purchaser of a Depositary Unit will be required to treat a portion of each payment received by the Trust as interest income in accordance with the original issue discount rules of Sections 1272 through 1275 of the Internal Revenue Code of 1986, as amended. In addition, each purchaser of a Depositary Unit will be required to recognize original issue discount income with respect to the Treasury Obligations even though no cash distributions will be made with regard thereto prior to the Liquidation Date.

Royalty Income and
Depletion.................. The income from the Net Profits Royalties will be royalty income subject to an allowance for the higher of cost depletion or, if allowable, percentage depletion.


Taxable Income Estimate.... Santa Fe estimates that, under certain assumptions, a purchaser of a Depositary Unit in this offering who continues to hold that unit through the record date for the distribution with respect to the final quarter of 1994 will recognize taxable income of approximately 73% of cash received for 1994. This estimate is based upon numerous assumptions more particularly described under "Federal Income Tax Consequences -- Estimate of Taxable Income," including (i) a purchase price per Depositary Unit based upon an approximation of recent trading prices of the Depositary Units, (ii) cash distributed by the Trust in 1994 based upon assumed production and future net revenues as estimated for 1994 in the Reserve Report, (iii) estimated Trust expenses are deductible by the Holder and (iv) various other assumptions regarding allocation of purchase price among the Royalty Interests and Treasury Obligations.


Holder Reporting
Information................ Year-end tax information will be furnished to
                            Holders no later than March 31 of the following year.

                                  RISK FACTORS

VOLATILITY OF OIL AND GAS PRICES AND PRODUCTION

     The Trust's revenues and distributions to Holders are dependent on the sales prices and quantities of oil and gas production from the Royalty Properties. Oil and gas prices have historically been volatile and are likely to continue to be volatile. Such volatility makes it difficult to estimate the future levels of cash distributions to Holders or the value of the Depositary Units. The Trust, however, is entitled under certain circumstances to receive Support Payments which should minimize, to the extent Support Payments are available, the effects of low oil and gas prices or lower than expected production levels during periods prior to December 31, 2002. Although the Support Payments will enhance the likelihood that such minimum distributions will be made to Holders, the production from which the Support Payments will be made is subject to the same pricing and production risks and uncertainties as is the production attributable to the Royalty Interests. Thus, no assurances can be given that Support Payments will be available to provide for the minimum quarterly cash distributions to Holders specified herein. See "-- Limitations on Support Payments" and "The Royalty Interests -- Support Payments."

     Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Trust and Santa Fe. These factors include political conditions in the Middle East, the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, the severity of weather conditions, governmental regulations, the price and availability of alternative fuels and overall economic conditions. Additionally, lower oil and gas prices may reduce the amount of oil and gas that is economic to produce from the Royalty Properties. As a result, operators of the Royalty Properties may elect to reduce or completely suspend production.

INCREASING DEPENDENCE ON OIL REVENUES AND PRICES


     At December 31, 1993, approximately three-fourths of the future net revenues of the Royalty Interests was attributable to oil reserves. Cash distributions from the Trust are therefore more dependent upon oil revenues and prices than gas revenues and prices. Dependence upon oil revenues and prices will also increase over the term of the Trust due to the relatively shorter life of gas reserves attributable to the Net Profits Royalties and the corresponding increased relative significance of the oil producing Wasson ODC Royalty.


RECENT SIGNIFICANT DECLINES IN OIL PRICES


     Oil prices have declined significantly since the inception of the Trust. The Reserve Report is prepared using prices in effect at December 31, 1993, which prices were $11.50, $11.50 and $11.97 per barrel with respect to production from the Wasson ODC Unit, the Wasson Willard Unit and the Net Profits Properties, respectively. The average actual price realized by the Trust in respect of the Wasson Royalties for December 1993 was approximately $12.18 per barrel. As of January 31, 1994, the Trust was receiving approximately $12.98 per barrel for production in respect of the Wasson Royalties. If prices for oil and gas used in the Reserve Report were to be sustained over the life of the Trust and Trust reserves are produced as estimated in the Reserve Report, (i) Support Payments would be required and no more than the $0.40 per Depositary Unit minumum quarterly royalty would be paid throughout the support period, (ii) Support Payments would be insufficient during 1999 through 2001 to assure a full $0.40 per Depositary Unit quarterly cash distribution during such years and
(iii) the $20 million limitation on unrecouped Support Payments would result in no Support Payments being paid during 2002, the last year in which Support Payments are available. Assuming Trust reserves are produced at levels estimated in the Reserve Report, lower oil and gas prices will increase the Support Payments that may be required to be made to the Trust to support a quarterly cash distribution of $0.40 per Depositary Unit. Such increased Support Payment would accelerate the time at which the $20 million limitation on Support Payments would be reached. As a result of lower realized oil prices and unanticipated capital expenditures incurred with respect to the Net Profits Properties, the distribution declared with respect to the fourth quarter of 1993 includes a Support Payment of approximately $362,000 (approximately $0.06 per Depositary Unit). Actual Trust production will also effect the amount and timing of Support Payments. See "-- Limitations on Support Payments" below.

OIL AND GAS RESERVES CONSTITUTE DEPLETING ASSETS

     Payments to the Trust are attributable to the sale of depleting assets. Thus, the reserves attributable to the Royalty Properties are expected to decline over time. Based on the estimated production volumes in the Reserve Report, the oil and gas production from proved reserves attributable to the Royalty Interests is expected to decline at an annually compounded rate of approximately 9% over the life of the Trust. Based on this decline rate, the production rate during the year preceding the Liquidation Date is estimated to be reduced to approximately one-fourth of the initial production rate attributable to the Royalty Properties.

     The Net Profits Properties generally consist of mature producing properties and Santa Fe does not anticipate substantial additional development during the productive lives of the properties.

     Reservoir engineering studies prepared by or on behalf of Santa Fe indicate that significant additions to Santa Fe's proved reserves attributable to its royalty interests in the Wasson Field may continue to be made through additional enhanced recovery operations. Due to the production limitations applicable to the Wasson Royalties, however, the Trust and Holders would not benefit directly from increased reserves attributable to properties underlying the Wasson Royalties except that such increases will provide additional assurance that the maximum barrels applicable to the Wasson Royalties will be produced. Increases in reserves produced from the Wasson ODC Unit through 2002 will also provide additional reserves available for Support Payments. Such increased reserves are, of course, subject to the same uncertainties and risks described elsewhere under this "Risk Factors" caption in respect of the reserves attributable to the Royalty Properties.

LIMITATIONS ON SUPPORT PAYMENTS


     The Support Payments are intended to provide distribution support to Holders through 2002 in the event of declines in oil and gas prices or production from the Royalty Properties or increases in costs deducted in determining Net Proceeds from the Net Profits Properties. Subject to certain limitations, the Trust is entitled to receive Support Payments only to the extent the amount available for distribution by the Trust for any calendar quarter through 2002 does not otherwise equal or exceed $0.40 per Depositary Unit. Based upon the production estimates set forth in the Reserve Report, as production from the Wasson ODC Unit declines, the production from Santa Fe's royalty interest in the Wasson ODC Unit in excess of the maximum quarterly barrel limitations (which excess is available for Support Payments) is significantly reduced in the later years of the Trust term. See "The Royalty Properties -- The Wasson Properties." Additionally, the Support Payments are limited by the amount of production attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit and are further limited to an aggregate of $20 million on a revolving basis. Under the constant pricing assumptions (including an $11.50 per barrel price for all Wasson production) and production estimates specified in the Reserve Report, Support Payments would not be sufficient or available in the last four years of the support period to pay a full $0.40 minimum quarterly royalty distribution. The estimated quarterly distribution shortfalls range from $0.01 per Depositary Unit in 1999 to $0.22 per Depositary Unit in 2002.



     There is no assurance that Support Payments will be available from Santa Fe's remaining interest in the Wasson ODC Unit in an amount sufficient to enable the Trust to distribute the full supported distribution amount ($0.40 per Depositary Unit) in any quarter. Additionally, the aggregate Support Payments, net of any amounts recouped by Santa Fe pursuant to reductions in the royalties payable with respect to the Royalty Interests as described below, are limited to $20 million ($3.175 per Depositary Unit) on a revolving basis (i.e., subject to replenishment upon recoupment of certain amounts to Santa Fe through reductions in payments from the Wasson Royalties). See "The Royalty Interests -- Support Payments." In the event any Support Payments are made to the Trust, the royalties payable with respect to the Royalty Interests will be reduced in future distribution quarters to the extent necessary to recoup the amount of proceeds paid to the Trust as a result of the Support Payments, provided that such reductions would not reduce distributions to Holders for any quarter below $0.45 per Depositary Unit.

UNCERTAINTIES INVOLVED IN RESERVE ESTIMATES AND POSSIBLE PRODUCTION RISKS

     The value of the Depositary Units and the Trust Units evidenced thereby are substantially dependent upon the proved reserves and production levels attributable to the Royalty Interests. There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth herein, although prepared by independent reservoir engineers in a manner customary in the industry, are estimates only, and actual quantities and values of oil and gas are likely to differ from the estimated amounts set forth herein. In addition, the discounted present values of estimated proved reserves shown herein were prepared using guidelines established by the Commission for disclosure of reserves and should not be considered representative of the market value of such reserves or the Depositary Units or the Trust Units evidenced thereby. A market value determination would include many additional factors.

     Distributions to Holders could be adversely affected if any of the hazards typically associated with the development, production and transportation of oil and gas were to occur, including personal injuries, property damage, damage to productive formations or equipment and environmental damages. Uninsured costs for damages from any of the foregoing will directly reduce payments to the Trust from those Royalty Properties that are working interests, and will reduce payments to the Trust from those Royalty Properties that are royalties and overriding royalties to the extent such damages reduce the volumes of oil and gas produced.

QUARTERLY PRODUCTION LIMITATIONS AFFECTING WASSON ROYALTIES

     In contrast to the Net Profits Royalties, which have no production limitations, the Wasson Royalties are structured with quarterly production limitations. Thus, the Trust and Holders do not receive cash distributions from oil production from the two Wasson production units burdened by the Wasson Royalties in excess of such amounts. While the Wasson ODC Unit is expected to produce at levels substantially in excess of the applicable production limitations, failure of actual production from either of the two Wasson production units to meet or exceed the applicable quarterly production limitations will reduce amounts payable in respect of the Wasson Royalties. See "The Royalty Properties -- The Wasson Properties" for information regarding estimated production from the Wasson ODC Unit and the Wasson Willard Unit. Since the inception of the Trust on October 22, 1992, production from the two Wasson production units has exceeded the applicable quarterly production limitations, although no assurance can be given that future production will continue to exceed applicable limitation amounts.

LACK OF CONTROL OF OPERATIONS AND DEVELOPMENT OF THE ROYALTY PROPERTIES

     Under the terms of the conveyances creating the Royalty Interests, neither the Trustee or the Trust nor the Holders are able to influence or control the operation or future development of the Royalty Properties. Santa Fe operates only a small number of the Royalty Properties. Santa Fe is not expected to be able to significantly influence the operations or future development of the Royalty Properties that are royalty interests or that consist of relatively small working interests. Such operations will generally be controlled by persons unaffiliated with the Trustee and Santa Fe. Santa Fe, however, owns working interests in the Wasson ODC Unit and the Wasson Willard Unit and may be able to exercise some influence, though not control, over unit operations.

     The tertiary recovery operations in the Wasson Field have required substantial capital expenditures and will involve significant future capital expenditures for CO(') acquisition, particularly in the Wasson Willard Unit. A prolonged oil price downturn could cause the operators in the Wasson Field to reassess the economic viability of capital intensive production operations notwithstanding their substantial unrecovered investment. Such decisions will not be in the control of either Santa Fe or the Trustee and could have the effect of substantially reducing expected production from the Wasson Field.

     The current operators of the Royalty Properties are under no obligation to continue operating such properties, and neither the Trustee, the Holders nor Santa Fe will be able to appoint or control the appointment of replacement operators. The operators of the Royalty Properties and any transferee will have the right to abandon any well or property on a Royalty Property that is a working interest if, in its opinion, such well or property ceases to produce or is not capable of producing in commercially paying quantities, and upon termination of any such lease, that portion of the Royalty Interests relating thereto will be extinguished.

CHANGES IN PRODUCTION AND DEVELOPMENT COSTS COULD AFFECT TRUST REVENUES


     In general, the owner of a royalty interest receives a specified portion of the gross sales proceeds of oil and gas production (net of post-production costs and certain taxes) regardless of the production expenses necessary to produce such oil and gas. A working interest owner, however, is obligated for its proportionate share of production expenses. Production expenses typically include labor, fuel, repairs, hauling, pumping, insurance, storage, and supervision and administration. Accordingly, higher or lower production expenses on those portions of the Net Profits Royalties that are working interests will directly decrease or increase the amount received by the Trust. The amount received by the Trust from the Net Profits Royalties which burden royalty interests or the Wasson Royalties, however, will not be directly affected by changes in production costs. According to the Reserve Report, at December 31, 1993, working interests and royalty interests comprised approximately 59% and 41% of the discounted estimated future net revenues attributable to the Net Profits Royalties, respectively. Including the Wasson Royalties, working interests and royalty interests comprised approximately 22% and 78% of the discounted estimated future net revenues attributable to the Royalty Interests, respectively.



     Development costs consist principally of drilling and completion of wells. Payments to the Trust with respect to Net Profits Properties that are working interests are reduced by development costs. Amounts payable to the Trust with respect to production from Net Profits Properties that are royalties are not reduced by development costs, although such costs may affect the working interest owner's decision to develop a property. The Royalty Properties generally consist of mature producing properties and Santa Fe does not anticipate substantial additional development costs during the producing lives of these properties. If the requisite percentage of working interest holders in a production unit approves a development project, all such holders are required to pay their proportionate share of development costs. If additional development costs are incurred with respect to working interests in properties burdened by the Net Profits Royalties, the Trust will not be liable for any development costs, but the amount of such development costs will be deducted when computing Net Proceeds.


POSSIBLE CURTAILMENT OF GAS PRODUCTION; RISKS OF THE MARKET FOR GAS


     At December 31, 1993, approximately one-fourth of the estimated future net revenues from proved reserves of the Royalty Interests was attributable to gas. Thus, the revenues of the Trust and the amount of cash distributions to Holders are dependent upon, among other things, the volume of gas produced and the price at which such gas is sold. Since the early 1980s, the available gas production capacity nationwide has exceeded the demand by users of such gas, resulting in demand-related production curtailments. No assurances can be made that curtailments will not continue to exist. In addition, excess gas production capacity in the United States has generally resulted in downward pressure on gas prices. The effect of any excess production capacity which exists in the future cannot be predicted with certainty; however, any such excess capacity may have a material adverse effect on Trust distributions through its impact on prices and production volumes.


     Due to the seasonal nature of demand for gas and its effect on sales prices and production volumes, the amount of cash distributions by the Trust that are attributable to gas production may vary substantially on a seasonal basis. Generally, gas production volumes and prices tend to be higher during the first and fourth quarters of the calendar year. Because of the lag between Santa Fe's receipt of revenues related to the Net Profits Properties and the dates on which distributions are made to Holders, however, any seasonality that affects production and prices generally should be reflected in distributions to Holders in later periods.

TITLE TO PROPERTIES

     See "The Royalty Properties -- Title to Properties" for a discussion of title risks and issues concerning the effect of the conveyance of the Royalty Interests under state law and Federal bankruptcy laws.

CERTAIN INVESTMENT LIMITATIONS INHERENT IN VIEWING DEPOSITARY UNITS AS "SECURE PRINCIPAL"

     The Depositary Units are designed so that the accreting value of the Treasury Obligations will in general offset the depleting nature of the gas reserves attributable to the Royalty Interests. A Holder who holds 50 Depositary Units as of the record date for the final quarter of the Trust's existence will receive $1,000 upon the maturity of the Treasury Obligations (or $20 per Depositary Unit). The trading price of the Depositary Units will fluctuate prior to the Liquidation Date, which fluctuations may be significant. Such fluctuations may be caused by fluctuations in cash distributions to Holders or other factors relating to the economic performance of the Royalty Properties.

     A Depositary Unit represents a direct beneficial ownership interest in the Trust and a Treasury Obligation. No additional property or interest has been pledged to secure any portion of a Depositary Unit investment. The term "secure principal," when applied to an investment in Depositary Units, is intended to refer only to the zero coupon nature of the Treasury Obligations, which if held to maturity, will return to a Holder its face value (in the amount of $20 per Depositary Unit) at its approximate 14-year maturity. The return of a substantial portion of the initial investment of a Holder of Depositary Units through the maturity of the Treasury Obligations assumes that the Holder will hold the Depositary Units and underlying Treasury Obligations until maturity. Due to the accreting nature of the value of the zero coupon Treasury Obligations, the withdrawal and sale of a Treasury Obligation underlying Depositary Units prior to its maturity will result in the Holder receiving less than the face value for its Treasury Obligation investment. The amount a withdrawing Holder may receive from the sale of a Treasury Obligation prior to its maturity will be affected by such factors as then current interest rates and the small size of the Treasury Obligation relative to typical trades in the secondary market for United States Treasury obligations (which may result in a discount to quoted market values). Over time, the accretion in value of the Treasury Obligations is intended to offset to some extent the inherent decline in value of the Trust Units as production from the Royalty Interests declines. An early withdrawal and sale of the underlying Treasury Obligations will eliminate this offset and leave the holder with an investment in withdrawn, non-transferable Trust Units which are expected to decrease in value over time. The accretion in value of the Treasury Obligations will also generate taxable income to Holders of Depositary Units without corresponding distributable cash. See "Federal Income Tax Consequences."

     An investment in Depositary Units should not, therefore, be viewed as a "secured" investment to the extent that the market price of the Depositary Units may fluctuate prior to the Liquidation Date and to the extent of the effects of withdrawal and sale of a Treasury Obligation prior to its maturity.

LIMITED VOTING RIGHTS OF HOLDERS

     While Holders have certain voting rights pursuant to the terms of the Trust Agreement, these rights are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of Holders or for an annual or other periodic re-election of the Trustee. Amendments to the Trust Agreement require the affirmative vote of the holders of a majority of the outstanding Trust Units. Any such amendment is binding on all Holders, regardless of whether they vote for or against such amendment. See "Description of the Trust and the Trust Agreement -- Voting Rights of Holders of Trust Units."

POSSIBLE ADVERSE TREATMENT OF ROYALTY INTERESTS IN BANKRUPTCY OF SANTA FE

     It is not entirely clear that all of the Royalty Interests would be treated as fully conveyed real or personal property interests under the laws of each of the states in which the Royalty Properties are located. If during the term of the Trust, Santa Fe were to become the subject of a Federal bankruptcy proceeding and a determination were made in such proceeding that the Royalty Interests do not constitute fully conveyed property interests, the Conveyances conveying the Royalty Interests (including the additional Wasson ODC Royalty conveyed in respect of Support Payments) could be subject to possible rejection as an executory contract. In such event, the Trust would be treated as an unsecured creditor of Santa Fe. Although no assurance can be given and no formal legal opinions have been obtained, based upon discussions with legal counsel Santa Fe does not believe that the Conveyances (other than conveyances of Royalty Interests in Louisiana properties) should be subject to rejection in a bankruptcy proceeding as executory contracts. A mortgage on the Louisiana Royalty Properties burdened by the Conveyance has been granted in favor of the Trust to secure the Trust's interests in such Royalty Properties, which should enhance the Trust's position in the event of such a proceeding. See "The Royalty Properties -- Title to Properties."

POSSIBLE LACK OF LIMITED LIABILITY OF HOLDERS


     The Trust is intended to be classified as an "express trust" under Texas law and thus subject to the Texas Trust Code. Under the Texas Trust Code, a trust beneficiary will not be held personally liable for obligations incurred by the Trust except in limited circumstances principally related to wrongful conduct by the trust beneficiary. It is unclear whether the Trust constitutes an "express trust" under the Texas Trust Code. If the Trust were held not to be an express trust a Holder could be held jointly and severally liable in the event that the satisfaction of such liability was not by contract limited to the assets of the Trust and insurance proceeds and the assets of the Trust were insufficient to discharge such liability. Examples of such liability would include liabilities arising under environmental laws and damages arising from product liability and personal injury in connection with the Trust's business. Santa Fe has neither sought nor received an opinion of counsel on the matter due to the lack of conclusive precedent. However, after discussions with legal counsel, Santa Fe believes that, because of the value of the Trust assets which could first be reached by any Trust creditor or claimant, the passive nature of the Royalty Interests constituting the Trust assets and restrictions on the ability of the Trustee to engage in active business operations, the imposition of any liability on a Holder is unlikely.


TAX CONSIDERATIONS

     Classification and Taxation of the Trust May be Successfully
Challenged. The Trust has received an opinion of Counsel that the Trust is a "grantor trust" for Federal income tax purposes, and that each Holder will be taxed directly on his pro rata share of the income attributable to assets of the Trust, and will be entitled to claim depletion deductions equal to the greater of percentage depletion or cost depletion on a portion of such income (computed on a portion of the basis of his Depositary Units) and his pro rata share of other deductions of the Trust. Counsel believes that its opinion is in accordance with the present position of the Internal Revenue Service (the "IRS") regarding such trusts. Neither Santa Fe nor the Trustee has requested a ruling from the IRS regarding any tax matters, however. There can be no assurance that Santa Fe or the Trust would be granted such a ruling if requested or that the IRS will not change its position in the future. The tax treatment of the Trust and Holders could be materially different from that described above if the IRS were to successfully challenge that treatment. See "Federal Income Tax Consequences."


     Allocation of Purchase Price and Original Issue Discount. The purchaser of a Depositary Unit will be required to allocate his purchase price between the underlying Treasury Obligations and Trust Units on a relative fair market value basis. Because the Trust is a grantor trust, the Holder will be required to further allocate that portion of his purchase price allocated to the Trust Units among the assets of the Trust on a relative fair market value basis. Because the Treasury Obligations and the assets of the Trust will produce original issue discount income to a Holder as well as royalty income subject to depletion, the manner in which a Holder allocates his purchase price (which allocation may be challenged by the IRS) may materially affect the amount or timing of the Holder's recognition of taxable income. Each purchaser of a Depositary Unit will be required to recognize original issue discount income for federal tax purposes with respect to the Treasury Obligations even though no cash distributions will be made with regard thereto prior to the Liquidation Date, and such original issue discount income and the taxes imposed thereon may exceed the amount of Trust distributions. In general, each payment (at the time the amount of such payment becomes fixed) made to the Trust with respect to the Wasson Royalties will be treated first as consisting of a payment of interest to the extent of interest deemed accrued under the original issue discount rules of Sections 1272 through 1275 of the Internal Revenue Code of 1986, as amended, and the excess (if any) will be treated as a payment of principal. See "Federal Income Tax Consequences -- Interest Income."


POTENTIAL CONFLICTS OF INTEREST AMONG SANTA FE, THE TRUST AND THE HOLDERS

     The interests of Santa Fe and the Trust with respect to the Royalty Properties could at times be different. To the extent Santa Fe is a working interest owner in Royalty Properties, Santa Fe could have interests that conflict with the interests of the Trust and Holders. For example, due to a number of factors including, but not limited to, future budgetary considerations, Santa Fe could substantially curtail production or curtail or delay the timing of future capital expenditures relating to the Royalty Properties. Santa Fe may also approve the incurrence of development costs on Net Profits Properties that are working interests, thus reducing net proceeds from such properties in the near term. Such decisions may have the effect of changing the amount or timing of future distributions to the Trust and the Holders. In addition, Santa Fe's interests may conflict with that of the Trust and Holders in situations involving the sale of the Royalty Properties. In certain circumstances, Santa Fe has the right to compel the Trust to sell its Net Profits Royalties in properties to be sold by Santa Fe. While the Trust will receive distributions of proceeds from these sales, such sales could have the effect of reducing aggregate distributions ultimately paid to the Trust and the Holders. Santa Fe also has the right to sell any of the Royalty Properties, subject to the Royalty Interests, to third parties who will then have responsibility for accounting for the Royalty Interests with respect to the sold property. Sales to such third parties may not be in the best interests of the Trust and the Holders. See "The Royalty Interests -- Sale and Abandonment of Royalty Properties."

     The Support Payment provisions could also result in situations in which the interests of Santa Fe and the Trust were different. Such differences could relate to, among other things, the timing and control of expenditures, contract negotiations, production volumes and other matters that could affect distributions to Holders.

POSSIBLE EFFECTS OF GOVERNMENTAL REGULATIONS

     The operation of the Royalty Properties and the sale of oil and gas produced from such properties are subject to various Federal, state and local laws and regulations relating to, among other things, the transportation of gas, allowable production and environmental matters. In 1989, the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") was enacted which removed all remaining Federal price controls on gas. Under current market conditions, deregulated gas prices under new contracts tend to be substantially lower than most regulated price ceilings previously in effect. See "The Royalty
Properties -- Marketing of Production" and "-- Regulation of Oil and Gas."

                             THE ROYALTY INTERESTS

     The Royalty Interests held by the Trust, which were conveyed to the Trust at the closing of the initial public offering of Depositary Units in November 1992, consist of the Wasson Royalties and the Net Profits Royalties. The Wasson Royalties were conveyed out of royalty interests owned by Santa Fe (the "Wasson Royalty Properties") in the Wasson Willard Unit and the Wasson ODC Unit located in the Wasson Field. The Net Profits Royalties were conveyed out of the Net Profits Properties owned by Santa Fe, which Net Profits Properties consist of Santa Fe's royalty interests and working interests in producing oil and gas properties located in 12 states and related state waters.

     The Wasson Royalties were conveyed from Santa Fe to the Trust pursuant to a single instrument of conveyance (the "Wasson Conveyance"). The Net Profits Royalties were conveyed from Santa Fe to the Trust pursuant to separate, substantially similar conveyances (the "Net Profits Conveyances") except with respect to the Net Profits Royalties in properties located within the State of Louisiana and its related state waters. Due to the effect of certain Louisiana laws governing the transfer of properties to trusts, the Louisiana Net Profits Royalties were conveyed from Santa Fe to the Trust pursuant to a separate conveyance in the form of a secured interest in proceeds of production from such properties (the "Louisiana Conveyance"). The Louisiana Conveyance provides the Trust with the economic equivalent of the Net Profits Royalties determined with respect to the Net Profits Properties located in Louisiana. The Net Profits Conveyances, Wasson Conveyance and Louisiana Conveyance are referred to collectively as the "Conveyances."

     The Conveyances (other than the Louisiana Conveyance) are recorded in the appropriate real property records in each county or parish where the respective Royalty Properties are located so as to give notice of the Royalty Interests to Santa Fe's creditors and transferees, who would take the Royalty Properties subject to the Royalty Interests. The Conveyances (other than the Louisiana Conveyance) are intended to convey the Royalty Interests as real property interests under applicable state law. The Louisiana Conveyance constitutes a conveyance of personal property under Louisiana law, but it is registered under the Louisiana registry records and secured by a mortgage on the underlying leaseholds or royalty interests of Santa Fe.

     Santa Fe owns the Royalty Properties subject to and burdened by the Royalty Interests. Santa Fe receives all payments relating to the sale of production from the Royalty Properties and is required, pursuant to the Conveyances, to pay to the Trust the portion thereof attributable to the Royalty Interests. Under the Conveyances, the amounts payable with respect to the Royalty Interests are computed with respect to each calendar quarter, and such amounts are paid by Santa Fe to the Trust not later than 60 days after the end of each calendar quarter. The amounts paid to the Trust do not include interest on any amounts payable with respect to the Royalty Interests which are held by Santa Fe prior to payment to the Trust. Santa Fe is entitled to retain any amounts attributable to the Royalty Properties which are not required to be paid to the Trust with respect to the Royalty Interests.

     The following descriptions of the Wasson Royalties and the Net Profits Royalties, and the calculation of amounts payable to the Trust in respect thereof, are subject to and qualified by the more detailed provisions of the Conveyances included as exhibits to the Registration Statement of which this Prospectus constitutes a part.

THE WASSON ROYALTIES

     The Wasson ODC Royalty. The Wasson ODC Royalty was conveyed out of Santa Fe's 12.3934% royalty interest in the Wasson ODC Unit and entitles the Trust to receive quarterly royalty payments with respect to oil production from the Wasson ODC Unit for each calendar quarter during the period ending on December 31, 2007. The royalties payable with respect to the Wasson ODC Royalty for any calendar quarter are determined by multiplying (a) the Average Per Barrel Price (as defined below) received for such quarter with respect to oil production from the Wasson ODC Unit by (b) the Royalty Production (as defined below) for such quarter related to the Wasson ODC Royalty.

     "Royalty Production" for the Wasson ODC Royalty is defined as 12.3934% of the lesser of (i) the actual number of gross barrels of oil produced for such quarter from the Wasson ODC Unit and (ii) the applicable maximum quarterly gross production limitation set forth in the table below. The table also shows the maximum number of barrels of Royalty Production that may be produced per quarter in respect of the Wasson ODC Royalty (12.3934% of the quarterly gross production limitation).


                                                   WASSON ODC           WASSON ODC
                  CALENDAR QUARTERS            ROYALTY QUARTERLY     ROYALTY MAXIMUM
                  IN THE YEAR ENDING            GROSS PRODUCTION      NET QUARTERLY
                     DECEMBER 31,              LIMITATION (MBBLS)   PRODUCTION (MBBLS)
        -------------------------------------- ------------------   ------------------
               1994...........................        418                  51.8
               1995...........................        515                  63.8
               1996...........................        521                  64.6
               1997...........................        539                  66.8
               1998...........................        532                  65.9
               1999...........................        561                  69.5
               2000...........................        522                  64.7
               2001...........................        504                  62.5
               2002...........................        530                  65.7
               2003...........................        582                  72.1
               2004...........................        604                  74.9
               2005...........................        536                  66.4
               2006...........................        502                  62.2
               2007...........................        486                  60.2

     Based upon the Reserve Report, estimated production of oil from proved reserves attributable to the Wasson ODC Unit for each calendar quarter during the remaining approximately 14-year term of the Wasson ODC Royalty will exceed the quarterly gross production limitations over the term of the Trust, although such excess will narrow in the latter years of the term of the Trust. Net production to Santa Fe from the Wasson ODC Unit during the year ended December 31, 1993 averaged 163.0 MBbls per quarter, which amount exceeded the Wasson ODC Royalty maximum net quarterly production limitation applicable to such period by an average of 121.4 MBbls. See "The Royalty Properties -- The Wasson Properties" for a further discussion of historical and estimated future production from the Wasson ODC Unit.


     The Wasson ODC Royalty will terminate on December 31, 2007. Thus, the Trust will receive a final quarterly distribution from the Wasson ODC Royalty in respect of the fourth quarter of 2007 on or about the Liquidation Date.


     The Wasson Willard Royalty. The Wasson Willard Royalty was conveyed out of Santa Fe's 6.83548% royalty interest in the Wasson Willard Unit and entitles the Trust to receive quarterly royalty payments with respect to oil production from the Wasson Willard Unit for each calendar quarter terminating on December 31, 2003. The royalty payable for any calendar quarter is determined by multiplying
(a) the Average Per Barrel Price (as defined below) received for such quarter with respect to oil production from the Wasson Willard Unit by (b) the Royalty Production (as defined below) for such quarter related to the Wasson Willard Royalty.


     "Royalty Production" for the Wasson Willard Royalty is defined as 6.83548% of the lesser of (i) the actual number of gross barrels of oil produced for such quarter from the Wasson Willard Unit and (ii) the applicable maximum quarterly gross production limitation set forth in the table below. The table also shows the maximum number of barrels of Royalty Production that may be produced per quarter in respect of the Wasson Willard Royalty (6.83548% of the quarterly gross production limitation).


                                                 WASSON WILLARD       WASSON WILLARD
                  CALENDAR QUARTERS            ROYALTY QUARTERLY     ROYALTY MAXIMUM
                  IN THE YEAR ENDING            GROSS PRODUCTION      NET QUARTERLY
                     DECEMBER 31,              LIMITATION (MBBLS)   PRODUCTION (MBBLS)
        -------------------------------------- ------------------   ------------------
               1994...........................        514                  35.1
               1995...........................        494                  33.8
               1996...........................        474                  32.4
               1997...........................        455                  31.1
               1998...........................        437                  29.9
               1999...........................        390                  26.7
               2000...........................        323                  22.1
               2001...........................        268                  18.3
               2002...........................        222                  15.2
               2003...........................        175                  12.0



     The quarterly gross production limitation applicable to the Wasson Willard Royalty is approximately equal to the proved reserve production projected in the Reserve Report. Thus, neither the Trust nor the Holders will benefit from production from the Wasson Willard Unit in excess of the production estimates in the Reserve Report. The Reserve Report reflects no production from the Wasson Willard Royalty after the year 2003 because the Wasson Willard Royalty terminates on December 31 of such year. Net production to Santa Fe from the Wasson Willard Unit during the year ended December 31, 1993 averaged 37.3 MBbls per quarter, which amount exceeded the Wasson Willard Royalty maximum net quarterly production limitation attributable to such period by an average of 1.8 MBbls. See "The Royalty Properties -- The Wasson Properties" for additional information concerning historical and estimated future production from the Wasson Willard Unit.


     Average Per Barrel Price. The "Average Per Barrel Price" with respect to the Wasson Royalties for any calendar quarter generally means (a) the aggregate revenues received by Santa Fe for such quarter from the sale of oil production from its royalty interest in the Wasson Field production unit to which the particular

Wasson Royalty relates less certain actual costs for such quarter which consist of post-production costs (including gathering, transporting, separating, processing, treatment, storing and marketing charges), costs of litigation concerning title to or operations of the Wasson Royalties, severance taxes, ad valorem taxes, excise taxes (including windfall profits taxes, if any), sales taxes and other similar taxes imposed upon the reserves or upon production, delivery or sale of such production, costs of audits, insurance premiums and amounts reserved for the foregoing, divided by (b) the aggregate number of barrels produced for such quarter from its royalty interest in the Wasson Field production unit to which the particular Wasson Royalty relates.

THE NET PROFITS ROYALTIES


     The Net Profits Royalties entitle the Trust to receive, on a quarterly basis, 90% of the Net Proceeds (as defined in the Net Profits Conveyances) from the sale of production from the Net Profits Properties. The Net Profits Royalties are not limited in term, although under the Trust Agreement the Trustee is directed to sell the Net Profits Royalties prior to February 15, 2008. The definitions, formulas, accounting procedures and other terms governing the computation of Net Proceeds are detailed and extensive, and reference is made to the Net Profits Conveyances and the Louisiana Conveyance for a more detailed discussion of the computation thereof.


     Calculation of Net Proceeds. "Net Proceeds" generally means, for any calendar quarter, (a) with respect to Net Profits Properties that are conveyed from working interests, the excess of Gross Proceeds (as defined below) over all costs, expenses and liabilities incurred in connection with exploring, prospecting and drilling for, operating, producing, selling and marketing oil and gas, including, without limitation, all amounts paid as royalties, overriding royalties, production payments or other burdens against production pursuant to permitted encumbrances, delay rentals, payments in connection with the drilling or deferring of drilling any well in the vicinity, adjustment payments to others in connection with contributions upon pooling, unitization or communitization, rent for use of or damage to the surface, costs under any joint operating unit or similar agreement, costs incurred with respect to reworking, drilling, equipping, plugging back, completing and recompleting wells, making production ready or available for market, constructing production and delivery facilities, producing, transporting, compressing, dehydrating, separating, treating, storing and marketing production, secondary or tertiary recovery or other operations conducted for the purpose of enhancing production, litigation concerning title to or operation of the working interests, renewals and extensions of leases, and taxes, and (b) with respect to Net Profits Properties that are conveyed from royalty interests, the excess of Gross Proceeds over all costs, expenses and liabilities incurred in making production available or ready for market, including, without limitation, costs paid for gathering, transporting, compressing, dehydrating, separating, treating, storing and marketing oil and gas, litigation concerning title to or operation of royalty interests, taxes, costs of audits and insurance premiums.

     "Gross Proceeds" generally means, for any calendar quarter, the amount of cash received by Santa Fe during such quarter from the sales of oil and gas produced from the Net Profits Properties excluding (a) all amounts attributable to nonconsent operations conducted with respect to any working interest in which Santa Fe or its assignee is a nonconsenting party and which is dedicated to the recoupment or reimbursement of penalties, costs and expenses of the consenting parties, (b) damages arising from any cause other than drainage or reservoir injury, (c) rental for reservoir use, (d) payments in connection with the drilling of any well on or in the vicinity of the Net Profits Properties and (e) all amounts set aside as reserved amounts. Gross Proceeds do not include (x) consideration for the transfer or sale of the Net Profits Properties (except as provided below under "Sale and Abandonment of Royalty Properties") or (y) any amount not received for oil and gas lost in the production or marketing thereof or used by the owner of the Net Profits Properties in drilling, production and plant operations. Gross Proceeds include payments for future production to the extent they are not subject to repayment in the event of insufficient subsequent production.

     If a dispute arises as to the correct or lawful sales prices of any oil or gas produced from any of the Net Profits Properties, then for purposes of determining whether the amounts have been received by the owner of the Net Profits Properties and therefore constitute Gross Proceeds (a) the amounts withheld by a purchaser and deposited with an escrow agent shall not be considered to be received by the owner of the Net Profits Properties until actually collected, (b) amounts received by the owner of the Net Profits Properties and promptly deposited with a non-affiliated escrow agent will not be considered to have been received until disbursed to it by such escrow agent and (c) amounts received by the owner of the Net Profits Properties and not deposited with an escrow agent will be considered to have been received.

     The Trust is not liable to the owners or operators of the Net Profits Properties for any operating, capital or other costs or liabilities attributable to the Net Profits Properties or oil and gas produced therefrom, and the Trustee is not obligated to return any income received from the Net Profits Royalties. Overpayments to the Trust will reduce future amounts payable.

     Santa Fe is required to and will maintain books and records sufficient to determine the amounts payable with respect to the Net Profits Royalties. Santa Fe is also required to deliver to the Trust a statement of the computation of the Net Proceeds attributable to each calendar quarter. Santa Fe causes an annual computation of Net Proceeds to be audited and the cost of such audit is borne by the Trust. See "Description of the Trust and the Trust
Agreement -- Fees and Expenses."

     The Net Profits Properties generally consist of mature producing properties and Santa Fe does not anticipate substantial additional development costs during the producing lives of these properties.

SUPPORT PAYMENTS


     The Wasson Conveyance provides that the Trust is entitled to additional quarterly royalty payments, subject to certain limitations, from an additional royalty burdening Santa Fe's interests in the Wasson ODC Unit during the period ending on December 31, 2002 (the "Support Period") in the event that the net cash available for distribution to Holders from the Royalty Interests for any calendar quarter during the Support Period is less than an amount sufficient to distribute to Holders a minimum supported quarterly royalty per Depositary Unit equal to $0.40 (the "Minimum Quarterly Royalty"). The distribution declared with respect to the fourth quarter of 1993 includes a Support Payment of approximately $362,000 (approximately $0.06 per Depositary Unit). This Support Payment was required primarily due to lower realized oil prices and unanticipated capital expenditures incurred with respect to the Net Profits Properties, a substantial portion of which is related to the drilling of new wells.



     Calculation of Amount of Support Payment. Support Payments payable to the Trust for any calendar quarter during the Support Period shall be equal to the additional amount necessary to cause the Minimum Quarterly Royalty for such quarter to be paid by the Trust in respect of all outstanding Trust Units; provided that the aggregate amount of Support Payments, net of any amounts recouped by Santa Fe pursuant to reductions in the royalties payable with respect to the Royalty Interests as described below, is limited to $20 million (the "Aggregate Support Payment Limitation Amount"), as such amount may be replenished upon recoupment of any prior Support Payments as described in the following paragraph.


     Reduction of Royalty Interests. In the event Support Payments are paid to the Trust for any quarter, the royalties payable with respect to the Royalty Interests will be reduced in future quarters (including quarters after the Support Period but prior to the Liquidation Date) after the Trust has received (or amounts are set aside for payment of) proceeds from the Royalty Interests in amounts sufficient to pay 112.5% of the Minimum Quarterly Royalty ($0.45 per Depositary Unit) on all Trust Units outstanding at the end of such quarter, in order to permit Santa Fe to recoup the aggregate amount of any prior unrecouped Support Payments. Any such reduction in royalties payable with respect to the Royalty Interests would be made first to the Wasson ODC Royalty and then, if additional reductions are necessary, from the Wasson Willard Royalty. The effect of such reductions in the royalties payable with respect to the Wasson Royalties would be to eliminate distributions in excess of $0.45 per Depositary Unit until the Support Payments, if any, received by the Trust have been recouped by Santa Fe through such reductions in the Wasson Royalties.

     Proportionate Reduction of Minimum Quarterly Royalty and Aggregate Support Payment Limitation Amount Upon Certain Sales. In the event that Santa Fe causes the Trust to sell or release a portion of the Net Profits Royalties in connection with the sale by Santa Fe of underlying Net Profits Properties as described below under "-- Sale and Abandonment of Royalty Properties," the Minimum Quarterly Royalty and the Aggregate Support Payment Limitation Amount will be adjusted proportionately downward to equal the product resulting from multiplying each of the Minimum Quarterly Royalty and the Aggregate Support Payment Limitation Amount by a fraction, the numerator of which will be the Remaining Royalty Interests Amount (defined below) and the denominator of which will be the Existing Royalty Interests Amount (defined below). For such purposes, the "Remaining Royalty Interests Amount" means, at any time, the Existing Royalty Interests Amount (defined below) less the present value of the future net revenues attributable to the portion of the Net Profits Royalties sold by the Trust, determined by reference to the reserve report for the Royalty Properties prepared in accordance with Commission guidelines, as of the December 31 immediately preceding the date of the sale. The "Existing Royalty Interests Amount" means, at any time, the then present value of the future net revenues attributable to the Royalty Interests (including the portion sold or released by the Trust), determined by reference to the reserve report for the Royalty Properties prepared in accordance with Commission guidelines as of the December 31 immediately preceding the date of the sale. Following any such sale of Net Profits Royalties, the Trustee will notify the Holders of the adjusted Minimum Quarterly Royalty and the adjusted Aggregate Support Payment Limitation Amount.


SALE AND ABANDONMENT OF ROYALTY PROPERTIES

     Santa Fe and any transferees of the Net Profits Properties have the right to abandon any well or property on a Net Profits Property that is a working interest if, in its opinion, such well or property ceases to produce or is not capable of producing in commercially paying quantities, and upon termination of any such lease that portion of the Net Profits Royalties relating thereto will be extinguished. The Net Profits Conveyance provides that Santa Fe may establish reasonable cash reserves from the net proceeds from sales of production attributable to the working interests from which the Net Profits Royalties will be conveyed to pay the costs of plugging and abandoning uneconomic wells.

     The trust agreement establishing the Trust provides that Santa Fe may sell the Royalty Properties, subject to and burdened by the Royalty Interests, without the consent of the Holders. In addition, Santa Fe may, without the consent of the Holders, require the Trust to release up to $5 million of the Net Profits Royalties in any 12-month period (limited to $15 million in the aggregate for all sales prior to January 1, 2002) in connection with a sale of the Net Profits Properties provided that the Trust receives an amount equal to 90% of the net proceeds received by Santa Fe with respect to the Net Profits Properties so sold and such cash price represents the fair market value of such properties (which fair market value for sales in excess of $500,000 will be determined by independent appraisal). Such sales can be required of the Trust without regard to any dollar limitation on and after December 31, 2005. Any net sales proceeds paid to the Trust are distributable to Holders for the quarter in which they are received. Santa Fe has not identified for sale any of the Royalty Properties. Under the trust agreement establishing the Trust, the Trustee is required to sell all of the Net Profits Royalties prior to the Liquidation Date. The proceeds of such sale, together with the matured face amount of the Treasury Obligations, will be distributed to Holders on or prior to the Liquidation Date. Under the Trust Agreement, Santa Fe has the right of first refusal to purchase any of the Royalty Interests at the fair market value, or if applicable at the offered third-party price, on or prior to the Liquidation Date.

                             THE ROYALTY PROPERTIES

     The Royalty Interests were conveyed by Santa Fe to the Trust from its interests in two groups of domestic oil and gas properties. The Wasson Royalties were conveyed out of Santa Fe's royalty interests in two oil production units, the Wasson Willard Unit and the Wasson ODC Unit located in the Wasson Field in the Permian Basin of West Texas. The Wasson Field is the sixth largest oil field in the United States covering over 70,000 surface acres with over 2,000 producing wells. Since its discovery in 1936, the Wasson Field has produced over
1.7 billion barrels of oil. The Net Profits Royalties burden royalty and working interests of Santa Fe in a diversified portfolio of producing oil and gas properties located in established oil and gas producing areas in 12 states and related state waters.

RESERVES


     Royalty Interests. The following table summarizes proved reserves estimated as of December 31, 1993 and certain related information for each of the Wasson Royalties and the Net Profits Royalties. This information is derived from the Reserve Report. The reserves and related information concerning the Net Profits Royalties have been segregated between those properties that are working interests and those that are royalty interests. Proved reserve quantities for the Wasson Royalties are calculated by multiplying the net revenue interest attributable to the Wasson Royalties in effect for a given year by the total amount of oil and gas estimated to be economically recoverable from the respective production units (subject to limitation by applicable maximum quarterly production amounts). Reserve quantities are calculated differently for the Net Profits Royalties because such interests do not entitle the Trust to a specific quantity of oil or gas but to the Net Proceeds derived therefrom. Proved reserves attributable to the Net Profits Royalties are calculated by deducting an amount of oil or gas sufficient, if sold at the prices used in preparing the reserve estimates for the Net Profits Royalties contained in the Reserve Report, to pay the future estimated costs and expenses deducted in the calculation of Net Proceeds with respect to the Net Profits Royalties. Accordingly, the reserves presented for the Net Profits Royalties reflect quantities of oil and gas that are free of future costs or expenses if the price and cost assumptions set forth in the Reserve Report occur. The Reserve Report was prepared in accordance with criteria established by the Commission and, accordingly, assumes constant prices and costs in effect as of the date of the Reserve Report throughout the life of the reserves. Estimated future net revenues and the discounted present value thereof were determined using oil prices of $11.50, $11.50 and $11.97 per barrel with respect to production from the Wasson ODC Unit, the Wasson Willard Unit and the Net Profits Royalties, respectively, a weighted average gas price of $2.12 per Mcf and a discount rate of 10%.



                                  WASSON ROYALTIES                  NET PROFITS ROYALTIES
                           -------------------------------     -------------------------------
                           WASSON      WASSON
                             ODC       WILLARD                 ROYALTY     WORKING
                           ROYALTY(1)  ROYALTY     TOTAL(1)    INTERESTS   INTERESTS    TOTAL      TOTAL(1)
                           -------     -------     -------     -------     -------     -------     --------
Proved developed:
  Oil (MBbls)............    5,535       1,026       6,561         649         555       1,204        7,765
  Gas (MMcf).............       --          --          --       3,711       7,189      10,900       10,900
Proved undeveloped:
  Oil (MBbls)............       --          --          --          --           4           4            4
  Gas (MMcf).............       --          --          --          --         221         221          221
Total proved:
  Oil (MBbls)............    5,535       1,026       6,561         649         559       1,208(2)     7,769(2)
  Gas (MMcf).............       --          --          --       3,711       7,410      11,121       11,121
Future Net Revenues (in
  thousands).............  $58,681     $10,715     $69,396     $15,718     $22,430     $38,148     $107,544
Future Net Revenues
  discounted at 10% (in
  thousands).............  $33,198     $ 7,314     $40,512     $10,221     $14,583     $24,804     $ 65,316


                                               (See footnotes on following page)

- ---------------


(1) The information presented includes 1,891 MBbls of oil, $20,000,000 of estimated future net revenues and $12,663,000 of discounted estimated future net revenues attributable to the additional royalty in respect of Support Payments which would be paid under the pricing assumptions and production estimates specified in the Reserve Report. Any Support Payments would be made from funds which would otherwise be paid to Santa Fe in respect of Santa Fe's retained royalty interest in the Wasson ODC Unit. The amount of actual Support Payments paid to the Trust, if any, will be dependent upon
    (i) the actual oil and gas prices received by the Trust and (ii) the actual production from the Royalty Properties.



(2) Includes 57 MBbls of natural gas liquids with a weighted average price at December 31, 1993 of $12.58 per barrel.



     Information concerning historical revisions, extensions, discoveries, additions and production from proved reserves attributable to the Royalty Properties, and the calculation of the standardized measure of discounted future net revenues related thereto, is contained in the unaudited financial information of the Trust contained herein. The Trust has not filed reserve estimates covering the Royalty Properties with any other Federal authority or agency.


     Santa Fe believes that significant quantities of probable and possible reserves exist in the Wasson ODC and Wasson Willard production units. The Trust will benefit from future increases in proved reserves or production attributable to any probable or possible reserves only to the extent that such reserves serve to provide additional assurance that the maximum barrels will be produced from each of the Wasson Royalties and, in the case of the Wasson ODC Royalty, to provide additional reserves available for Support Payments. Due to the production limitations, however, these future increases will not otherwise directly benefit the Trust or Holders and Santa Fe is retaining the excess production potential of these properties.

     Proved Reserves Available for Support Payments. The following estimates of proved reserve production and related future net revenues during each of the calendar years in the Support Period are attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit from which an additional royalty would be paid in order to provide Support Payments to the Trust. The amounts shown are annual estimates. Support Payments will be made from royalties on actual quarterly production. The amounts include proved reserves and future net revenues attributable to the additional royalty paid to the Trust in respect of Support Payments. Such information is based upon the constant pricing assumptions and production estimates made in the Reserve Report. The aggregate amount of Support Payments (net of any amount recouped by Santa Fe) are limited by the amount of production attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit and are further limited to an aggregate of $20 million on a revolving basis. Under the constant pricing assumptions (including an $11.50 per barrel price for all Wasson production) and production estimates specified in the Reserve Report, the Trust is projected to pay the $0.40 minimum quarterly royalty for each quarter through 1998. Thereafter, Support Payments would not be sufficient or available in the last four years of the Support Period to pay a full $0.40 minimum quarterly royalty distribution. The estimated quarterly distribution shortfalls range from $0.01 per Depositary Unit in 1999 to $0.22 per Depositary Unit in 2002. Actual amounts of Support Payments, if any are so required, will be dependent upon oil and gas prices and production levels realized by the Trust in each quarter. See "The Royalty Interests -- Support Payments."



                                                                ESTIMATED      ESTIMATED
                                                                ANNUAL         ANNUAL
                                                                PRODUCTION     FUTURE
                                                                  OF             NET
                                                                PROVED         REVENUES
                                                                RESERVES         (IN
        YEAR                                                    (MBBLS)(1)     THOUSANDS)
        -----------------------------------------------------   ------         -------
        1994.................................................    462.0           4,841
        1995.................................................    413.9           4,345
        1996.................................................    411.0           4,324
        1997.................................................    402.0           4,243
        1998.................................................    385.2           4,074
        1999.................................................    347.4           3,681
        2000.................................................    339.1           3,600
        2001.................................................    290.4           3,090
        2002.................................................    221.6           2,360
                                                                ------         -------
                  Total......................................   3,272.6        $34,558(2)
                                                                ------         -------
                                                                ------         -------


- ---------------

(1) Includes reserves and future net revenues attributable to additional royalties paid in respect of Support Payments that are included in the Royalty Interests of the Trust.


(2) The discounted value of the aggregate estimated future net revenues is $23,815,000.


THE WASSON PROPERTIES


     The Wasson Royalties were conveyed out of Santa Fe's 12.3934% royalty interest in the Wasson ODC Unit and its 6.83548% royalty interest in the Wasson Willard Unit, located in the Wasson Field. Santa Fe also owns significant working interests in each of these units. Santa Fe's production from the Wasson Field commenced in 1939. A secondary waterflooding phase in the Wasson Field began in the early 1960s. The Wasson Field has been significantly redeveloped for tertiary recovery operations utilizing CO(') flooding, which commenced in 1984. Gross capital expenditures in excess of $600 million have been made by all working interest owners in respect of these operations in the Wasson ODC Unit and Wasson Willard Unit. Most of the capital expenditures for plant, facilities, wells and equipment necessary for such tertiary recovery operations in the Wasson Field have been made, although significant further capital expenditures for CO(') acquisition will be required, particularly in the Wasson Willard Unit. The Wasson Royalties do not bear development costs or operating costs (including CO(') acquisition costs).


     The Wasson ODC Unit covers approximately 7,840 gross acres with approximately 315 producing oil wells and is operated by Amoco Production Company. The Wasson Willard Unit covers approximately 13,520 gross acres with approximately 338 producing oil wells and is operated by a subsidiary of Atlantic Richfield

Company. Production attributable to Santa Fe's royalty interest in the Wasson ODC and Wasson Willard Units is marketed by Santa Fe and in some cases is sold at the wellhead at market responsive prices that approximate spot oil prices for West Texas Sour crude, and in other cases such production is sold at points within common carrier pipeline systems on terms whereby Santa Fe pays the cost of transporting same to such points.

     The following bar graph depicts estimated production of proved reserves attributable to Santa Fe's 12.3934% royalty interest in the Wasson ODC Unit and the portion of such estimated production attributable to the Wasson ODC Royalty, based upon estimates contained in the Reserve Report. The Wasson ODC Royalty terminates on December 31, 2007. Production attributable to Santa Fe's royalty interest in excess of the Wasson ODC Royalty production is available for Support Payments during the remaining approximately nine-year period ending on December 31, 2002 up to a maximum of $20 million on a revolving basis. Actual production from the Wasson ODC Unit may vary significantly from the following estimates. Neither the Trust nor the Holders will directly benefit from any future increases in proved reserves or production, but any such increases will improve the likelihood that the maximum royalty production levels will be produced from the Wasson ODC Unit.

          ESTIMATED NET PROVED RESERVE PRODUCTION FROM WASSON ODC UNIT
       ATTRIBUTABLE TO SANTA FE'S ROYALTY INTEREST AND WASSON ODC ROYALTY
                           (BASED ON RESERVE REPORT)

     The following bar graph depicts estimated production of proved reserves attributable to the Wasson Willard Royalty based upon estimates contained in the Reserve Report. The Wasson Willard Royalty terminates on December 31, 2003. Actual production from the Wasson Willard Unit may vary significantly from the following estimates. Neither the Trust nor the Holders will directly benefit from any future increases in proved reserves or production, but any such increases will provide additional assurance that the maximum production levels of the Wasson Willard Royalty will be produced from the Wasson Willard Unit.


        ESTIMATED NET PROVED RESERVE PRODUCTION FROM WASSON WILLARD UNIT
                     ATTRIBUTABLE TO WASSON WILLARD ROYALTY
                           (BASED ON RESERVE REPORT)


     The following table shows, for the periods indicated, the average quarterly net oil production attributable to Santa Fe's 12.3934% royalty interest in the Wasson ODC Unit and its 6.83548% royalty interest in the Wasson Willard Unit.



                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                         1989     1990     1991     1992     1993
                                                         ---      ---      ---      ---      ---
Wasson ODC Unit (MBbls)................................  183      174      164      166      163
Wasson Willard Unit (MBbls)............................   29       30       31       35       37
                                                         ---      ---      ---      ---      ---
          Total........................................  212      204      195      201      200
                                                         ---      ---      ---      ---      ---
                                                         ---      ---      ---      ---      ---


     For additional information derived from the Reserve Report concerning proved reserves with respect to the Wasson Properties, see "Reserves" above.

THE NET PROFITS PROPERTIES


     The Net Profits Properties consist of working interests and royalty interests in over 1,000 oil and gas producing properties located in 12 states and related state waters generally with established production histories. Over 90% of the estimated future net revenues attributable to the Net Profits Properties are from properties located in Texas, Louisiana and Oklahoma and related state waters. No single property or field accounts for more than 7% of the estimated future net revenues attributable to the Net Profits Royalties.



     The Net Profits Properties generally consist of mature producing properties and Santa Fe does not anticipate substantial additional development costs during the producing lives of these properties.



     Santa Fe estimates that as of December 31, 1993 the gross and net productive wells within the Net Profits Properties covered approximately 246,000 gross acres (approximately 36,000 net to Santa Fe). Productive well information generally is not made available by operators to owners of royalties and overriding royalties. Accordingly, such information is unavailable to Santa Fe for the Net Profits Properties.



     For additional information derived from the Reserve Report concerning proved reserves with respect to the Net Profits Properties, see "Reserves" above.


OIL AND GAS SALES PRICES AND PRODUCTION COSTS


     The following table sets forth for each of the Wasson ODC Unit, the Wasson Willard Unit and the Net Profits Properties the average sales price per barrel of oil and natural gas liquids and per Mcf of gas produced and the production costs (including taxes on production and property) per NEB produced for each of the years ended December 31, 1991, 1992 and 1993:



                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1991        1992        1993
                                                             ------      ------      ------
    Weighted average sales price per Bbl of oil produced(1)
      Wasson ODC Unit......................................  $17.71      $17.12      $14.64
      Wasson Willard Unit..................................  $17.64      $17.10      $14.57
      Net Profits Properties...............................  $17.06      $16.04      $16.08
    Weighted average sales price per Mcf of gas produced(1)
      Net Profits Properties...............................  $ 1.54      $ 1.52      $ 2.00
    Weighted average production cost per NEB(2)
      Wasson ODC Unit......................................  $ 2.12      $ 1.90      $ 2.06
      Wasson Willard Unit..................................  $ 2.74      $ 2.75      $ 2.77
      Net Profits Properties...............................  $ 2.64      $ 2.98      $ 3.65


- ---------------


(1) Average sales price generally represents the wellhead price of oil and gas which is net of transportation and marketing charges. Such wellhead prices do not include any marketing premium realized by the Trust for Santa Fe's marketing of production from the Wasson Willard and Wasson ODC Units, as discussed below.



(2) Production costs include, for all properties, severance and ad valorem taxes and include lease operating and lifting costs for Net Profits Properties that are working interests.


     While oil and gas prices realized by the Trust generally follow oil and gas price trends evidenced by benchmark prices, Trust production has historically been sold at prices below benchmark spot market prices. Production from the Wasson Field generally is classified as West Texas Sour crude. Posted prices for Santa Fe's production from the Wasson Willard and Wasson ODC Units have averaged approximately $2.20 per barrel below West Texas Intermediate crude oil posted prices during the past twelve months. Santa Fe, through its marketing efforts, has historically achieved a premium over West Texas Sour crude posted prices (ranging from $1.22 to $1.60 per barrel during the past twelve months), although below West Texas Intermediate crude oil prices. Under the terms of the Wasson Conveyance, the Trust is entitled to receive this marketing premium. There is no assurance, however, that such a marketing premium will be achieved in the future.

     Oil production attributable to the Net Profits Royalties has historically been sold at a discount to West Texas Intermediate spot prices. Gas production attributable to the Net Profits Royalties has historically sold for a discount to Gulf Coast (Henry Hub) spot gas prices after taking into account deductions for quality, marketing and transportation costs.

TITLE TO PROPERTIES

     Santa Fe believes that its title to the Royalty Properties is, and title of the Trust to the Royalty Interests is, good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in the opinion of Santa Fe, do not detract materially from the use or value of such Royalty Properties or Royalty Interests. The Wasson Properties have been owned by Santa Fe for over 40 years. The Conveyances contain a warranty of title, limited to claims by, through or under Santa Fe, and covering the Wasson Properties and certain of the Net Profits Properties aggregating approximately 82% of the discounted present value of the proved reserves attributable to the Royalty Interests according to the Reserve Report. The Conveyances contain no title warranty with respect to the remaining Net Profits Properties. As is customary in the oil and gas industry, Santa Fe or the operator of its properties performs only a perfunctory title examination when it acquires leases, except leases covering proved reserves. Generally, prior to drilling a well, a more thorough title examination of the drill site tract is conducted and curative work is performed with respect to significant title defects, if any, before proceeding with operations. The Royalty Properties are typically subject, to one degree or another, to one or more of the following:
(i) royalties and other burdens and obligations, expressed and implied, under oil and gas leases; (ii) overriding royalties (such as the Royalty Interests) and other burdens created by Santa Fe or its predecessors in title; (iii) a variety of contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles; (iv) liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements; (v) pooling, unitization and communitization agreements, declarations and orders; and (vi) easements, restrictions, rights-of-way and other matters that commonly affect property. To the extent that such burdens and obligations affect Santa Fe's rights to production and production revenues from the Royalty Properties, they have been taken into account in calculating the Royalty Interests and in estimating the size and value of the Trust's reserves attributable to the Royalty Interests. Santa Fe believes that the burdens and obligations affecting the Royalty Properties and Royalty Interests are conventional in the industry for similar properties, do not, in the aggregate, materially interfere with the use of the Royalty Properties and will not materially and adversely affect the value of the Royalty Interests.


     It is not entirely clear that all of the Royalty Interests would be treated as fully conveyed real or personal property interests under the laws of each of the states in which the Royalty Properties are located. Based upon discussions with legal counsel, which discussions included a review of applicable legal precedent but did not include the issuance of formal opinions, Santa Fe believes that the Royalty Interests (other than those conveyed pursuant to the Louisiana Conveyance) constitute real property interests under applicable state law of most states in which the Royalty Properties are located. Consistent therewith, the Conveyances (other than the Louisiana Conveyance) state that the Royalty Interests constitute real property interests and Santa Fe has recorded the Conveyances (other than the Louisiana Conveyance) in the appropriate real property records of the states in which the Royalty Properties are located in accordance with local recordation provisions. If during the term of the Trust, Santa Fe becomes involved as a debtor in bankruptcy proceedings, it is not entirely clear that all of the Royalty Interests would be treated as fully conveyed property interests under the laws of each of the states in which the Royalty Properties are located. If in such a proceeding a determination were made that a Royalty Interest (or a portion thereof) did not constitute fully conveyed property interests under applicable state law, the Conveyance related to such Royalty Interest (or a portion thereof) could be subject to rejection as an executory contract (a term used in the Federal Bankruptcy Code to refer to a contract under which the obligations of both the debtor and the other party to the contract are so unsatisfied that the failure of either to complete performance would constitute a material breach excusing performance of the other) in a bankruptcy proceeding involving Santa Fe. In such event, the Trust would be treated as an unsecured creditor of Santa Fe with respect to such Royalty Interest in the pending bankruptcy. Under Louisiana law, the Louisiana Conveyance constitutes personal property that could be rejected as an executory contract in a bankruptcy proceeding involving Santa Fe, although the mortgage on the Royalty Properties that is burdened by the Louisiana Conveyance and which secures the Trust's interests in such Royalty Properties should enhance the Trust's position in the event of such a proceeding. Although no assurance can be given and no formal opinions have been obtained, based upon discussions with legal counsel, Santa Fe does not believe that the Royalty Interests (other than those in Louisiana) should be subject to rejection in a bankruptcy proceeding as executory contracts.


COMPETITION

     The oil and gas industry is highly competitive in all of its phases. Santa Fe and the other operators of the Royalty Properties encounter competition from major oil and gas companies, international energy organizations, independent oil and gas concerns, and individual producers and operators. Many of these competitors have greater financial and other resources than Santa Fe. Competition may also be presented by alternative fuel sources, including heating oil and other fossil fuels.

MARKETING OF PRODUCTION

     Production attributable to Santa Fe's royalty interests in the Wasson ODC Unit and Wasson Willard Unit is marketed by Santa Fe and is principally sold at the wellhead at market responsive prices that approximate spot oil prices for West Texas sour crude, and in other cases is sold at points within common carrier pipeline systems on terms whereby Santa Fe pays the cost of transporting same to such points.

     With respect to the Net Profits Properties, where such properties consist of royalty interests, the operators of the properties will make all decisions regarding the marketing and sales of oil and gas production. Although Santa Fe generally has the right to market oil and gas produced from the Royalty Properties that are working interests, Santa Fe has historically relied on the operators of the properties to market the production. The ability of the operators to market the oil and gas produced from the Royalty Properties depends upon numerous factors beyond their control, including the extent of domestic production and imports of oil and gas, the proximity of the gas production to gas pipelines, the availability of capacity in such pipelines, the demand for oil and gas by utilities and other end-users, the effects of inclement weather, state and Federal regulation of oil and gas production and Federal regulation of gas sold or transported in interstate commerce. There is no assurance that such operators will be able to market all of the oil or gas produced from the Royalty Properties or that favorable prices can be obtained for the oil and gas produced.

     In connection with the recent sale of gas gathering and processing assets, Santa Fe entered into a seven year gas sales contract with a subsidiary of Hadson Corporation ("Hadson"). Under the contract, Hadson has the right (but not the obligation) to purchase certain domestic gas production from Santa Fe including gas produced from the Net Profits Properties that is marketable by Santa Fe. In the event Hadson exercises its right to purchase gas from the Net Profits Properties, Santa Fe will receive a price based upon recently published monthly index prices, which price will be used to calculate net profits attributable to the Net Profits Royalties. The price paid by Hadson may be higher or lower than the price otherwise obtained by Santa Fe for gas production attributable to the Net Profits Properties.

     The supply of gas capable of being produced in the United States has exceeded demand in recent years as a result of decreased demand for gas in response to economic factors, conservation, lower prices for alternative energy sources and other factors. As a result of this excess supply of gas, gas producers have experienced increased competitive pressure and significantly lower prices. Many gas pipelines have reduced their takes from producers below the amounts they were contractually obligated to take or pay at fixed prices in excess of spot prices or have renegotiated their obligations to reflect more market responsive terms. The decline in demand for gas has resulted in many pipelines reducing or ceasing altogether their purchase of new gas. Substantially all of the gas production from the Net Profits Properties is sold at market responsive prices.

     Demand for gas production has historically been seasonal in nature. Due to unseasonably warm weather over the last several years the demand for gas has decreased, resulting in lower prices received by producers during the winter months than in prior years. Consequently, on an energy equivalent basis, gas has sold at a discount to oil for the past several years. Such price fluctuations will directly impact Trust distributions, estimates of Trust reserves and estimated future net revenue from Trust reserves.

     In view of the many uncertainties affecting the supply and demand for crude oil, gas and refined petroleum products, Santa Fe is unable to make reliable predictions of future oil and gas prices and demand or the overall effect they will have on the Trust. Santa Fe does not believe that the loss of any of its purchasers would have a material adverse effect on the Trust, since substantially all of the oil and gas sales from the Royalty Properties are made on the spot market at market responsive prices.

REGULATION OF OIL AND GAS

     The production, transportation and sale of oil and gas from the Royalty Properties are subject to Federal and state governmental regulation, including regulations concerning the ceiling prices at which certain categories of gas may be sold, regulation of tariffs charged by pipelines, taxes, the prevention of waste, the conservation of oil and gas, pollution controls and various other matters. The United States has government power to permit increases in the amount of oil imported from other countries and to impose pollution control measures.

     Federal Regulation of Gas. The Net Profits Properties are subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") and the Department of Energy with respect to various aspects of oil and gas operations including marketing and production of oil and gas. The Natural Gas Act and the Natural Gas Policy Act of 1978 ("Policy Act") mandate Federal regulation of interstate transportation of gas and of wellhead pricing of certain domestic gas, depending on the category of the gas and the nature of the sale. In July 1989, however, Congress enacted the Natural Gas Wellhead Decontrol Act of 1989 that eliminated wellhead price controls on all domestic gas effective January 1, 1993.

     In 1992, FERC issued Orders Nos. 636 and 636-A which generally opened access to interstate pipelines by requiring the operators of such pipelines to unbundle their transportation services which historically were combined with their sales services and allow customers to choose and pay for only the services they require, regardless of whether the customer purchases gas from such pipelines or from other suppliers. The orders also require upstream pipelines to permit downstream pipelines to assign upstream capacity to their shippers, and place analogous, unbundled access requirements on the downstream pipelines. Although these regulations should generally facilitate the transportation of gas produced from the Net Profits Properties and the direct access to end user markets, the impact of FERC Order Nos. 636 and 636A on marketing production from the Net Profits Properties cannot be predicted at this time. A number of parties which are aggrieved by the FERC's Order No. 636 program have filed petitions for review of these orders which are now pending in various U.S. Courts of Appeal.

     Numerous questions have been raised concerning the interpretation and implementation of several significant provisions of the Natural Gas Act and the Policy Act (collectively, "Acts"), and of the regulations and policies promulgated by FERC thereunder. A number of lawsuits and administrative proceedings have been instituted which challenge the validity of regulations implementing the Acts. In addition, FERC currently has under consideration various policies and proposals in addition to those discussed above that may affect the marketing of gas under new and existing contracts. Accordingly, Santa Fe is unable to estimate the full impact that the Acts and the regulations issued thereunder by FERC may have on the Net Profits Properties.

     Legislative Proposals. In the past, Congress has been very active in the area of gas regulation. Recently enacted legislation repeals incremental pricing requirements and gas use restraints previously applicable. There are other legislative proposals pending in the Federal and state legislatures which, if enacted, would significantly affect the petroleum industry. At the present time, it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on the Royalty Properties and the Trust.

     State Regulation. Many state jurisdictions have at times imposed limitations on the production of gas by restricting the rate of flow for gas wells below their actual capacity to produce and by imposing acreage limitations for the drilling of a well. States may also impose additional regulation of these matters. Most states regulate the production and sale of oil and gas, including requirements for obtaining drilling permits, the method of developing new fields, provisions for the unitization or pooling of oil and gas properties, the spacing, operation, plugging and abandonment of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from oil and gas wells may be established on a market demand or conservation basis or both.

ENVIRONMENTAL REGULATION

     General. Activities on the Royalty Properties are subject to existing Federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing Federal, state and local laws, rules and regulations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment will not have a material effect upon the Trust. Santa Fe cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from operations on the Royalty Properties could have on the Trust.

     Solid and Hazardous Waste. The Royalty Properties include numerous properties that have produced oil and gas for many years and that have been owned by Santa Fe for only a relatively short time. Although, to Santa Fe's knowledge, the operators have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the Royalty Properties by the current or previous operator. State and Federal laws applicable to oil and gas wastes and properties have become increasingly more stringent. Under these new laws, Santa Fe or an operator of the Royalty Properties could be required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     The operators of the Royalty Properties may generate wastes that are subject to the Federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency ("EPA") has limited the disposal options for certain hazardous wastes and is considering the adoption of more stringent disposal standards for nonhazardous wastes. Furthermore, it is anticipated that additional wastes (which could include certain wastes generated by oil and gas operations) will be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act
("CERCLA"), also known as the "superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. In the course of their operations, the operators of the Royalty Properties have generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." Santa Fe or the operators of the Royalty Properties may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed.

     Air Emissions. The operators of the Royalty Properties are subject to Federal, state and local regulations concerning the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Alternatively, regulatory agencies could require the operators to forego construction or operation of certain air emission sources.

     OSHA. The operators of the Royalty Properties are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require an operator to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local government authorities and local citizens.

            PRICE RANGE OF DEPOSITARY UNITS AND DISTRIBUTION POLICY

     The Depositary Units have been listed for trading on the New York Stock Exchange under the symbol "SFF" since November 13, 1992. The following table sets forth, for the periods indicated, the high and low closing prices of the Depositary Units and cash distributions paid or payable in respect of Trust Units.


                                                                   CLOSING           CASH
                                                                 SALES PRICE       DISTRIBUTION
                                                                 ------------      PER TRUST
                                                                 LOW      HIGH       UNIT
                                                                 ---      ---      ---------
1992:
  Fourth Quarter (beginning November 13).......................  $17 7/8  $19 7/8  $ 0.30753(a)
1993:
  First Quarter................................................  $18      $19 3/4  $ 0.46660
  Second Quarter...............................................  $193/8   $20 7/8  $ 0.49485
  Third Quarter................................................  $19 5/8  $22      $ 0.44218
  Fourth Quarter...............................................  $19 5/8  $23 5/8  $ 0.40000(b)
1994:
  First Quarter (through February 1)...........................  $20 3/4  $21 3/4     (c)


- ---------------


(a) Distributed in respect of the two-month period ended December 31, 1992.



(b) Includes a Support Payment of approximately $0.06 per Depositary Unit. Declared payable on February 28, 1994 to Holders of Depositary Units of record on February 14, 1994.



(c) The distribution for the first quarter of 1994 has not been declared as of the date hereof.



The closing price of the Depositary Units on the New York Stock Exchange on February 1, 1994 was $21 3/8. As of December 28, 1993, there were approximately 435 holders of record of Depositary Units.


     Holders of Depositary Units receive cash distributions based on the production of oil and gas from the Royalty Properties for each calendar quarter ending on or prior to December 31, 2007. The amount of cash distributions to Holders with respect to the Depositary Units is directly dependent on the sales prices for the Trust's oil and gas, the volume of oil and gas sold, the costs of marketing such oil and gas and, for the Net Profits Properties that are working interests, the costs of producing and developing such oil and gas. Oil and gas production from proved reserves attributable to the Royalty Interests is expected to decline over the term of the Trust. In addition, the Reserve Report indicates that over the term of the Trust gas revenues will constitute a diminishing percentage of total net revenues in comparison to the percentage of estimated proved gas reserves currently attributable to the Royalty Properties. This is because of the relatively shorter life of the proved gas reserves produced from the Net Profits Properties and the fact that in the later years of the Trust quarterly distributions will be comprised of a larger proportion of proceeds from the Wasson Royalties, which consist solely of oil production. Thus, over time the cash distributions to Holders will become increasingly dependent upon oil revenues and prices and such distributions will be less sensitive to gas price changes. Due to the seasonal demand for gas and the customary changes in gas prices in response to such changes in demand, the amount of quarterly cash distributions from the Trust may vary on a seasonal basis. Additionally, quarter-to-quarter distributions may vary based on the timing of development expenditures on the Net Profits Properties that are working interests and the net revenues, if any, generated by development projects. Quarterly cash distributions during the term of the Trust are made by the Trustee on the last day of the second month after the close of each calendar quarter to Holders of record on the 45th day following each calendar quarter.

     As is typical in the oil industry, actual receipt of revenue and payment of expenses and costs may lag behind the period of production by as much as several months. Since payments for Wasson Royalties production is made generally within 30 days of the month of production, this delay will not be significant to Holders. Payments for production burdened by the Net Profits Royalty may be delayed by as much as three months for gas and two months for oil. Since the Net Profits Interest is calculated on a cash basis, the payment delay may affect the timing of the receipt of distributions.


     For any calendar quarter ending on or prior to December 31, 2002, to the extent that net cash proceeds from the Royalty Interests would be insufficient to distribute at least $0.40 per Depositary Unit per quarter, the Trust will receive the Support Payments, subject to certain limitations. There is no assurance that the Support Payments will be sufficient to enable the Trust to distribute the supported distribution amount ($0.40 per Depositary Unit) in any quarter during the Support Period. If Support Payments are made for any quarter, the royalties payable with respect to the Wasson Royalties in subsequent quarters will be reduced to the extent necessary to permit Santa Fe to recoup such Support Payments, provided that such reductions do not reduce Trust distributions below $0.45 per Depositary Unit for any such quarter. The aggregate amount of Support Payments (net of any amount recouped by Santa Fe) are limited by the amount of production attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit and are further limited to an aggregate of $20 million on a revolving basis. Under the constant pricing assumptions (including an $11.50 per barrel price for all Wasson production) and production estimates specified in the Reserve Report, Support Payments would not be sufficient or available in the last four years of the Support Period to pay a full $0.40 minimum quarterly royalty distribution. The estimated quarterly distribution shortfalls range from $0.01 per Depositary Unit in 1999 to $0.22 per Depositary Unit in 2002. Actual amounts of Support Payments, if any are so required, will be dependent upon oil and gas prices and production levels realized by the Trust in each quarter. See "The Royalty Interests -- Support Payments."


     The assets of the Trust will be liquidated on or prior to the Liquidation Date and a liquidating distribution will be made to Holders of record on or about the Liquidation Date. The liquidating distribution with respect to each Depositary Unit will include proceeds from the matured Treasury Obligations in an amount equal to $20 per Depositary Unit and a pro rata portion of the net proceeds from the sale of the Net Profits Royalties (to the extent not previously distributed).

                                    SANTA FE

     Santa Fe is engaged in the exploration, development and production of oil and gas in most of the major producing basins in the continental United States. Santa Fe's crude oil production is principally located in California and Texas, while its gas production comes primarily from the Gulf of Mexico, Oklahoma, New Mexico, Wyoming and Texas. A substantial portion of Santa Fe's oil production is in long-lived fields with well established production histories and where enhanced oil recovery methods are employed. Substantially all of Santa Fe's reserves are located in the United States, with the balance located in Argentina and Indonesia. After the closing of this offering, Santa Fe will not own any Depositary Units. The principal executive offices of Santa Fe are located at 1616 South Voss Road, Suite 1000, Houston, Texas 77057 and its telephone number is (713) 783-2401.

RECENT DEVELOPMENTS


     In October 1993, Santa Fe announced a broad corporate restructuring program that will include disposing of certain non-core oil and gas properties (other than the Royalty Properties); increasing development spending during 1994 and 1995 in certain productive areas that generally do not include the Royalty Properties; and evaluating Santa Fe's capital and cost structures aimed at increasing flexibility and strengthening Santa Fe's financial condition and results of operations. The proposed dispositions will be in addition to the sale of gas gathering and processing assets to Hadson.


     In December 1993, Santa Fe completed the sale of all of the common stock of its wholly owned subsidiary, Adobe Gas Pipeline Company ("AGPC"), to Hadson Corporation ("Hadson") in exchange for new Hadson 11.25% preferred stock with a face value of $52 million plus 40% of Hadson's outstanding common stock on a fully-diluted basis. AGPC owned all of Santa Fe's gas gathering and processing assets. In addition, Santa Fe agreed to a seven-year gas sales contract pursuant to which Hadson will market a substantial portion of Santa Fe's natural gas production.

                            THE TREASURY OBLIGATIONS


     The Treasury Obligations consist of a portfolio of interest coupons stripped from United States Treasury Bonds. All of the Treasury Obligations become due on the Liquidation Date in the aggregate face amount of $126,000,000, which amount equals $20 per outstanding Depositary Unit. The Treasury Obligations were purchased on behalf of the Depositary at a deep discount from face value at a price of $30.733 per hundred dollars, which was approximately the asked price on the over-the-counter U.S. Treasury market for such obligations on November 12, 1992 (after adjustment for five-day settlement). The Treasury Obligations were deposited with the Depositary on November 19, 1992 in connection with the initial public offering of Depositary Units. On February 1, 1994, the last bid and asked prices for the Treasury Obligations on the over-the-counter U.S. Treasury market were approximately $40.976 per hundred dollars and $41.425 per hundred dollars, respectively.


     The Treasury Obligations were issued under the Separate Trading of Registered Interest and Principal of Securities ("STRIPS") program of the U.S. Treasury, which permits the trading of the Treasury Obligations in book-entry form. The Treasury Obligations are held for the benefit of Holders in the name of the Depositary in book-entry form with a Federal Reserve Bank, subject to withdrawal by a Holder. The deposited Treasury Obligations are not considered assets of the Depositary or the Trust. In the unlikely event of default by the U.S. Treasury in the payment of the Treasury Obligations when due, each Holder would have the right to withdraw a deposited Treasury Obligation in a face amount of $1,000 for each 50 Depositary Units and, as a real party in interest and as the owner of the entire beneficial interest in discrete Treasury Obligations, proceed directly and individually against the United States of America in whatever manner he deems appropriate without any requirement to act in concert with the Depositary, other Holders or any other person. See "Description of the Depositary Units -- Withdrawal of Trust Units and Treasury Obligations."

     Santa Fe makes available quarterly to the Depositary for distribution to Holders certain information regarding the Treasury Obligations including high, low and recent asked prices quoted during each calendar quarter on the over-the-counter United States Treasury market. The Treasury Obligations pay no current interest. See "Federal Income Tax Consequences."

                     PRINCIPAL AND SELLING SECURITY HOLDERS

     The following table sets forth as of December 29, 1993 the beneficial ownership by Santa Fe, the only person who was known to the Trustee to be the beneficial owner of more than five percent of the outstanding Depositary Units.

                                                         DEPOSITARY UNITS BENEFICIALLY OWNED
                                                      ------------------------------------------
                                                       BEFORE OFFERING          AFTER OFFERING
                                                      ------------------       -----------------
                        NAME                          NUMBER        PERCENT    NUMBER        PERCENT
- ----------------------------------------------------  -------       ----       -------       ---
Santa Fe Energy Resources, Inc......................  575,000       9.1%          0          0%
  1616 South Voss Road
  Suite 1000
  Houston, Texas 77057

                        FEDERAL INCOME TAX CONSEQUENCES

     This section is a summary of Federal income tax matters of general application which addresses all material tax consequences of the ownership and sale of Depositary Units. Unless noted otherwise, statements of legal conclusions set forth in this section constitute the opinion of Counsel. Except where indicated, the discussion below describes general Federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized Federal income tax treatment, such as tax-exempt entities, regulated investment companies and insurance companies. The following discussion does not address tax consequences to foreign persons. It is impractical to comment on all aspects of Federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated hereby and of an investment in Depositary Units as they relate to the particular circumstances of every prospective Holder. EACH PROSPECTIVE HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS PARTICULAR CIRCUMSTANCES.

     This summary was prepared by Counsel and is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to changes that may or may not be retroactively applied. Some of the applicable provisions of the Code have not been interpreted by the courts or the IRS.

     No ruling has been or will be requested from the IRS with respect to any matter affecting the Trust or Holders, and thus no assurance can be provided that the opinions and statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

TREATMENT OF DEPOSITARY UNITS

     A purchaser of a Depositary Unit will be treated, for Federal income tax purposes, as purchasing directly an interest in the Treasury Obligations and a Trust Unit. A purchaser will therefore be required to allocate the purchase price of his Depositary Unit between the interest in the Treasury Obligations and the Trust Unit in the proportion that the fair market value of each bears to the fair market value of the Depositary Unit. Information regarding purchase price allocations will be furnished to Holders by the Trustee.

CLASSIFICATION AND TAXATION OF THE TRUST

     The Trust will be treated as a grantor trust and not as an association taxable as a corporation. As a grantor trust, the Trust will not be subject to tax. For tax purposes, Holders will be considered to own and receive the Trust's income and principal as though no trust were in existence. The Trust will file an information return, reporting all items of income, credit or deduction which must be included in the tax returns of Holders. If, contrary to the opinion of Counsel, the Trust were determined to be an association taxable as a corporation, it would be treated as a separate entity subject to corporate tax on its taxable income, Holders would be treated as shareholders, and distributions to Holders from the Trust would be treated as nondeductible corporate distributions. Those distributions would generally be taxable to a Holder, first, as dividends to the extent of the Holder's pro rata share of the Trust's earnings and profits, then as a tax-free return of capital to the extent of his basis in his Trust Units, and finally as capital gain to the extent of any excess.

DIRECT TAXATION OF HOLDERS

     Because the Trust will be treated as a grantor trust for Federal income tax purposes, and a Holder will be treated, for Federal income tax purposes, as owning a direct interest in the Treasury Obligations and the assets of the Trust, each Holder will be taxed directly on his pro rata share of the income attributable to the Treasury Obligations and the assets of the Trust and will be entitled to claim his pro rata share of the deductions attributable to the Trust (subject to certain limitations discussed below). Income and expenses attributable to the assets of the Trust and the Treasury Obligations will be taken into account by Holders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the Trust.

     The Trust will make quarterly distributions to Holders of record on each quarterly record date. The terms of the Trust Agreement, as described below, seek to assure to the extent practicable that taxable income attributable to such distributions will be reported by the Holder who receives such distributions, assuming that he is the owner of record on the quarterly record date. In certain circumstances, however, a Holder will not receive the distribution attributable to such income. For example, if the Trustee establishes a reserve or borrows money to satisfy debts and liabilities of the Trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the Holder, even though that cash is not distributed to him. In addition, Holders will be required to recognize certain interest income attributable to the Treasury Obligations with respect to which no current cash distributions will be made.

     The Trust intends to allocate income and deductions to Holders based on record ownership at quarterly record dates. It is unknown whether the IRS will accept that allocation or will require income and deductions of the Trust to be determined and allocated daily or require some method of daily proration, even retroactively to the date of this offering, which could result in an increase in the administrative expenses of the Trust.

TREATMENT OF TRUST UNITS

     Because the Trust will be treated as a grantor trust for tax purposes, each Holder will be treated as purchasing directly an interest in the Royalty Interests. The purchaser of a Depositary Unit will be required to allocate the portion of his total purchase price allocated to the Trust Unit among the Royalty Interests in the proportion that the fair market value of each of the Royalty Interests bears to the total fair market value of all of the Royalty Interests. For purposes of making this allocation, the Royalty Interests will include the Wasson ODC Royalty, the Wasson Willard Royalty and the Net Profits Royalties. Information regarding purchase price allocations will be furnished to Holders by the Trustee.

INTEREST INCOME

     Based on representations made by Santa Fe regarding the reserves burdened by the Wasson Royalties and the expected life of the Wasson Royalties, the Wasson Royalties will be treated as "production payments" under Section 636(a) of the Code. Thus, each Holder will be treated as making a mortgage loan on the Royalty Properties to Santa Fe in an amount equal to the amount of the purchase price of each Depositary Unit allocated to the Wasson Royalties. Because they are treated as debt instruments for tax purposes, the Wasson Royalties will be subject to the Original Issue Discount ("OID") rules of Sections 1272 through 1275 of the Code. Section 1272 generally requires the periodic inclusion of original issue discount in income of the purchaser of a debt instrument. Section 1275 provides special rules and authorizes the IRS to prescribe regulations modifying the statutory provisions where, by reason of contingent payments, the tax treatment provided under the statutory provisions does not carry out the purposes of such provisions. The IRS has not yet issued either temporary or final regulations dealing with contingent payments. Proposed regulations dealing with contingent payments were issued in 1986 and modified in 1991 (the "Proposed Regulations").

     Under the Proposed Regulations, each payment (at the time the amount of such payment becomes fixed) made to the Trust with respect to the Wasson Royalties will be treated first as consisting of a payment of interest to the extent of interest deemed accrued under the OID rules and the excess (if any) will be treated as a payment of principal. The total amount treated as principal will be limited to the amount of the purchase price of each Depositary Unit allocated to the Wasson Royalties. For purposes of determining the amount of accrued interest, the Proposed Regulations require the use of the Applicable Federal Rate based on the due date of the final payment due under the terms of each of the production payments, which for the Wasson Willard Royalty and the Wasson ODC Royalty is December 31, 2003 and December 31, 2007, respectively. Recently, new proposed regulations were issued which, if applicable, could accelerate the recognition of income attributable to the Wasson Royalties. Those proposed regulations have been withdrawn by the Clinton Administration and it is not possible to predict whether they will become effective.

     The amount of interest income will be reported periodically to Holders. Because of uncertainties related to the computation of that amount, that amount may be based upon an assumption that each Holder purchased his Depositary Units in the initial public offering of Depositary Units on November 19, 1992, which may result in greater interest income being reported to all Holders who purchased after the initial offering, including those who purchase in this offering.

     Holders will also be required to recognize and report OID interest income attributable to the Treasury Obligations. In general, the total amount of OID a Holder will be required to recognize will be calculated as the difference between the amount of the purchase price of a Depositary Unit allocated to the Treasury Obligations and the pro rata portion of the face amount of such Treasury Obligations attributable to the

Depositary Unit. The amount of OID so calculated will be included in income by a Holder on the basis of a constant interest rate computation.

ROYALTY INCOME AND DEPLETION

     The income from the Net Profits Royalties will be royalty income subject to an allowance for depletion. The depletion allowance must be computed separately by each Holder for each oil or gas property (within the meaning of Code Section
614). The IRS presently takes the position that a net profits interest carved out of multiple properties is a single property for depletion purposes. Accordingly, the Trust intends to take the position that the Net Profits Royalties are a single property for depletion purposes until such time as the issue is resolved in some other manner.

     The allowance for depletion with respect to a property is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Percentage depletion is generally available to "independent producers" (generally persons who are not substantial refiners or retailers of oil or gas or their primary products) on the equivalent of 1,000 barrels of production per day. Percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property subject to a net income limitation which is 100% of the taxable income from the property, computed without regard to depletion deductions and certain loss carrybacks. The depletion deduction attributable to percentage depletion for a taxable year is limited to 65% of the taxpayer's taxable income for the year before allowance of "independent producers" percentage depletion. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although it reduces such adjusted tax basis (but not below zero).

     In computing cost depletion for each property for any year, the adjusted tax basis of that property at the beginning of that year is divided by the estimated total units (Bbls of oil or Mcf of gas) recoverable from that property to determine the per-unit allowance for such property. The per-unit allowance is then multiplied by the number of units produced and sold from that property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of such property. Since the Trust will be taxed as a grantor trust, each Holder will compute cost depletion using his basis in his Trust Units allocated to the Net Profits Royalties. Information will be provided to each Holder reflecting how that basis should be allocated among each property represented by his Trust Units.

OTHER INCOME AND EXPENSES

     It is anticipated that the Trust may generate some interest income on funds held as a reserve or held until the next distribution date. Expenses of the Trust will include administrative expenses of the Trustee. Under the Code, certain miscellaneous itemized deductions of an individual taxpayer are deductible only to the extent that in the aggregate they exceed 2% of the taxpayer's adjusted gross income. Certain administrative expenses attributable to the Trust Units may have to be aggregated with an individual Holder's other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. It is anticipated that the amount of such expenses will not be significant in relation to the Trust's income.

NON-PASSIVE ACTIVITY INCOME AND LOSS

     The income and expenses of the Trust will not be taken into account in computing the passive activity losses and income under Code Section 469 for a Holder who acquires and holds Depositary Units as an investment.

UNRELATED BUSINESS TAXABLE INCOME

     Certain organizations that are generally exempt from tax under Code Section 501 are subject to tax on certain types of business income defined in Code
Section 512 as unrelated business income. The income of the Trust will not be unrelated business taxable income within the meaning of Code Section 512 so long as the Trust Units are not "debt-financed property" within the meaning of Code
Section 524(b). In general, a Trust Unit would be debt-financed if the Holder incurs debt to acquire a Trust Unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if such Trust Unit had not been acquired. Legislative proposals have been made from time to time which, if adopted, would result in the treatment of income attributable to the Net Profits Royalties as unrelated business income.

ESTIMATE OF TAXABLE INCOME


     Santa Fe estimates that a purchaser of a Depositary Unit in this offering who continues to own that Depositary Unit through the record date for the distribution with respect to the fourth quarter of 1994 will recognize taxable income of approximately 73% of cash received for 1994, assuming that cash distributions are made in respect of 1994 based upon the future net revenues estimated in the Reserve Report. The Reserve Report assumes certain levels of production and constant pricing in effect as of December 31, 1992. The estimate of taxable income is based upon numerous other assumptions including (i) a hypothetical purchase price of $20.75 per Depositary Unit, which is an approximation of recent trading prices of the Depositary Units, (ii) production of quantities of oil and gas in 1994, as estimated in the Reserve Report, (iii) assumptions as to tax treatment of operating costs, development costs, depletion and deductions related to trust administrative expenses and (iv) assumptions regarding allocation of purchase price among the various Royalty Interests and the Treasury Obligations. No assurance can be given that the foregoing estimate will prove to be correct. Actual distributions and the 1994 taxable percentage may be materially higher or lower. Over the life of the Trust, taxable income is expected to increase as a percentage of distributable cash and at some point should exceed such cash, as the Depositary Units assume more of the characteristics of the Treasury Obligations due to declines in production from the Royalty Interests. Fluctuations in oil and gas prices may also affect the ratio of taxable income to distributable cash. See "-- Interest Income" above.


SALE OF DEPOSITARY UNITS; DEPLETABLE BASIS

     Generally, a Holder will realize gain or loss on the sale or exchange of his Depositary Units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such Depositary Units. Gain or loss on the sale of Depositary Units by a Holder who is not a dealer with respect to such Depositary Units and who has a holding period for the Depositary Units of more than one year will be treated as long-term capital gain or loss except to the extent of the depletion recapture amount and any accrued market discount as explained below. A Holder's basis in his Depositary Units will be equal to the amount paid for those Depositary Units. That basis will be increased by the amount of any OID income recognized by him attributable to the Treasury Obligations and reduced by deductions for depletion claimed by him (but not below zero). In addition, that basis will be reduced by the amount of any payments attributable to the Wasson Royalties which are treated as payments of principal under the OID rules. For Federal income tax purposes, the sale of a Depositary Unit will be treated as a sale by the Holder of his interest in the Treasury Obligations and the assets of the Trust. Thus, upon the sale of Depositary Units, a Holder must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of (i) the gain on that sale attributable to disposition of the Net Profits Royalties or (ii) the sum of the prior depletion deductions taken with respect to the Net Profits Royalties (but not in excess of the initial basis of such Depositary Units allocated to the Net Profits Royalties). It is possible that the IRS would take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of sale allocable to the Depositary Units sold, but which is not distributed to the selling Holder.

     A purchaser of a Depositary Unit in the offering made hereby who allocates his purchase price (or is required to allocate his purchase price) to the Treasury Obligations in an amount less than the Holder's pro rata share of the initial issue price of the Treasury Obligations, plus his pro rata share of OID income recognized by prior holders of the Treasury Obligations (any such difference represents "market discount"), will generally be required to recognize ordinary income to the extent of any accrued market discount upon sale of the Depositary Unit. In general, accrued market discount is an amount which bears the same ratio to total market discount as the number of days which a Holder holds a Depositary Unit bears to the number of days after the date the Holder acquired the Depositary Unit and up to and including the Liquidation Date.

SALE OF NET PROFITS ROYALTIES

     In certain circumstances, Santa Fe may cause the Trustee, without the consent of the Holders, to release a portion of the Net Profits Royalties in connection with a sale by Santa Fe of the underlying Net Profits Properties. Additionally, the assets of the Trust, including the Net Profits Royalties, will be sold by the Trustee prior to the Liquidation Date in anticipation of the termination of the Trust. A sale by the Trust of Net Profits Royalties will be treated for Federal income tax purposes as a sale of Net Profits Royalties by a Holder. Thus, a Holder will recognize gain or loss on a sale of Net Profits Royalties by the Trust. A portion of that income may be treated as ordinary income to the extent of depletion recapture. See "Sale of Depositary Units; Depletable Basis," above.

BACKUP WITHHOLDING

     In general, distributions of Trust income will not be subject to "backup withholding" unless: (i) the Holder is an individual or other noncorporate taxpayer and (ii) he fails to comply with certain reporting procedures.

TAX SHELTER REGISTRATION

     Code Section 6111 requires a tax shelter organizer to register a "tax shelter" with the IRS by the first day on which interests in the tax shelter are offered for sale. The Trust is registered as a tax shelter with the IRS. The Trust's tax shelter registration number is 92322000636.

     A Holder who sells or otherwise transfers a Trust Unit in a subsequent transaction must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a Trust Unit to furnish such tax shelter registration number to a transferee is $100 for each such failure. Holders must disclose the tax shelter registration number of the Trust on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Trust is claimed or income of the Trust is included. A Holder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $50 penalty for each such failure. (Any penalties discussed herein are not deductible for income tax purposes.)

     ISSUANCE OF A TAX SHELTER REGISTRATION NUMBER DOES NOT INDICATE THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

REPORTS

     The Trustee will furnish to the Depositary for mailing to Holders of record annual reports in order to permit computation of their taxable income from ownership of Trust Units. See "Description of the Trust and the Trust
Agreement -- Periodic Reports."

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on pension, profit-sharing and other employee benefit plans to which it applies ("Plans"), and contains standards on those persons who are fiduciaries with respect to such Plans. In addition, under the Code, there are similar requirements and standards which are applicable to certain Plans and individual retirement accounts (whether or not subject to ERISA) (collectively, together with Plans subject to ERISA, referred to herein as "Qualified Plans").

     A fiduciary of a Qualified Plan should carefully consider fiduciary standards under ERISA regarding the Plan's particular circumstances before authorizing an investment in Trust Units. A fiduciary should first consider (i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and

(iii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA.

     In order to avoid the application of certain penalties, a fiduciary must also consider whether the acquisition of Trust Units and/or operation of the Trust might result in direct or indirect nonexempt prohibited transactions under
Section 406 of ERISA and Code Section 4975. In determining whether there are such prohibited transactions, a fiduciary must determine whether these are "plan assets" involved in the transaction. On November 13, 1986, the Department of Labor published final regulations (the "DOL Regulations") concerning whether or not a Qualified Plan's assets (such as a Trust Unit) would be deemed to include an interest in the underlying assets of an entity (such as the Trust) for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Code, if the Plan acquires an "equity interest" in such entity. The DOL Regulations provide that the underlying assets of an entity will not be considered "plan assets" if the interests in the entity are a publicly offered security. Trust Units are considered to be "publicly offered" for this purpose if they are part of a class of securities that is (i) widely held (i.e., owned by more than 100 investors independent of the issuer and each other), (ii) freely transferable, and (iii) registered under Section 12(b) or 12(g) of the Exchange Act. Although no assurances can be given, it is expected that these requirements will be satisfied with respect to Trust Units offered hereunder. Fiduciaries, however, will need to determine whether the acquisition of Trust Units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Code Section 4975.

     Due to the complexity of the prohibited transaction rules and the penalties imposed upon persons involved in prohibited transactions, it is important that potential Qualified Plan investors consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of Trust Units.

                            STATE TAX CONSIDERATIONS

     The following is intended as a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are Holders. Holders are urged to consult their own legal and tax advisors with respect to these matters.

     Prospective investors should consider state and local tax consequences of an investment in Depositary Units. The Trust owns Royalty Interests burdening oil and gas properties located in Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, New Mexico, North Dakota, Oklahoma, Texas and Wyoming. Of these, all but Texas and Wyoming have income taxes applicable to individuals. As stated, Texas currently has no income tax and Santa Fe anticipates that more than 50% of the income generated by the Trust will be attributable to properties located in Texas. A Holder may be required to file state income tax returns and/or to pay taxes in those states imposing income taxes and may be subject to penalties for failure to comply with such requirements. Further, in some states, the Trust may be taxed as a separate entity.

     The Depositary will provide information prepared by the Trustee concerning the Depositary Units sufficient to identify the income from Depositary Units that is allocable to each state. Holders of Depositary Units should consult their own tax advisors to determine their income tax filing requirements with respect to their share of income of the Trust allocable to states imposing an income tax on such income.

     The Trust Units represented by Depositary Units may constitute real property or an interest in real property under the inheritance, estate and probate laws of some or all of the states listed above. If the Depositary Units are held to be real property or an interest in real property under the laws of a state in which the Royalty Properties are located, the Holders of Depositary Units may be subject to devolution, probate and administration laws, and inheritance or estate and similar taxes, under the laws of such state.

                DESCRIPTION OF THE TRUST AND THE TRUST AGREEMENT

     The following information is subject to the detailed provisions of the Trust Agreement of Santa Fe Energy Trust, dated November 19, 1992, between Santa Fe and Texas Commerce Bank National Association, as Trustee (the "Trust Agreement"). The principal executive offices of the Trustee are located at Corporate Trust Division, 600 Travis, Suite 1150, Houston, Texas 77002 and its telephone number is (713) 216-5100. A copy of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The provisions governing the Trust are complex and extensive and no attempt has been made below to describe all of such provisions. The following is a general description of the basic framework of the Trust, and detailed provisions concerning the Trust may be found in the Trust Agreement.

CREATION AND ORGANIZATION OF THE TRUST

     Santa Fe owns, and after this offering will continue to own, the Royalty Properties subject to and burdened by the Royalty Interests. Accordingly, Santa Fe, as owner of the Royalty Properties receives payments from purchasers of production or the operators of such properties. Santa Fe aggregates these payments, deducts costs and expenses where applicable, and makes quarterly payments to the Trustee of the amounts due to the Trust.

     Pursuant to the Conveyances, Santa Fe conveyed the Royalty Interests to the Trust in conjunction with the November 1992 initial public offering of Trust Units. The Depositary Units offered hereby were issued to Santa Fe as partial consideration for such conveyances.

     The beneficial interest in the Trust created by the Trust Agreement is divided into 6,300,000 Trust Units, each representing equal undivided interests in the assets of the Trust. Pursuant to the Trust Agreement, the Holder of each Depositary Unit is treated as the holder of a Trust Unit. All of the Trust Units were placed on deposit with the Depositary (defined below) although Holders have the right to hold Trust Units directly under certain circumstances. See "Description of the Depositary Units -- Withdrawal of Trust Units and Treasury Obligations."

     The Trust was formed under Texas law to acquire and hold the Royalty Interests for the benefit of the holders of Trust Units. The Royalty Interests are passive in nature and the Trustee has no control over and no responsibility relating to the operation of the Royalty Properties. Neither Santa Fe nor the operators of the Royalty Properties have any contractual commitments to the Trust to conduct further development drilling on the Royalty Properties, to remain as operator with respect to any of the leases on the Royalty Properties or to maintain their ownership interest in any of the properties. However, Santa Fe retains a substantial revenue interest in each of the Royalty Properties. For a description of the Royalty Properties and other information relating to such properties, see "The Royalty Properties."

     The Trustee may resign with or without cause at any time or be removed with or without cause by a vote of holders of a majority of the Trust Units. Any resignation shall be effective upon the appointment by Santa Fe of and acceptance of the appointment by a successor Trustee. Any successor must be a bank or trust company meeting certain requirements including having capital, surplus and undivided profits of at least $100,000,000.

ASSETS OF THE TRUST

     The only assets of the Trust, other than cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the Holders, are the Royalty Interests. See "The Royalty Properties" and "The Royalty Interests."

DUTIES AND LIMITED POWERS OF THE TRUSTEE

     Under the Trust Agreement, the Trustee receives the payments attributable to the Royalty Interests and pays all expenses, liabilities and obligations of the Trust. With respect to any liability that is contingent or uncertain in amount or that otherwise is not currently due and payable, the Trustee has the discretion to establish a cash reserve for the payment of such liability. If at any time the cash on hand and to be received by the Trustee is not, in its judgment, sufficient to pay liabilities of the Trust as they become due, the Trustee is authorized to borrow the funds required to pay such liabilities, in which event no further distributions will be made to Holders until such borrowing has been repaid. The Trustee is permitted to borrow such funds from any bank, including itself. To secure payment of any such indebtedness, the Trustee is authorized to mortgage, pledge, grant security interests in or otherwise encumber assets of the Trust, or any portion thereof, including the Royalty Interests, and to carve out and convey production payments. After payment of or provision for Trust expenses and obligations, the Trustee makes quarterly distributions to Holders of all the proceeds received from the Royalty Interests and not theretofore distributed.

     The Trust Agreement authorizes the Trustee to take such action as in its judgment is necessary or advisable to achieve the purposes of the Trust. The Trust Agreement provides that cash being held by the Trustee as a reserve for liabilities or for distribution at the next distribution date be placed in interest-bearing accounts or certificates, but the Trustee is otherwise prohibited from acquiring any asset other than the Royalty Interests or engaging in any business or investment activity of any kind whatsoever.

     The Trustee is responsible as a fiduciary to the Holders, as beneficial owners of Trust Units. However, the Trust Agreement provides that the Trustee is not personally liable to the Holders except for fraud or acts or omissions in bad faith or which constitute gross negligence.

     Due to the passive nature of the Trust Units and the Trust, the Trustee is not required to make business decisions affecting the Trust Units or the Trust assets. Therefore, the primary functions of the Trustee are ministerial. Under certain circumstances, however, the Trustee may be required to approve or disapprove an extraordinary transaction affecting the Trust and the Holders. These transactions include a sale of the Royalty Interests (in addition to certain sales of Net Profits Royalties within limitations described herein) and amendment of the Trust Agreement. The Trustee has a fiduciary duty to represent the interests of the Holders in connection with any future extraordinary transactions, but is not required to retain an unaffiliated person as counsel to represent the Holders.

     Under Texas law and the terms of the Trust Agreement, if the Trustee were to commit fraud or engage in any act or omissions in bad faith or which constitutes gross negligence that would harm Holders, the Trustee would be liable to the Holders for damages caused by any such act or omission. Texas law permits the Holders to file an action seeking other remedies for such acts or omissions in addition to damages, including removal of the Trustee, specific performance, appointment of a receiver, an accounting by the Trustee to the Holders, exemplary damages and other remedies.

DISTRIBUTIONS AND INCOME COMPUTATIONS

     The Trustee determines for each calendar quarter during the term of the Trust the amount of cash available for distribution to holders of Depositary Units and the Trust Units evidenced thereby. Such amount (the "Quarterly Distribution Amount") is equal to the excess, if any, of the cash received by the Trust from the Royalty Interests then held by the Trust during such quarter, plus any other cash receipts of the Trust during such quarter, over the liabilities of the Trust paid during such quarter, subject to adjustments for changes made by the Trustee during such quarter in any cash reserves established for the payments of contingent or future obligations of the Trust. Based on industry practice and the payment procedures relating to the Net Profits Properties, cash received by the Trustee in a particular quarter from the Net Profits Properties generally represents proceeds from sales of production for the three months ending two months prior to the end of such quarter with respect to gas, and one month prior to the end of such quarter with respect to oil. For example, the royalty income received by the Trust for the third calendar quarter with respect to gas is attributable to production in the months of May, June and July (for which Santa Fe would have received payment from the purchasers in July, August and September, respectively). Since proceeds from the sale of production from the Wasson Properties are received within one month of production, payments in respect of the Wasson Royalties are made for production from the calendar quarter to which the Quarterly Distribution Amount relates. The Quarterly Distribution Amount for each quarter is payable to Holders of Depositary Units of record on the 45th day following each calendar quarter (or the next succeeding business day following such day if such day is not a business day) or such later date as the Trustee determines is required to comply with legal or stock exchange requirements ("Quarterly Record Date"). The Trustee distributes cash to the Holders within two months after the end of each calendar quarter to each person who was a Holder of Depositary Units of record on a Quarterly Record Date.

     The net taxable income of the Trust for each calendar quarter will be reported by the Trustee for tax purposes as belonging to the Holders of record to whom the Quarterly Distribution Amount was or will be distributed. Because the Trust will be classified for tax purposes as a "grantor trust" (see "Federal Income Tax Consequences"), the net taxable income will be realized by the Holders for tax purposes in the calendar quarter received by the Trustee, rather than in the quarter distributed by the Trustee. Taxable income of a Holder may differ from the Quarterly Distribution Amount because the Wasson Royalties and Treasury Obligations are treated as generating interest income for tax purposes. There may also be minor variances because of the possibility that, for example, a reserve will be established in one quarter that will not give rise to a tax deduction until a subsequent quarter, an expenditure paid for in one quarter will have to be amortized for tax purposes over several quarters, etc. See "Federal Income Tax Consequences."

     Each Holder of Depositary Units (including the underlying Trust Units) of record as of the business day next preceding the Liquidation Date will be entitled to receive a liquidating distribution equal to a pro rata portion of the net proceeds from the sale of the Net Profits Royalties (to the extent not previously distributed) and a pro rata portion of the proceeds from the matured Treasury Obligations.

VOTING RIGHTS OF HOLDERS OF TRUST UNITS

     While the holders of Trust Units have certain voting rights, such rights differ from those of stockholders of a corporation. For example, there is no requirement for annual meetings of holders of Trust Units or for annual or other periodic reelection of the Trustee. Meetings may be called to consider amendments to the Trust Agreement and removal of the Trustee and appointment of a successor.

     Meetings of holders of Trust Units may be called by the Trustee or by holders of Trust Units owning not less than 10% in number of the Trust Units. All such meetings shall be held in Houston, Texas and written notice of every such meeting setting forth a time and place of the meeting and the matters proposed to be acted upon shall be given to holders of Trust Units not more than 60 nor less than 20 days before such meeting. The presence in person or by proxy of holders of Trust Units representing a majority of the Trust Units outstanding is necessary to constitute a quorum. Each holder of a Trust Unit is entitled to one vote for each Trust Unit owned by such holder. No matter other than that stated in the notice shall be acted upon at any meeting. Any matter shall be deemed to have been approved by the holders of Trust Units if it is approved by the vote of such holders holding a majority of the then outstanding Trust Units. Notwithstanding the foregoing, amendments to the provisions of the Trust Agreement concerning the disposition of Royalty Interests require the prior consent of Santa Fe. In addition, no amendment may be made to the Trust Agreement that would increase the power of the Trustee to engage in any business or investment activities or alter the rights of holders of Trust Units vis-a-vis each other.

     Under the Trust Agreement, Holders of Depositary Units are treated as direct holders of the underlying Trust Units for the purposes of voting and notices of meetings. The Depositary forwards voting and meeting information to Holders upon receipt by the Trustee.

WITHDRAWAL OF TRUST UNITS AND RESTRICTIONS ON TRANSFER

     Upon presentation of Depositary Units in denominations of 50 or integral multiples thereof for withdrawal of the Trust Units and discrete Treasury Obligations evidenced thereby in accordance with the Deposit Agreement, the Holder will receive an uncertificated direct interest in Trust Units. These withdrawn Trust Units will be evidenced on the books of the Trustee by a transfer of such Trust Units from the name of the Depositary to the name of the withdrawing Holder. Holders of withdrawn Trust Units are entitled to receive Trust distributions and periodic Trust information (including tax information) directly from the Trustee. Moreover, holders of Trust Units are entitled to each of the rights accorded holders of Trust Units under the Trust Agreement, including voting rights, as elsewhere described in this Prospectus, except that withdrawn Trust Units are not freely transferable as described below under "Description of the Depositary Units -- Withdrawal of Trust Units and Treasury Obligations."

     Pursuant to the Trust Agreement and the transfer application, the form of which is included as Appendix B hereto (the "Transfer Application"), withdrawn Trust Units are not transferable except by operation of law. A holder of withdrawn Trust Units may, however, transfer such Trust Units in denominations of 50 (or integral multiples thereof) to the Depositary for redeposit, together with Treasury Obligations in the face amount equal to $1,000 for each 50 Trust Units redeposited, in exchange for Depositary Units. Such redeposit can be effected by delivering written notice of such transfer jointly to the Depositary and the Trustee together with proper documentation necessary to transfer the requisite Treasury Obligations into the name of the Depositary.

TRANSFER OF ROYALTY PROPERTIES AND ROYALTY INTERESTS

     The Trust Agreement provides that Santa Fe may sell the Royalty Properties, subject to and burdened by the Royalty Interests, without the consent of the Holders. Following any such transfer, the Royalty Properties will continue to be burdened by the Royalty Interests, and after any such transfer the Conveyances require that the royalty payment attributable to the transferred property be calculated separately and paid by the transferee. In addition, Santa Fe may, without the consent of the Holders, require the Trust to release up to $5 million of the Net Profit Royalties at the then prevailing fair market value in any 12-month period in connection with a sale of the underlying Net Profits Properties by Santa Fe; provided that not more than $15 million in the aggregate may be released prior to January 1, 2003. Santa Fe may cause all of the Net Profits Royalties to be sold, without regard to dollar limitations, on and after December 31, 2005. Any net sales proceeds paid to the Trust are distributable to Holders for the quarter in which such proceeds are received. The Trustee is directed under the Trust Agreement to sell the remaining Net Profits Royalties on or prior to the first business day of December 2007. The proceeds of such sale (to the extent not previously distributed), together with the matured face amount of the Treasury Obligations, will be distributed to Holders on or prior to the Liquidation Date. Pursuant to the Trust Agreement, the Trust may not sell the Wasson ODC Royalty or the Wasson Willard Royalty without the consent of Santa Fe. Under the Trust Agreement, Santa Fe has a right of first refusal to purchase any of the Royalty Interests at fair market value, or if applicable the offered third-party price, prior to the Liquidation Date.

     The Trustee is also authorized to agree to modifications of the terms of the Conveyances and to settle disputes with respect thereto, so long as such modifications or settlements will not adversely affect the classification of the Trust as a "grantor trust" for Federal income tax purposes, and such modifications or settlements do not alter the nature of the Royalty Interests as a right to receive a share of the proceeds of oil and gas produced from the Royalty Properties, free of any operating rights, expenses or obligations.

PERIODIC REPORTS

     Within 60 days following the end of each calendar quarter during the term of the Trust, the Trustee will furnish the Depositary for mailing to each party who was a Holder of record as of a date selected by the Trustee a report which shows in reasonable detail the assets and liabilities and receipts and disbursements of the Trust for such quarter. Within 120 days following the end of each fiscal year, the Trustee will cause the Depositary to mail to Holders of record as of a date to be selected by the Trustee an annual report containing audited financial statements relating to the Trust.

     The Trustee files such returns for Federal income tax purposes as it is advised are required to comply with applicable law and to permit each beneficial owner of Trust Units to make all calculations reasonably necessary for tax purposes. The Trustee treats all income, credits and deductions recognized during each calendar quarter during the term of the Trust as having been recognized by holders of record on the quarterly record date of such quarter unless otherwise advised by counsel.

     Each beneficial owner of Trust Units and his duly authorized agents and attorneys have the right during reasonable business hours to examine and inspect records of the Trust.

POSSIBLE DIVESTITURE OF TRUST UNITS

     The Trust Agreement imposes no restrictions based on nationality or other status of holders of Trust Units. However, the Trust Agreement and the Deposit Agreement provide that in the event of certain judicial or administrative proceedings seeking the cancellation or forfeiture of any property in which the Trust has an interest because of the nationality, citizenship or any other status, of any one or more holders of Trust Units, including Holders of Depositary Units, the Trustee will give written notice thereof to each holder whose nationality or other status is an issue in the proceeding, which notice will constitute a demand that such holder dispose of his Depositary Units or withdrawn Trust Units within 30 days. If any holder fails to dispose of his Depositary Units or withdrawn Trust Units in accordance with such notice, cash distributions on such units are subject to suspension. In the event a holder fails to dispose of Depositary Units in accordance with such notice, the Depositary may cancel such holders' Depositary Units and reissue them in the name of the Trustee, whereupon the Trustee will use its reasonable efforts to sell the Depositary Units and remit the net sale proceeds to such holder. In the case of Trust Units withdrawn from deposit with the Depositary, the Trustee shall redeem such Trust Units not divested in accordance with such notice, for a cash price equal to the then-current market price of the Depositary Units less the then-current, over-the-counter bid price of the related, withdrawn Treasury Obligations. The redemption price will be paid out in quarterly installments limited to the amount that otherwise would have been distributed in respect of such redeemed Trust Units.

LIABILITIES OF THE TRUST

     Because of the passive nature of the Trust assets and the restrictions on the activities of the Trustee, it is anticipated that the only liabilities the Trust will incur will be those for routine administrative expenses, such as the Trustee's fees and accounting, engineering, legal and other professional fees. However, as discussed under "Federal Income Tax Consequences," if a court were to hold that the Trust is taxable as a corporation, then the Trust would incur substantial Federal income tax liabilities.

LIABILITIES OF THE TRUSTEE

     The Trustee may act in its discretion and shall be personally or individually liable only for fraud or acts or omissions in bad faith or which constitute gross negligence, and will not otherwise be liable for any act or omission of any agent or employee of the Trustee unless it has acted in bad faith in the selection and retention of such agent or employee. The Trustee is indemnified from the Trust assets for any liability, expense, claim, damage or other loss incurred in performing its duties, unless resulting from gross negligence, fraud or bad faith, and has a claim against the assets of the Trust as security for such indemnification and for reimbursements and compensation to which it is entitled. The Trustee is not entitled to indemnification from Holders, except as described under "Description of the Depositary
Units -- Transfers of Depositary Units." Santa Fe has agreed to indemnify the Trustee with respect to certain matters to the extent Trust assets are not available for such indemnity.

LIABILITY OF HOLDERS

     The Trust is intended to be classified as an "express trust" under Texas law and thus subject to the Texas Trust Code. Under the Texas Trust Code, a trust beneficiary will not be held personally liable for obligations incurred by the Trust except in limited circumstances principally related to wrongful conduct by the trust beneficiary. It is unclear whether the Trust constitutes an "express trust" under the Texas Trust Code. If the Trust were held not to be an express trust, a Holder could be jointly and severally liable for any liability of the Trust in the event that (i) the satisfaction of such liability was not by contract limited to the assets of the Trust and (ii) the assets of the Trust were insufficient to discharge such liability. Examples of such liability would include liabilities arising under environmental laws and damages arising from product liability and personal injury in connection with the Trust's business. Although each Holder should weigh this potential exposure in deciding whether to retain or transfer his Trust Units, after discussions with legal counsel, Santa Fe believes that because of the value and passive nature of the Trust assets and the restrictions on the activities of the Trustee, the imposition of any liability on a Holder is unlikely.

LIQUIDATION OF THE TRUST

     The Trust will be liquidated and the Net Profits Royalties will be sold on or prior to the Liquidation Date. Holders of record as of the business day next preceding the Liquidation Date will be entitled to receive a terminating distribution with respect to each Depositary Unit equal to a pro rata portion of the net proceeds from the sale of the Net Profits Royalties (to the extent not previously distributed) and a pro rata portion of the proceeds from the matured Treasury Obligations. Under the Trust Agreement, Santa Fe has a right of first refusal to purchase any of the Royalty Interests at fair market value, or if applicable the offered third-party price, prior to the Liquidation Date.

FEES AND EXPENSES

     Trustee Fees and Trust Administrative Expenses. The Trustee is paid an annual fee of approximately $12,500. The Trust is responsible for paying all legal, accounting, engineering and stock exchange fees, printing costs and other administrative expenses incurred by or at the direction of the Trustee. The total of all Trustee fees and Trust administrative expenses aggregates approximately $250,000 per year, although such costs could be greater or less depending on future events that cannot be predicted.

     Fees to Santa Fe. The Trust pays Santa Fe an annual fee of $200,000 to reimburse Santa Fe for overhead expenses which increases by 3.5% per year, payable quarterly.

     Loans, Fees and Deposits. The Trustee is entitled to cause the Trust to borrow money to pay expenses that cannot be paid out of cash held by the Trust. Under certain circumstances, the Trustee is authorized to borrow funds on behalf of the Trust and grant security interests in Trust assets. See "Duties and Limited Powers of the Trustee," above. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as Trustee, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity shall be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as Trustee. The Trustee may also deposit funds awaiting distribution in an account with the Trustee, provided the interest paid thereon equals the amount paid by the Trustee on similar deposits.

RELATIONSHIP WITH TRUSTEE


     Marc J. Shapiro, a director of Santa Fe, is Chairman and Chief Executive Officer of the Trustee. The Trustee is Agent and a principal lender to Santa Fe under a $195 million Revolving Credit/Term Loan Facility (the "TCB Credit Facility"). As of January 31, 1994, approximately $58.7 million was outstanding under the TCB Credit Facility. In the opinion of Santa Fe, the terms of the TCB Credit Facility and the fees and interest rates thereunder are within the range of normal and customary bank credit transactions involving energy borrowers of similar size and credit.


                      DESCRIPTION OF THE DEPOSITARY UNITS

     The following information is subject to the detailed provisions of the Deposit Agreement, dated November 19, 1992, by and between Santa Fe, the Trustee, Texas Commerce Bank National Association, as Depositary, and all holders from time to time of SPERs (the "Deposit Agreement"). A copy of the Deposit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The provisions governing the Depositary Units and the Depositary are complex and extensive and no attempt has been made below to describe all of such provisions. The following is a general description of the basic framework of the Deposit Agreement, the Depositary Units and the Depositary, and detailed provisions concerning such matters may be found in the Deposit Agreement.

GENERAL

     The functions of the Depositary and the Deposit Agreement are custodial and ministerial in nature and for the benefit of Holders. The Deposit Agreement and the issuance of SPERs thereunder provide Holders an administratively convenient form of holding an investment in the Trust and a Treasury Obligation.

     A total of 6,300,000 Depositary Units are outstanding. Each Depositary Unit is evidenced by a transferable SPER, which have been issued by the Depositary only in denominations of 50 Depositary Units or integral multiples thereof. Accordingly, each Holder of 50 Depositary Units will own a beneficial interest in 50 Trust Units and the entire beneficial interest in a discrete Treasury Obligation in a face amount of $1,000, or $20 per Depositary Unit. Upon receipt of a properly executed Transfer Application, the Depositary will issue SPERs to each purchaser of Depositary Units in the offering made hereby.

     Purchasers may hold Depositary Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application. The Depositary is entitled to treat the nominee holder of a Depositary Unit as the absolute owner thereof and the beneficial owner's rights are limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

     The deposited Trust Units and Treasury Obligations are held solely for the benefit of the Holders and do not constitute assets of the Depositary or the Trust. The Deposit Agreement provides that the Holders, as the beneficial owners of direct interests in the underlying Trust Units and Treasury Obligations, have substantially all rights and privileges of the Depositary as the registered owner thereof and that the deposited Trust Units and Treasury Obligations are not subject to any lien, claim, charge or security interest in favor of the Depositary. The Depositary has no power to assign, transfer, pledge or otherwise dispose of any of the Trust Units or Treasury Obligations, except as described under "Description of the Trust and the Trust Agreement -- Possible Divestiture of Depositary Units and Trust Units."

     In the case of a default with respect to the obligations owed under a Trust Unit or Treasury Obligation, the Holder beneficially owning such Trust Unit or Treasury Obligation, as the real party in interest and as the owner of the entire beneficial interest in one or more Trust Units or discrete Treasury Obligations, has the right to proceed directly and individually against the Trustee (in the case of a Trust Unit) or the United States of America (in the case of a Treasury Obligation) to enforce the Holder's rights with respect to such Trust Unit or Treasury Obligation, respectively, in any manner that such Holder deems appropriate. In enforcing its rights, a Holder is not required to act in concert with any other Holder, the Depositary or any other person.

     Generally, the Depositary Units are entitled to participate in distributions with respect to the Trust Units and such distributions with respect to the Treasury Obligations and the liquidation of the remaining assets of the Trust. The Depositary Units are listed for trading on the New York Stock Exchange under the symbol "SFF."

TRANSFERS OF DEPOSITARY UNITS

     Depositary Units are transferable in denominations of 50 (or integral multiples thereof) on the records of the Depositary upon the surrender of any SPER in proper form for transfer as required by the Depositary. The transfer of Depositary Units to persons that purchase directly from the Underwriter will be accomplished through the completion, execution and delivery of Transfer Applications by such purchasers in connection with such purchases. Any subsequent transfers of a Depositary Unit will not be recorded by the Depositary unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application, the transferee of Depositary Units becomes the record holder of such Depositary Units, becomes a party to the Deposit Agreement, thereby assenting to all of its provisions, agrees to be bound by the terms and conditions of the Trust Agreement and the SPER, agrees that his transferor's duty to provide such transferee with any requisite information necessary to obtain registration of the transfer of the Depositary Units shall exclude any duty by the transferor to deliver an executed Transfer Application, makes the consents and approvals and gives the waivers contained in the Deposit Agreement and the Trust Agreement, and irrevocably appoints the Depositary as such transferee's attorney-in-fact to take all actions on his behalf in connection with the Deposit Agreement. Pursuant to the Transfer Application, each Holder agrees to indemnify and hold the Depositary, the Trustee and Santa Fe harmless from certain losses in connection with claims related to transfer, inheritance or gift taxes as provided in the Deposit Agreement. By executing the Transfer Application, each Holder also agrees not to transfer the Depositary Units other than in denominations of 50 and integral multiples thereof.

     A purchaser or transferee of Depositary Units who does not execute and deliver a Transfer Application obtains only the right to assign the Depositary Units to a purchaser or other transferee and will not receive Trust distributions unless the Depositary Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Depositary Units, and may not receive certain Federal income tax information or reports furnished to Holders of record. Whether or not a transferee executes the Transfer Application, a transferee, by acceptance of a SPER, is deemed to become a party to the Deposit Agreement and to be bound by the terms and conditions of the Deposit Agreement, the Trust Agreement and the SPER. The transferor of Depositary Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Depositary Units, but a transferee agrees, by acceptance of the SPER, that the transferor will not have a duty to cause the execution of the Transfer Application by the transferee.

     No service charge will be made to the transferor or transferee for any transfer of a Depositary Unit, but the Depositary may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer. Until any such transfer, the Depositary may treat the owner of any SPER as shown by its records as the owner of the Depositary Units evidenced thereby and shall not be charged with notice of any claim or demand respecting such SPER or the interest represented thereby by any other party. Any such transfer of a Depositary Unit shall, as to the Depositary, transfer to the transferee as of the close of business on the date of transfer, all right, title and interest of the transferor in and to the Trust Unit relating to such Depositary Unit and the interest in the Treasury Obligation evidenced by such Depositary Unit, provided that a transfer of a Depositary Unit after any Quarterly Record Date shall not transfer to the transferee the right of the transferor to the Quarterly Distribution Amount payable to holders of record on such date. As to matters affecting the title, ownership, warranty or transfer of the SPERs and the Depositary Units represented thereby, the laws from time to time in force in the State of Texas with respect to the transfer of securities shall govern.

     Under the Deposit Agreement, in the event that Santa Fe causes to be delivered to the Depositary (i) a letter from the staff of the Securities and Exchange Commission to the effect that the staff will raise no objection under the Investment Company Act of 1940 if the Depositary Units are transferred in denominations other than 50 and integral multiples thereof, and (ii) a written opinion of counsel to Santa Fe to the effect that the Depositary Units may be transferred in denominations other than 50 and integral multiples thereof without registration of the depositary arrangements relating to the deposited Trust Units and Treasury Obligations as an investment company under the Investment Company Act of 1940, then the Depositary may permit the transfer of Depositary Units without regard to the current limitation on transfers to 50 Depositary Units (or integral multiples thereof). Santa Fe is not obligated to request such a letter and opinion and no assurance can be given that such a letter and opinion could be obtained if requested.

WITHDRAWAL OF TRUST UNITS AND TREASURY OBLIGATIONS

     Upon the written request of a Holder for withdrawal of Trust Units and Treasury Obligations evidenced by SPERs in denominations of 50 Depositary Units or an integral multiple thereof from deposit and the surrender of such Holder's SPER in compliance with the terms of the Deposit Agreement, the Holder surrendering such Depositary Units will be entitled to receive the underlying Trust Units and whole Treasury Obligations as described herein. Upon such notice of withdrawal and surrender of the SPERs, the Depositary will give notice thereof to the Trustee, who will provide written confirmation of the appropriate entry made in the ownership ledger maintained for such purpose by the Trustee, and will make appropriate notation of such Holder's direct ownership of the discrete Treasury Obligation previously represented by the surrendered Depositary Units. Trust Units are uncertificated securities and if withdrawn from the Depositary are not transferable, except by operation of law; provided, however, that any holder may transfer Trust Units (in denominations of 50 or integral multiples thereof) to the Depositary for redeposit to the extent that they are accompanied by evidence of the assignment of the Treasury Obligation in a face amount of $20 per Trust Unit in the name of the Depositary. See "Description of the Trust and the Trust Agreement -- Withdrawal of Trust Units and Restrictions on Transfer." Upon such notice and withdrawal and written transfer instructions, a Treasury Obligation in a face amount equal to $1,000 for every 50 Depositary Units presented for withdrawal will be delivered by wire transfer through the Treasury book-entry system to a clearing agent, securities firm or other eligible nominee depository institution designated by the withdrawing Holder. The withdrawing Holder would then be free to sell or hold the Treasury Obligation in the same manner as other holders of book-entry U. S. Treasury securities traded in the STRIPS program. Redeposit of Trust Units and Treasury Obligations with the Depositary will require 60 days' advance written notice (except for redeposits by Santa Fe, the Trust or their affiliates, which will not require any prior notice) and may be subject to certain other restrictions.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     Amendment. Any provision of the Deposit Agreement, including the form of SPER and Transfer Application, may at any time and from time to time be amended by the Depositary and Santa Fe in any respect deemed necessary or desirable by them, without approval by the Holders, if such amendment would not have a material adverse affect on Holders or is required to comply with applicable law. No amendment to the Deposit Agreement, however, may impair the right of a Holder to surrender SPERs in denominations of 50 Depositary Units or integral multiples thereof and withdraw the underlying Trust Units and Treasury Obligations, and no amendment to the Deposit Agreement may override, conflict with or supersede the provisions of the Trust Agreement. The Depositary will furnish notice to each record holder of a SPER and any securities exchange on which the Depositary Units are listed for trading at the time any material amendment of the Deposit Agreement becomes effective. Each record holder will be deemed, by continuing to hold such SPER after effectiveness of any amendment to the Deposit Agreement, to consent and agree to such amendment and to be bound by the Deposit Agreement as so amended.

     The Depositary must give notice of the imposition of any fee or charge (other than fees and charges provided for in the Deposit Agreement), or change with respect thereto, upon Holders or transferees of Depositary Units to any securities exchange on which Depositary Units are listed for trading and to all record holders of Depositary Units. The imposition of such fee or charge, or change with respect thereto, shall not be effective until the expiration of 90 days after the date of such notice, unless it earlier becomes effective in the form of any amendment to the Deposit Agreement effected by the Depositary.

     Termination. The Depositary shall terminate the Deposit Agreement upon the later to occur of the termination and liquidation of the Trust and the distribution of the proceeds from the matured, deposited Treasury Obligations.

DUTIES AND STATUS OF DEPOSITARY

     Duties. The Depositary's only duties as Depositary are the essentially ministerial ones set forth in the Deposit Agreement. The Depositary has no discretionary functions and serves merely as a conduit for distributions and communications to Holders. In addition to acting as a depositary for the Trust Units and the Treasury Obligations, the Depositary acts as a registrar and transfer agent for the Depositary Units. All fees charged by the Depositary for transfers and withdrawals of Depositary Units or the Trust Units or Treasury Obligations evidenced thereby will be borne by Santa Fe, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Holder and other similar fees or charges will be borne by the affected Holder. There is no charge to Holders for disbursements of the Trust's cash distributions. The Trust Estate has agreed to indemnify the Trustee with respect to certain matters to the extent Trust assets are not available for such indemnity.

     Resignation and Removal. The Depositary may at any time resign, by notice to Santa Fe and the Holders, or be removed by Santa Fe or by a vote of holders of a majority of the Depositary Units, such resignation or removal to become effective upon the appointment by Santa Fe of a successor depositary and its acceptance of such appointment. Any successor must be a bank or trust company meeting certain requirements including having capital surplus and undivided profits of at least $100,000,000.

     Periodic Reports. The Depositary forwards to Holders tax information prepared by Santa Fe concerning interest income, royalty income and depletion and the Treasury Obligations on a periodic basis. Year-end tax information prepared by Santa Fe is furnished to Holders on a cash and accrual basis not later than March 31 of the following year.

     The Depositary is obligated, pursuant to the Deposit Agreement, to forward to each Holder all communications received by the Depositary as the registered owner of the Trust Units and Treasury Obligations deposited with it and to notify Holders if it becomes aware of a default on the Trust Units or Treasury Obligations. The Depositary is authorized to take action with respect to the Trust Units and Treasury Obligations only upon instructions from Holders.

     Inspection. Each Holder and his duly authorized agents and attorneys have the right during reasonable business hours to examine and inspect records of the Depositary.

                                  UNDERWRITING

     Lehman Brothers Inc. (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from Santa Fe all of the Depositary Units offered hereby.

     The Underwriting Agreement provides that the obligations of the Underwriter to purchase the Depositary Units are subject to certain conditions and that, if any of the Depositary Units are purchased by the Underwriter pursuant to the Underwriting Agreement, all the Depositary Units agreed to be purchased by the Underwriter pursuant to the Underwriting Agreement must be so purchased.

     Santa Fe has been advised by the Underwriter that the Underwriter proposes to offer the Depositary Units offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected
dealers at such public offering price less a concession not to exceed $     per
Depositary Unit. The Underwriter or such selected dealers may reallow a
commission to certain other dealers not to exceed $     per Depositary Unit.
After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriter.

     The Depositary Units are listed for trading on the New York Stock Exchange under the symbol "SFF."

     Santa Fe has agreed in the Underwriting Agreement to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     In May 1992, Lehman Brothers Inc. acted as financial advisor to Santa Fe in connection with Santa Fe's merger with Adobe Resources Corporation, for which it received customary fees.

     In November 1992, Lehman Brothers Inc. acted as managing underwriter of the initial public offering of Depositary Units for which it received customary underwriting discounts. In connection with such offering, Santa Fe engaged an affiliate of Lehman Brothers Inc. to purchase the Treasury Obligations on the Depositary's behalf, for which it received customary brokerage fees and commissions.

     Lehman Brothers Inc. is acting as financial adviser to Santa Fe in connection with various transactions for which it is entitled to receive customary fees.

     Lehman Brothers Inc. has from time to time acted as broker-dealer for Santa Fe in commodities hedging transactions for which it received customary fees.

                                 LEGAL MATTERS

     The validity of the Depositary Units is being passed upon by Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas 77002, as counsel for Santa Fe. Certain legal matters will be passed upon for the Underwriter by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017.

                                    EXPERTS

     Certain information appearing in this Prospectus regarding the estimated quantities of reserves of the oil and gas properties owned by the Trust, the future net revenues from such reserves and the present value thereof is based on estimates of such reserves and present values prepared by Ryder Scott Company, independent petroleum engineers.

     The statements of revenues and direct operating expenses of the Royalty Properties for each of the two years in the period ended December 31, 1991 and for the period January 1, 1992 through October 22, 1992, and the statement of assets and trust corpus as of December 31, 1992 and the related statement of changes in trust corpus of the Santa Fe Energy Trust for the period from Inception (October 22, 1992) to December 31, 1992 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Santa Fe Energy Resources, Inc. for the year ended December 31, 1992, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         DEFINITIONS AND OTHER MATTERS

     Gas volumes are stated herein at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit. In addition, as used herein, the following terms have the meanings indicated: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel (approximately 42 U.S. gallons), "MBbl" means thousand barrels, "Btu" means a British Thermal Unit, a common unit of energy measurement, and "NEB" means net equivalent barrel of oil. For purposes of calculating an NEB, gas equivalents are determined by using a ratio of six Mcf of gas to one Bbl of oil. With respect to information regarding interests in wells and acreage, "net" oil and gas wells or acres are determined by multiplying "gross" oil and gas wells or acres by the interest in such wells or acres represented by the Royalty Interests or owned by Santa Fe, as the case may be. Unless otherwise indicated, information regarding proved reserves, related estimated future net revenues and the discounted present value thereof is derived from the Reserve Report.

                         INDEX TO FINANCIAL STATEMENTS

ROYALTY PROPERTIES

  Report of Independent Accountants..................................................   F-2

  Statements of Revenues and Direct Operating Expenses for the Years Ended December
     31, 1990 and 1991 and for the Period January 1, 1992 through October 22, 1992...   F-3

  Notes to Financial Statements......................................................   F-4

  Supplemental Information to Financial Statements (Unaudited).......................   F-5

SANTA FE ENERGY TRUST

  Report of Independent Accountants..................................................   F-7

  Statement of Assets and Trust Corpus as of December 31, 1992.......................   F-8

  Statement of Changes in Trust Corpus for the Period from Inception (October 22,
     1992) to December 31, 1992......................................................   F-9

  Notes to Financial Statements......................................................   F-10

  Supplemental Information to Financial Statements (Unaudited).......................   F-13

  Statement of Cash Proceeds and Distributable Cash for the Three Months and Nine
     Months ended September 30, 1993 (Unaudited).....................................   F-14

  Statement of Assets, Liabilities and Trust Corpus at September 30, 1993 (Unaudited)
     and December 31, 1992...........................................................   F-14

  Statement of Changes in Trust Corpus for the Nine Months Ended September 30, 1993
     (Unaudited).....................................................................   F-15

  Notes to Financial Statements (Unaudited)..........................................   F-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Santa Fe Energy Resources, Inc.

     We have audited the accompanying statements of revenues and direct operating expenses of the Royalty Properties for each of the two years in the period ended December 31, 1991 and for the period January 1, 1992 through October 22, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Royalty Properties as described in Note 2 and are not intended to be a complete presentation of the revenues and expenses of the Royalty Properties.

     In our opinion, such statements present fairly, in all material respects, the revenues and direct operating expenses described in Note 2 of the Royalty Properties for each of the two years in the period ended December 31, 1991 and for the period January 1, 1992 through October 22, 1992 in conformity with generally accepted accounting principles.

PRICE WATERHOUSE

Houston, Texas
November 8, 1993

                               ROYALTY PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

                                                                                                                     JANUARY
                                                                                                                     1, 1992
                                                       YEAR ENDED DECEMBER 31,                                       THROUGH
                     -------------------------------------------------------------------------------------------     OCTOBER
                                                                                                                       22,
                                        1990                                            1991                          1992
                     -------------------------------------------     -------------------------------------------     -------
                                               NET                                             NET
                     WASSON      WASSON      PROFITS                 WASSON      WASSON      PROFITS                 WASSON
                       ODC       WILLARD     PROPERTIES   TOTAL        ODC       WILLARD     PROPERTIES   TOTAL        ODC
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
Revenues
  Oil..............  $15,013     $ 2,545     $ 9,736     $27,294     $11,623     $ 2,196     $ 8,293     $22,112     $ 9,571
  Gas..............       --          --       8,329       8,329          --          --       7,671       7,671          --
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
    Total..........   15,013       2,545      18,065      35,623      11,623       2,196      15,964      29,783       9,571
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
Direct Operating
  Expenses
  Taxes on
    production
    and property...    1,177         225       1,140       2,542       1,392         341       1,034       2,767       1,177
  Production
    and other
    expenses.......       --          --       2,582       2,582          --          --       2,398       2,398          --
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
Total..............    1,177         225       3,722       5,124       1,392         341       3,432       5,165       1,177
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
Excess of Revenues
  over Direct
  Operating
  Expenses.........  $13,836     $ 2,320     $14,343     $30,499     $10,231     $ 1,855     $12,532     $24,618     $ 8,394
                     -------     -------     -------     -------     -------     -------     -------     -------     -------
                     -------     -------     -------     -------     -------     -------     -------     -------     -------

                            January 1, 1992
                         through October 22,1992
                         -----------------------
                                   NET
                     WASSON      PROFITS
                     WILLARD     PROPERTIES   TOTAL
                     -------     -------     -------
Revenues
  Oil..............  $ 1,979     $ 6,306     $17,856
  Gas..............       --       5,157       5,157
                     -------     -------     -------
    Total..........    1,979      11,463      23,013
                     -------     -------     -------
Direct Operating
  Expenses
  Taxes on
    production
    and property...      339         858       2,374
  Production
    and other
    expenses.......       --       2,056       2,056
                     -------     -------     -------
Total..............      339       2,914       4,430
                     -------     -------     -------
Excess of Revenues
  over Direct
  Operating
  Expenses.........  $ 1,640     $ 8,549     $18,583
                     -------     -------     -------
                     -------     -------     -------

   The accompanying notes are an integral part of these financial statements.

                               ROYALTY PROPERTIES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ROYALTY PROPERTIES

     The Royalty Properties consist of royalty interests and working interests in the following domestic oil and gas properties owned by Santa Fe Energy Resources, Inc. ("Santa Fe"):

     - Royalty interests in oil production of two units of the Wasson oil field, Wasson ODC and Wasson Willard, located in the Permian Basin of West Texas (collectively, the "Wasson Properties").

     - Royalty interests and working interests in producing oil and gas properties located in twelve states (collectively, the "Net Profits Properties").

     Santa Fe has produced from the Wasson field since 1939. The Wasson field has been significantly redeveloped for tertiary recovery operations utilizing CO2 flooding, which commenced in 1984. The Net Profits Properties consist principally of properties acquired by Santa Fe in May 1992 as a result of its merger with Adobe Resources Corporation. The accompanying statements include the historical revenues and direct operating expenses from such acquired properties for all periods presented. Revenues related to the acquired Adobe properties approximate $15,000,000 for each of the two years in the period ended December 31, 1991 and approximately $10,000,000 for the period January 1, 1992 through October 22, 1992.

     Santa Fe Energy Products, a wholly owned subsidiary of Santa Fe, purchased all of Santa Fe's share of Wasson ODC and Wasson Willard's oil production at the average of prices posted by unaffiliated purchasers.

NOTE 2. BASIS OF PRESENTATION

     The statements of revenues and direct operating expenses were derived from the historical accounting records of Santa Fe (accrual basis, successful efforts method of accounting for oil and gas activities, in accordance with generally accepted accounting principles). The statements include the oil and gas revenues and expenses directly attributable to the producing properties described above. The statements do not include depreciation, depletion and amortization, general and administrative or interest expenses.

     Full financial statements, including historical balance sheets, have not been prepared since many of the Royalty Properties were owned by others prior to their acquisition by Santa Fe and, therefore, all of the historical information necessary to prepare such financial statements is not available to Santa Fe. Further, in management's opinion, the historical statements are not relevant since the Royalty Interests will be valued by the Trust in accordance with purchase accounting.

     Royalty income of the Trust will be derived from the Wasson ODC Royalty, Wasson Willard Royalty and the Net Profits Royalties, as defined. Royalty income will be determined based on the defined royalties in the Wasson Properties and the defined net profits interests in the Net Profits Properties. The computation of the defined net profits will include deductions for capital development expenditures on the working interests. Exploration and development expenditures related to the Royalty Properties totaled approximately $2,335,000, $1,266,000 and $424,000 in 1990, 1991 and for the period January 1, 1992 through October 22, 1992, respectively. Accordingly, royalty income of the Trust will be materially different than the excess of revenues over direct operating expenses of the Royalty Properties.

                SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


     Information with respect to oil and gas producing activities of the Royalty Properties is presented in the following tables. Reserve information for 1990 and 1991 with regard to the Wasson Royalties is based on reserve reports prepared by Ryder Scott Company, independent petroleum consultants. For the Net Profits Royalties, however, no separate engineering data exists prior to June 30, 1992. For these properties, Santa Fe computed year-end 1990 and 1991 information by adjusting Ryder Scott's June 30, 1992 reserve report for production, prices and known additions. Reserve information for 1992 for the Wasson Royalties and the Net Profits Royalties is based on reserve reports prepared by Ryder Scott Company as of December 31, 1992. Santa Fe computed October 22, 1992 information by adjusting Ryder Scott's December 31, 1992 reserve report for production, prices and other changes.

OIL AND GAS RESERVES

     The following table sets forth the Royalty Properties' proved oil and gas reserves (all located in the United States) at December 31, 1990 and 1991 and October 22, 1992 and the related changes in such reserves for the years ended December 31, 1990 and 1991 and for the period January 1, 1992 through October 22, 1992.

                                                CRUDE OIL (MBBLS)             NATURAL GAS (MMCF)
                                            --------------------------    --------------------------
                                             1990      1991      1992      1990      1991      1992
                                            ------    ------    ------    ------    ------    ------
Proved reserves at beginning of period...   13,225    11,981    12,074    32,759    28,881    25,326
Increases (decreases) due to:
  Revisions of previous estimates........        9       680     1,115        --        --      (472)
  Improved recovery techniques...........       --       562        --        --        --        --
  Extensions, discoveries and other
     additions...........................       69       118        --     1,059     1,340        --
  Production.............................   (1,322)   (1,267)   (1,057)   (4,937)   (4,895)   (3,441)
                                            ------    ------    ------    ------    ------    ------
Proved reserves at end of period.........   11,981    12,074    12,132    28,881    25,326    21,413
                                            ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------
Proved developed reserves at end of
  period.................................   11,058    11,165    11,221    28,560    25,044    21,158
                                            ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------

     Proved developed reserves at December 31, 1989 were 12,302 MBbls of crude oil and 32,396 MMcf of natural gas.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

ESTIMATED PRESENT VALUE OF FUTURE NET CASH FLOWS

     Estimated future net cash flows from the Royalty Properties proved oil and gas reserves at December 31, 1990 and 1991 and October 22, 1992 are presented in the following table (in thousands of dollars):

                                                             1990         1991        1992
                                                           ---------    --------    --------
    Future cash inflows.................................   $ 365,647    $241,381    $261,974
    Future costs and expenses...........................     (44,381)    (33,325)    (37,972)
                                                           ---------    --------    --------
    Net future cash flows...............................     321,266     208,056     224,002
    Discount at 10% for timing of cash flows............    (125,413)    (85,794)    (95,481)
                                                           ---------    --------    --------
    Present value of future net cash flows for proved
      reserves..........................................   $ 195,853    $122,262    $128,521
                                                           ---------    --------    --------
                                                           ---------    --------    --------

     Estimated future cash flows represent an estimate of future net revenues from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes,

                                  (UNAUDITED)

and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

     The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at the end of the period. Such prices have been held constant except for known and determinable escalations.

     Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

     The following table sets forth the changes in the present value of estimated future net cash flows from proved reserves during the years ended December 31, 1990 and 1991 and for the period January 1, 1992 through October 22, 1992 (in thousands of dollars):

                                                              1990        1991        1992
                                                            --------    --------    --------
    Balance at beginning of period.......................   $155,940    $195,853    $122,262
                                                            --------    --------    --------
    Increase (decrease) due to:
      Sales of oil and gas, net of production costs of
         $5,124 in 1990, $5,165 in 1991 and $4,430 in
         1992............................................    (30,499)    (24,618)    (18,583)
      Net changes in prices and costs....................     53,095     (93,912)      7,444
      Extensions, discoveries and improved recovery......      1,748       8,937          --
      Changes in estimated volumes.......................          9      16,340       7,210
      Interest factor -- accretion of discount...........     15,560      19,662      10,188
                                                            --------    --------    --------
                                                              39,913     (73,591)      6,259
                                                            --------    --------    --------
    Balance at end of period.............................   $195,853    $122,262    $128,521
                                                            --------    --------    --------
                                                            --------    --------    --------

     The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at the end of the period and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Unitholders and Trustee
  of the Santa Fe Energy Trust

     We have audited the statement of assets and trust corpus as of December 31, 1992 and the related statement of changes in trust corpus for the period from Inception (October 22, 1992) to December 31, 1992. These financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Trustee, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note 2, these financial statements have been prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion such statements audited by us present fairly, in all material respects, the financial position of the Santa Fe Energy Trust at December 31, 1992 and the changes in trust corpus for the period from inception (October 22, 1992) to December 31, 1992, on the basis of accounting described in
Note 2.

PRICE WATERHOUSE

Houston, Texas
March 26, 1993

                             SANTA FE ENERGY TRUST

                      STATEMENT OF ASSETS AND TRUST CORPUS
                               DECEMBER 31, 1992
                           (IN THOUSANDS OF DOLLARS)

                                     ASSETS

Current Assets.....................................................................   $     1
  Cash.............................................................................    87,276
                                                                                      -------
  Investment in Royalty Interests, at cost.........................................   $87,277
                                                                                      -------
                                                                                      -------
                                 TRUST CORPUS
Trust Corpus (6,300,000 Trust Units issued and outstanding)........................   $87,277
                                                                                      -------
                                                                                      -------

   The accompanying notes are an integral part of these financial statements.

                             SANTA FE ENERGY TRUST

                      STATEMENT OF CHANGES IN TRUST CORPUS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 22, 1992) TO DECEMBER 31, 1992
                           (IN THOUSANDS OF DOLLARS)

Balance at Inception (October 22, 1992)............................................   $     1
Issuance of Trust Units for Royalty Interests......................................    87,276
                                                                                      -------
Balance at December 31, 1992.......................................................   $87,277
                                                                                      -------
                                                                                      -------

   The accompanying notes are an integral part of these financial statements.

                             SANTA FE ENERGY TRUST

                         NOTES TO FINANCIAL STATEMENTS

(1) THE TRUST

     Santa Fe Energy Trust (the "Trust") was formed on October 22, 1992, with Texas Commerce Bank National Association as trustee (the "Trustee"), to acquire and hold certain royalty interests (the "Royalty Interests") in certain properties (the "Royalty Properties") conveyed to the Trust by Santa Fe Energy Resources, Inc. ("Santa Fe"). The Royalty Interests consist of two term royalty interests in two production units in the Wasson field in west Texas (the "Wasson Royalties") and a net profits royalty interest in certain royalty and working interests in a diversified portfolio of properties located in twelve states (the "Net Profits Royalties"). The Royalty Interests are passive in nature and the Trustee has no control over or responsibility relating to the operation of the Royalty Properties. The Trust will be liquidated on February 15, 2008 (the "Liquidation Date").

     In November 1992, 5,725,000 Depositary Units, each consisting of beneficial ownership of one unit of undivided beneficial interest in the Trust ("Trust Units") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on or about February 15, 2008, were sold in a public offering for $20 per Depositary Unit. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. Santa Fe received the remaining $70.1 million and 575,000 Depositary Units.

     The trust agreement under which the Trust was formed (the "Trust Agreement") provides, among other things, that:

     - the Trustee shall not engage in any business or commercial activity or acquire any asset other than the Royalty Interests initially conveyed to the Trust;

     - the Trustee may not sell all or any portion of the Wasson Royalties or substantially all of the Net Profits Royalties without the prior consent of Santa Fe;

     - Santa Fe may sell the Royalty Properties, subject to and burdened by the Royalty Interests, without consent of the holders of the Trust Units; following any such transfer, the Royalty Properties will continue to be burdened by the Royalty Interests and after any such transfer the royalty payment attributable to the transferred property will be calculated separately and paid by the transferee:

     - the Trustee may establish a cash reserve for the payment of any liability which is contingent, uncertain in amount or that is not currently due and payable;

     - the Trustee is authorized to borrow funds required to pay liabilities of the Trust, provided that such borrowings are repaid in full prior to further distributions to the holders of the Trust Units;

     - the Trustee will make quarterly cash distributions to the holders of the Trust Units.

(2) BASIS OF ACCOUNTING

     The financial statements of the Trust are prepared on the cash basis of accounting for revenues and expenses. Royalty income will be recorded when received (generally during the quarter following the end of the quarter in which the income from the Royalty Properties is received by Santa Fe) and will be net of any cash basis exploration and development expenditures. Expenses of the Trust, which will include accounting, engineering, legal, and other professional fees, Trustee fees, an administrative fee paid to Santa Fe and out-of-pocket expenses, will be recognized when paid. Under generally accepted accounting principles, revenues and expenses would be recognized on an accrual basis. Amortization of the Trust's investment in Royalty Interests will be recorded using the unit-of-production method in the period in which the cash is received with respect to such production. No royalty income was received and no Trust expenses were paid during the period from inception (October 22, 1992) through December 31, 1992 (see Note 4).

                             SANTA FE ENERGY TRUST

     The conveyance of the Royalty Interests to the Trust was accounted for as a purchase transaction. The $87,276,000 reflected in the Statement of Assets and Trust Corpus as Investment in Royalty Interests represents 6,300,000 Trust Units valued at $20 per unit less the $38,724,000 paid for the Treasury obligations. The carrying value of the Trust's investment in the Royalty Interests is not necessarily indicative of the fair value of such Royalty Interests.

     The Trust is a grantor trust and as such is not subject to income taxes and accordingly no recognition has been given to income taxes in the Trust's financial statements. The tax consequences of owning Trust Units are included in the income tax returns of the individual Trust Unitholders.

(3) THE ROYALTY INTERESTS

     The Wasson Royalties consist of interests conveyed out of Santa Fe's royalty interest in the Wasson ODC Unit (the "ODC Royalty") and the Wasson Willard Unit (the "Willard Royalty"). The ODC Royalty entitles the Trust to receive quarterly royalty payments with respect to 12.393433% of the actual gross oil production from the Wasson ODC Unit, subject to certain quarterly limitations set forth in the conveyance agreement, for the period from November 1, 1992 to December 31, 2007. The Willard Royalty entitles the Trust to receive quarterly royalty payments with respect to 6.83548% of the actual gross oil production from the Wasson Willard Unit, subject to certain quarterly limitations set forth in the conveyance agreement, for the period from November 1, 1992 to December 31, 2003.

     The Net Profits Royalties entitle the Trust to receive, on a quarterly basis, 90% of the net proceeds, as defined in the conveyance agreement, from the sale of production from the properties subject to the conveyance agreement. The Net Profits Royalties are not limited in term, although the Trustee is required to sell such royalties prior to the Liquidation Date.

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent it needs such payments to distribute $0.40 per Trust Unit per quarter (two-thirds of such amount for the period ending December 31, 1992). Such additional royalty payments are limited to Santa Fe's remaining royalty interest in the Wasson ODC Unit. If such additional payments are received, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate of the additional royalty payments, net of any amounts recouped, will be limited to $20,000,000 on a revolving basis.

(4) DISTRIBUTIONS TO TRUST UNITHOLDERS

     In February 1993 the Trust received royalty payments with respect to the period ended December 31, 1992 totalling $1,937,000 and on February 26, 1992 made a distribution of $0.30753 per Trust Unit to holders of record on February 16, 1993.

(5) PRO FORMA FINANCIAL INFORMATION -- (UNAUDITED)

     The following unaudited pro forma financial information has been prepared assuming the Trust was formed and the Royalty Interests were conveyed on January 1, 1991. Royalty income with respect to the Wasson Royalties has been calculated assuming the quarterly limitations with respect to such royalties commence with the limits applicable to the period ended December 31, 1992. Trust administrative expenses are estimated to be $450,000 annually, including legal, accounting, engineering, trustee and other administra-

                             SANTA FE ENERGY TRUST
tive fees of $250,000 and $200,000 to reimburse Santa Fe for overhead expenses. The information presented herein is not necessarily indicative of the future distributable income or financial condition of the Trust.

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                           1992         1991
                                                                          -------      -------
                                                                              (AMOUNTS IN
                                                                               THOUSANDS,
                                                                            EXCEPT AS NOTED)
                                                                              (UNAUDITED)
Distributable Income
  Royalty Income
     ODC Royalty........................................................  $ 3,202      $ 2,210
     Willard Royalty....................................................    1,930        1,827
     Net Profits Royalties..............................................    8,282       10,665
  Trust Administrative Expenses.........................................     (450)        (450)
                                                                          -------      -------
  Distributable Income..................................................  $12,964      $14,252
                                                                          -------      -------
                                                                          -------      -------
  Distributable Income per Trust Unit (in dollars)......................  $  2.06      $  2.26
                                                                          -------      -------
                                                                          -------      -------
  Trust Units Outstanding...............................................    6,300        6,300
                                                                          -------      -------
                                                                          -------      -------
Changes in Trust Corpus
  Balance at Beginning of Year..........................................  $78,967      $87,277
  Distributable Income..................................................   12,964       14,252
  Distributions to Trust Unitholders....................................  (12,964)     (14,252)
  Amortization of Royalty Interests.....................................   (7,245)      (8,310)
                                                                          -------      -------
  Balance at End of Year................................................  $71,722      $78,967
                                                                          -------      -------
                                                                          -------      -------

                SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
OIL AND GAS RESERVES

     The following table sets forth the Royalty Interests' proved oil and gas reserves (all located in the United States) at December 31, 1992 prepared by Ryder Scott Company, independent petroleum consultants. Proved reserve quantities for each of the Wasson Royalties are calculated by multiplying the net revenue interest attributable to each of the Wasson Royalties in effect for a given year by the total amount of oil estimated to be economically recoverable from the respective production units (subject to limitation by applicable maximum quarterly production amounts). Reserve quantities are calculated differently for the Net Profits Royalties because such interests do not entitle the Trust to a specific quantity of oil or gas but to the Net Proceeds derived therefrom. Proved reserves attributable to the Net Profits Royalties are calculated by deducting from estimated quantities of oil and gas reserves an amount of oil and gas sufficient, if sold at the prices used in preparing the reserve estimates for the Net Profits Royalties, to pay the future estimated costs and expenses deducted in the calculation of Net Proceeds with respect to the Net Profits Royalties. Accordingly, the reserves presented for the Net Profits Royalties reflect quantities of oil and gas that are free of future costs or expenses if the price and cost assumptions set forth in the applicable reserve report occur.

                                                                         CRUDE
                                                                          OIL
                                                                          AND       NATURAL
                                                                         LIQUIDS     GAS
                                                                         (MBBLS)    (MMCF)
                                                                         -----      ------
    Proved reserves...................................................   7,258      12,638
                                                                         -----      ------
                                                                         -----      ------
    Proved developed reserves.........................................   7,169      12,500
                                                                         -----      ------
                                                                         -----      ------

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

ESTIMATED PRESENT VALUE OF FUTURE NET CASH FLOWS

     Estimated future net cash flows from the Royalty Interests' proved oil and gas reserves at December 31, 1992 are presented in the following table (in thousands of dollars):

    Net future cash flows......................................................   138,005
    Discount at 10% for timing of cash flows...................................   (59,503)
                                                                                  -------
    Present value of future net cash flows for proved reserves.................    78,502
                                                                                  -------
                                                                                  -------

     Estimated future cash flows represent an estimate of future net revenues from the production of proved reserves using estimated sales prices and estimates of the production costs, ad valorem and production taxes, and future development costs necessary to produce such reserves. No deduction has been made for depletion, depreciation or any indirect costs such as professional and administrative fees.

     The sales prices used in the calculation of estimated future net cash flows are based on the prices in effect at year end. Such prices have been held constant except for known and determinable escalations.

     Operating costs and ad valorem and production taxes are estimated based on current costs with respect to producing oil and gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

     The information presented with respect to estimated future net revenues and cash flows and the present value thereof is not intended to represent the fair value of oil and gas reserves. Actual future sales prices and production and development costs may vary significantly from those in effect at December 31, 1992 and actual future production may not occur in the periods or amounts projected. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose.

                             SANTA FE ENERGY TRUST

               STATEMENT OF CASH PROCEEDS AND DISTRIBUTABLE CASH
                                  (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                                                  THREE           NINE
                                                                 MONTHS          MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1993            1993
                                                              -------------   -------------
Royalty Income
  ODC Royalty................................................   $     693       $   1,539
  Willard Royalty............................................         590           1,588
  Net Profits Royalty........................................       2,290           5,895
Property Taxes...............................................        (232)           (596)
Administrative Fee to Santa Fe...............................         (50)           (133)
Trust Formation Costs........................................         (98)           (173)
                                                              -------------   -------------
Cash Proceeds................................................       3,193           8,120
Advance from Santa Fe Energy Resources, Inc..................          25              25
Cash Withheld for Trust Expenses.............................        (100)           (150)
                                                              -------------   -------------
Distributable Cash...........................................   $   3,118       $   7,995
                                                              -------------   -------------
                                                              -------------   -------------
Distributable Cash per Trust Unit (in dollars)...............   $ 0.49485       $ 1.26904
                                                              -------------   -------------
                                                              -------------   -------------
Trust Units Outstanding (thousands)..........................       6,300           6,300
                                                              -------------   -------------
                                                              -------------   -------------

               STATEMENT OF ASSETS, LIABILITIES AND TRUST CORPUS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                SEPTEMBER 30,  DECEMBER 31,
                                                                    1993           1992
                                                                -------------  ------------
                                                                (UNAUDITED)
Current Assets
  Cash.........................................................    $    10       $      1
                                                                -------------  ------------
Investment in Royalty Interests, at cost.......................     87,276         87,276
Less: Accumulated Amortization.................................     (7,127)            --
                                                                -------------  ------------
                                                                    80,149         87,276
                                                                -------------  ------------
                                                                   $80,159       $ 87,277
                                                                -------------  ------------
                                                                -------------  ------------

                     LIABILITIES AND TRUST CORPUS

Advance from Santa Fe Energy Resources, Inc....................    $    25       $     --
Trust Corpus (6,300,000 Trust Units issued and outstanding)....     80,134         87,277
                                                                -------------  ------------
                                                                   $80,159       $ 87,277
                                                                -------------  ------------
                                                                -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                             SANTA FE ENERGY TRUST

                      STATEMENT OF CHANGES IN TRUST CORPUS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1992.......................................................  $87,277
Cash Proceeds......................................................................    1,937
Amortization of Royalty Interests..................................................   (1,702)
Cash Distributions.................................................................   (1,937)
                                                                                     -------
Balance at March 31, 1993..........................................................   85,575
Cash Proceeds......................................................................    2,990
Amortization of Royalty Interests..................................................   (2,677)
Cash Distributions.................................................................   (2,940)
Trust Expenses.....................................................................      (39)
                                                                                     -------
Balance at June 30, 1993...........................................................   82,909
Cash Proceeds......................................................................    3,193
Amortization of Royalty Interests..................................................   (2,748)
Cash Distributions.................................................................   (3,118)
Trust Expenses.....................................................................     (102)
                                                                                     -------
Balance at September 30, 1993......................................................  $80,134
                                                                                     -------
                                                                                     -------

   The accompanying notes are an integral part of these financial statements.

                             SANTA FE ENERGY TRUST

                         NOTES TO FINANCIAL STATEMENTS
(1) THE TRUST

     Santa Fe Energy Trust (the "Trust") was formed on October 22, 1992, with Texas Commerce Bank National Association as trustee (the "Trustee"), to acquire and hold certain royalty interests (the "Royalty Interests") in certain properties (the "Royalty Properties") conveyed to the Trust by Santa Fe Energy Resources, Inc. ("Santa Fe"). The Royalty Interests consist of two term royalty interests in two production units in the Wasson field in West Texas (the "Wasson Royalties") and a net profits royalty interest in certain royalty and working interests in a diversified portfolio of properties located in twelve states (the "Net Profits Royalties"). The Royalty Interests are passive in nature and the Trustee has no control over or responsibility relating to the operation of the Royalty Properties. The Trust will be liquidated on February 15, 2008 (the "Liquidation Date").

     In November 1992, 5,725,000 Depositary Units, each consisting of beneficial ownership of one unit of undivided beneficial interest in the Trust ("Trust Units") and a $20 face amount beneficial ownership interest in a $1,000 face amount zero coupon United States Treasury obligation maturing on or about February 15, 2008, were sold in a public offering for $20 per Depositary Unit. A total of $114.5 million was received from public investors, of which $38.7 million was used to purchase the Treasury obligations and $5.7 million was used to pay underwriting commissions and discounts. Santa Fe received the remaining $70.1 million and 575,000 Depositary Units.

     The trust agreement under which the Trust was formed (the "Trust Agreement") provides, among other things, that:

     - the Trustee shall not engage in any business or commercial activity or acquire any asset other than the Royalty Interests initially conveyed to the Trust;

     - the Trustee may not sell all or any portion of the Wasson Royalties or substantially all of the Net Profits Royalties without the prior consent of Santa Fe;

     - Santa Fe may sell the Royalty Properties, subject to and burdened by the Royalty Interests, without consent of the holders of the Trust Units; following any such transfer, the Royalty Properties will continue to be burdened by the Royalty Interests and after any such transfer the royalty payment attributable to the transferred property will be calculated separately and paid by the transferee;

     - the Trustee may establish a cash reserve for the payment of any liability which is contingent, uncertain in amount or that is not currently due and payable;

     - the Trustee is authorized to borrow funds required to pay liabilities of the Trust, provided that such borrowings are repaid in full prior to further distributions to the holders of the Trust Units;

     - the Trustee will make quarterly cash distributions to the holders of the Trust Units.

(2) BASIS OF ACCOUNTING

     The accompanying unaudited financial information has been prepared by the Trustee in accordance with the instructions to Form 10-Q and does not include all of the information required by generally accepted accounting principles for complete financial statements, although the Trustee believes that the disclosures are adequate to make the information presented not misleading. The information furnished reflects all adjustments which are, in the opinion of the Trustee, necessary for a fair presentation of the results for the interim periods presented. The financial information should be read in conjunction with the financial statements and notes thereto included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1992.

     The financial statements of the Trust are prepared on the cash basis of accounting for revenues and expenses. Royalty income will be recorded when received (generally during the quarter following the end of the quarter in which the income from the Royalty Properties is received by Santa Fe) and will be net of any cash basis exploration and development expenditures. Expenses of the Trust, which will include accounting,

                             SANTA FE ENERGY TRUST
engineering, legal, and other professional fees, Trustee fees, an administrative fee paid to Santa Fe and out-of-pocket expenses, will be recognized when paid. Under generally accepted accounting principles, revenues and expenses would be recognized on an accrual basis. Amortization of the Trust's investment in Royalty Interests will be recorded using the unit-of-production method in the period in which the cash is received with respect to such production.

     The conveyance of the Royalty Interests to the Trust was accounted for as a purchase transaction. The $87,276,000 reflected in the Statement of Assets and Trust Corpus as Investment in Royalty Interests represents 6,300,000 Trust Units valued at $20 per unit less the $38,724,000 paid for the Treasury obligations. The carrying value of the Trust's investment in the Royalty Interests is not necessarily indicative of the fair value of such Royalty Interests.

     The Trust is a grantor trust and as such is not subject to income taxes and accordingly no recognition has been given to income taxes in the Trust's financial statements. The tax consequences of owning Trust Units are included in the income tax returns of the individual Trust Unitholders.

(3) THE ROYALTY INTERESTS

     The Wasson Royalties consist of interests conveyed out of Santa Fe's royalty interest in the Wasson ODC Unit (the "ODC Royalty") and the Wasson Willard Unit (the "Willard Royalty"). The ODC Royalty entitles the Trust to receive quarterly royalty payments with respect to 12.393433% of the actual gross oil production from the Wasson ODC Unit, subject to certain quarterly limitations set forth in the conveyance agreement, for the period from November 1, 1992 to December 31, 2007. The Willard Royalty entitles the Trust to receive quarterly royalty payments with respect to 6.8354% of the actual gross oil production from the Wasson Willard Unit, subject to certain quarterly limitations set forth in the conveyance agreement, for the period from November 1, 1992 to December 31, 2003.

     The Net Profits Royalties entitle the Trust to receive, on a quarterly basis, 90% of the net proceeds, as defined in the conveyance agreement, from the sale of production from the properties subject to the conveyance agreement. The Net Profits Royalties are not limited in term, although the Trustee is required to sell such royalties prior to the Liquidation Date.

     For any calendar quarter ending on or prior to December 31, 2002, the Trust will receive additional royalty payments to the extent it needs such payments to distribute $0.40 per Trust Unit per quarter (two-thirds of such amount for the period ended December 31, 1992). Such additional royalty payments are limited to Santa Fe's remaining royalty interest in the Wasson ODC Unit. If such additional payments are received, certain proceeds otherwise payable to the Trust in subsequent quarters may be reduced to recoup the amount of such additional payments. The aggregate of the additional royalty payments, net of any amounts recouped, will be limited to $20,000,000 on a revolving basis.

(4) DISTRIBUTIONS TO TRUST UNIT HOLDERS


     In February 1993 the Trust received payments with respect to the two-month period ended December 31, 1992 totalling $1,937,000 and on February 26, 1993 made a distribution of $0.30753 per Trust Unit to holders of record on February 16, 1993. In May 1993 the Trust received payments with respect to the three-month period ended March 31, 1993 totalling $2,940,000 and on May 31, 1993 a distribution of $0.4666 per Trust Unit was made to holders of record on May 17, 1993. In August 1993 the Trust received payments with respect to the three-month period ended June 30, 1993 totalling $3,193,000 and on August 31, 1993 a distribution of $0.49485 per Trust Unit was made to holders of record on August 16, 1993. In November, 1993, the Trust received payments with respect to the three-month period ended September 30, 1993 totalling $2,787,000 and on November 30, 1993 a distribution of $0.44218 per Trust Unit was made to holders of record on November 15, 1993. In February 1994, the Trust will receive payments with respect to the three-month period ended December 31, 1993
totalling $       (which payments include a Support Payment of $362,000) and on
February 28, 1994 a distribution of $0.40 per Trust Unit will be made to holders of record on February 14, 1994.

                                                                      APPENDIX A

                                  {LETTERHEAD}


                                February 1, 1994


Santa Fe Energy Resources, Inc.
1616 South Voss Road
Houston, Texas 77057-2696

Gentlemen:


     Pursuant to your request, we present below our estimates of the net proved reserves attributable to the interests of the Santa Fe Energy Trust (Trust) as of December 31, 1993. The Trust is a grantor trust formed to hold interests in certain domestic oil and gas properties owned by Santa Fe Energy Resources, Inc. (Santa Fe). The interests conveyed to the Trust consist of royalty interests in the Wasson Field, Texas (Wasson Royalties) and a net profits interest derived from working and royalty interests in numerous other properties (Net Profits Royalties). The properties included in the Trust are located in the states of Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Mississippi, New Mexico, North Dakota, Oklahoma, Texas, Wyoming, and in state waters offshore Louisiana and Texas.



     The estimated reserve quantities and future income quantities presented in this report are related to a large extent to hydrocarbon prices. Hydrocarbon prices in effect at December 31, 1993 were used in the preparation of this report as required by Securities and Exchange Commission (SEC) and Financial Accounting Standards Bulletin No. 69 (FASB 69) guidelines; however, actual future prices may vary significantly from December 31, 1993 prices for reasons discussed in more detail in other sections of this report. Therefore, quantities of reserves actually recovered and quantities of income actually received may differ significantly from the estimated quantities presented in this report.



                                                                   AS OF DECEMBER 31, 1993
                                                          -----------------------------------------
                                                                              ESTIMATED     PRESENT
                                                                              FUTURE NET     VALUE
                                                          LIQUIDS    GAS     CASH INFLOWS   AT 10%
                                                          (MBBLS)   (MMCF)       (M$)        (M$)
                                                          -------   ------   ------------   -------
Proved Net Developed and Undeveloped
  Wasson ODC Royalty....................................   5,535         0       58,681      33,198
  Wasson Willard Royalty................................   1,026         0       10,715       7,314
  Net Profits Royalties.................................   1,208    11,121       38,148      24,804
                                                          -------   ------   ------------   -------
          Totals........................................   7,769    11,121      107,544      65,316
Proved Net Developed
  Wasson ODC Royalty....................................   5,535         0       58,681      33,198
  Wasson Willard Royalty................................   1,026         0       10,715       7,314
  Net Profits Royalties.................................   1,204    10,900       37,618      24,438
                                                          -------   ------   ------------   -------
          Totals........................................   7,765    10,900      107,014      64,950


     The estimated proved reserves and income quantities for the Wasson Royalties presented in this report are calculated by multiplying the net revenue interest attributable to each of the Wasson Royalties by the total amount of oil estimated to be economically recoverable from the respective productive units, subject to production limitations applicable to the Wasson Royalties and an additional royalty to provide Support Payments, which have been described to us by Santa Fe.

     Reserve quantities are calculated differently for the Net Profits Royalties because such interests do not entitle the Trust to a specific quantity of oil or gas but to 90 percent of the Net Proceeds derived therefrom. Accordingly, there is no precise method of allocating estimates of the quantities of proved reserves attributable to the Net Profits Royalties between the interest held by the Trust and the interests to be retained by Santa Fe. For purposes of this presentation, the proved reserves attributable to the Net Profits Royalties have been proportionately reduced to reflect the future estimated costs and expenses deducted in the calculation of Net Proceeds with respect to the Net Profits Royalties. Accordingly, the reserves presented for the Net Profits Royalties reflect quantities of oil and gas that are free of future costs or expenses based on the price and cost assumptions utilized in this report. The allocation of proved reserves of the Net Profits Properties between the Trust and Santa Fe will vary in the future as relative estimates of future gross revenues and future net incomes vary. Furthermore, Santa Fe requested that for purposes of our report the Net Profits Royalties be calculated beyond the Liquidation Date of December 31, 2007, even though by the terms of the Trust Agreement the Net Profits Royalties will be sold by the Trustee on or about this date and a liquidating distribution of the sales proceeds from such sale would be made to holders of Trust Units.


     The "Liquid" reserves shown above are comprised of crude oil, condensate and natural gas liquids. Natural gas liquids comprise 0.7 percent of the Trust's developed liquid reserves and 0.7 percent of the Trust's developed and undeveloped liquid reserves. All hydrocarbon liquid reserves are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in MMCF at the pressure and temperature bases of the area where the gas reserves are located. The estimated future net cash inflows are described later in this report.



     Santa Fe has indicated that the conveyance of the Wasson Royalties to the Trust provides that the Trust will receive an additional royalty interest in the Wasson ODC Unit which could be available for Support Payments. Payment of this additional royalty is subject to numerous limitations which are detailed in the Conveyance. The tables shown on Pages A-1 and A-4 include 1,890,522 barrels of oil, $20,000,000 of estimated future net revenue, and $12,662,967 of discounted estimated future net revenue attributable to an additional royalty in respect of Support Payments which have been described to us by Santa Fe.


     In accordance with information provided by Santa Fe, proved reserves and revenues attributable to Santa Fe's remaining royalty interest in the Wasson ODC Unit available for Support Payments, which includes the above mentioned reserves and revenues, are presented below.


                                                ESTIMATED
                    PROVED                     FUTURE NET
                      OIL        ESTIMATED      REVENUES
                   RESERVES     FUTURE NET     DISCOUNTED
                    (BBLS)      REVENUES -- $  AT 10% -- $
                   ---------    -------------  -----------
                   3,272,552    $34,558,352    $23,815,495



     The Support Payments are limited to $20,000,000 in the aggregate. As a result, even though we have calculated total estimated future net revenues of $34,558,352 available for Support Payments and $20,000,000 of such amount has been included in our estimate of the future net cash inflow for the Wasson ODC Royalty attributable to the Trust, no additional Support Payment would be allowed due to the $20,000,000 limitation.


     The proved reserves presented in this report comply with the Securities and Exchange Commission's Regulation S-X Part 210.4-10 Sec. (a) as clarified by subsequent Commission Staff Accounting Bulletins, and are based on the following definitions and criteria:

          Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions. Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met:
     (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground storage. Depending on the status of development, these proved reserves are further subdivided into:

             (i) "developed reserves" which are those proved reserves reasonably expected to be recovered through existing wells with existing equipment and operating methods, including (a) "developed producing reserves" which are those proved developed reserves reasonably expected to be produced from existing completion intervals now open for production in existing wells, and (b) "developed non-producing reserves" which are those proved developed reserves which exist behind the casing of existing wells which are reasonably expected to be produced through these wells in the predictable future where the cost of making such hydrocarbons available for production should be relatively small compared to the cost of a new well; and

             (ii) "undeveloped reserves" which are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required and from acreage for which an application of fluid injection or other improved recovery technique is contemplated where the technique has been proved effective by actual tests in the area in the same reservoir. Reserves from undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation.

     Because of the direct relationship between quantities of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

     In accordance with the requirements of FASB 69, our estimates of future cash inflows, future costs and future net cash inflows before income tax, as well as our estimated reserve quantities, as of December 31, 1993 from this report are presented below.



                                                                AS OF DECEMBER 31, 1993
                                              ------------------------------------------------------------
                                                    NET PROFITS ROYALTIES
                                              ----------------------------------
                                               ROYALTY       WORKING                  WASSON
                                              INTERESTS     INTERESTS     TOTALS     ROYALTIES     TOTALS
                                              ---------     ---------     ------     ---------     -------
Total Proved
  Future Cash Inflows (M$)..................    15,718        22,430      38,148       75,455      113,603
  Future Costs
     Production (M$)........................         0             0           0        6,059        6,059
     Development (M$).......................         0             0           0            0            0
                                              ---------     ---------     ------     ---------     -------
          Total Costs (M$)..................         0             0           0        6,059        6,059
  Future Net Cash Inflows Before Income
     Tax (M$)...............................    15,718        22,430      38,148       69,396      107,544
  Present Value at 10% Before Income
     Tax (M$)...............................    10,221        14,583      24,804       40,512       65,316
Proved Net Developed Reserves
  Liquids -- (MBbls)........................       649           555       1,204        6,561        7,765
  Gas (MMCF)................................     3,711         7,189      10,900            0       10,900
Proved Net Undeveloped Reserves
  Liquids (Mbbls)...........................         0             4           4            0            4
  Gas (MMCF)................................         0           221         221            0          221
Total Proved Net Reserves
  Liquids (MBbls)...........................       649           559       1,208        6,561        7,769
  Gas (MMCF)................................     3,711         7,410      11,121            0       11,121


     In the case of the Wasson Royalties, the future cash inflows are gross revenues after gathering and transportation costs where applicable, but before any other deductions. The production costs are based on current data and include production taxes and ad valorem taxes provided by Santa Fe.

     In the case of the Net Profits Royalties, the future cash inflows are, as described previously, after consideration of future costs or expenses based on the price and cost assumptions utilized in this report. Therefore, the future cash inflows are the same as the future net cash inflows. Included in these future cash inflows is an estimated amount attributable to the sale of sulphur in certain Gulf Coast properties.


     Santa Fe furnished us gas prices in effect at December 31, 1993 and with its forecasts of future gas prices which take into account Securities and Exchange Commission guidelines, current market prices, regulations under the Natural Gas Policy Act of 1978 and the Gas Decontrol Act of 1989, contract prices and fixed and determinable price escalations where applicable. In accordance with Securities and Exchange Commission guidelines, the future gas prices used in this report make no allowances for future gas price increases which may occur as a result of inflation nor do they account for seasonal variations in gas prices which are likely to cause future yearly average gas prices to be somewhat lower than December gas prices. In those cases where contract market-out has occurred, the current market price was held constant to depletion of the reserves. In those cases where market-out has not occurred, contract gas prices including fixed and determinable escalations, exclusive of inflation adjustments, were used until the contract expires and then reduced to the current market price for similar gas in the area and held at this reduced price to depletion of the reserves.



     Santa Fe furnished us with liquid prices in effect at December 31, 1993 and these prices were held constant to depletion of the properties. In accordance with Securities and Exchange Commission guidelines, changes in liquid prices subsequent to December 31, 1993 were not considered in this report.

     Operating costs for the leases and wells in this report were provided by Santa Fe and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. Development costs were furnished to us by Santa Fe and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The current operating and development costs were held constant throughout the life of the properties. For properties located onshore, this study does not consider the salvage value of the lease equipment or the abandonment cost since both are relatively insignificant and tend to offset each other. The estimated net cost of abandonment after salvage was considered for offshore properties where abandonment costs net of salvage are significant. The estimates of the offshore net abandonment costs furnished by Santa Fe were accepted without independent verification.

     No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist.


     Our reserve estimates are based upon a study of the properties in which the Trust has interests; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Santa Fe informed us that it has furnished us all of the accounts, records, geological and engineering data and reports and other data required for our investigation. The ownership interests, terms of the Trust, prices, taxes, and other factual data furnished to us in connection with our investigation were accepted as represented. The estimates presented in this report are based on data available through July, 1993.


     The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Estimates of proved reserves may increase or decrease as a result of future operations of Santa Fe. Moreover, due to the nature of the Net Profits Royalties, a change in the future costs, or prices, or capital expenditures different from those projected herein may result in a change in the computed reserves and the Net Proceeds to the Trust even if there are no revisions or additions to the gross reserves attributed to the property.

     The future production rates from properties now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. In general, we estimate that gas production rates will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells are then projected to decline at their decreasing delivery capacity rate. Our general policy on estimates of future gas production rates is adjusted when necessary to reflect actual gas market conditions in specific cases. Properties which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

     The future prices received for the sale of the production may be higher or lower than the prices used in this report as described above, and the operating costs and other costs relating to such production may also increase or decrease from existing levels; however, such possible changes in prices and costs were, in accordance with rules adopted by the Securities and Exchange Commission, omitted from consideration in preparing this report.

     Neither Ryder Scott Company nor any of its employees has any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future cash inflows for the subject properties.

                                            Very truly yours,

                                            RYDER SCOTT COMPANY
                                            PETROLEUM ENGINEERS

                                            Fred W. Ziehe, P.E.
                                            Group Vice President

FWZ/db

                                                                      APPENDIX B

     No transfer of the Depositary Units evidenced by this SPER(TM) will be registered on the books of the Depositary unless the SPERs(TM) evidencing the Depositary Units to be transferred are surrendered for registration of transfer and an Application for Transfer of Depositary Units has been executed by a transferee either (a) on the form set forth below of (b) on a separate application that the Depositary will furnish on request without charge. A transferor of the Depositary Units has no duty to the transferee to delivery an executed transfer application in order for such transferee to obtain registration of the transfers of such Depositary Units evidenced by this SPER(TM).

                  APPLICATION FOR TRANSFER OF DEPOSITARY UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Depositary Units evidenced by this SPER(TM).

     The Assignee (a) agrees to become a party to the Deposit Agreement thereby assenting to all of its provisions, (b) agrees to comply with and be bound by the terms and conditions of the Trust Agreement and this SPER(TM) and, in this regard, Assignee acknowledges and agrees that (i) Depositary Units may not be transferred or assigned except in denominations of 50 or an integral multiple thereof unless otherwise permitted under the Deposit Agreement, (ii) under the Trust Agreement, in the event Trust Units are withdrawn from deposit with the Depositary, such withdrawn Trust Units may not be transferred or assigned except by operation of law, (iii) under the Trust Agreement and the Deposit Agreement, in the event a judicial or administrative proceeding is instituted seeking cancellation or forfeiture of any property in which the Trust has an interest because of the nationality, citizenship or any other status of Assignee, the Trustee may request Assignee to dispose of his Depositary Units within 30 days, and if Assignee fails to so dispose of such Depositary Units, the Trustee shall have the right to cause the Depositary to cancel and sell such Depositary Units in accordance with the Deposit Agreement, and (iv) under the Deposit Agreement, Assignee indemnifies and holds the Depositary and the Trustee harmless from certain losses in connection with claims related to transfer, inheritance or gift taxes as provided in the Deposit Agreement, (c) agrees that his transferor's duty to provide such transferee with any requisite information necessary to obtain registration of the transfer of the Depositary Units shall exclude any duty by the transferor to deliver an executed Transfer Application,
(d) makes the consents and waivers and gives the approvals contained in the Trust Agreement and the Deposit Agreement, and (e) irrevocably appoints the Depositary his attorney-in-fact to take all actions on his behalf in connection with the Deposit Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Deposit Agreement.

     The Assignee has acquired an interest in the Trust, whose taxpayer identification number is 76-6081498. The Internal Revenue Service has issued the Trust the following tax shelter registration number: 92322000636.

     The Assignee must report this registration number to the Internal Revenue Service if the Assignee claims any deduction, loss, credit or other tax benefit or reports any income by reason of the Assignee's investment in the Trust.

     The Assignee must report the registration number (as well as the name and taxpayer identification number of the Trust) on Form 8271.

     FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH THE ASSIGNEE CLAIMS THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORTS ANY INCOME.

     ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

Dated:
                                                             Signature of Assignee

 Social Security or other identifying number      Print or type name and address of Assignee
                  of Assignee

  Purchase Price (including commissions, if
                     any)

Type of Entity (Check One)
                     Individual              Partnership             Corporation
                     Trust                    Other (specify)

Nationality (Check One)

/ / U.S. Citizen, Resident or Domestic Entity
/ / Foreign Corporation, or / / Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed in order to avoid withholding of tax under United States income tax laws:

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Trustee must withhold tax with respect to certain transfers of property if a holder of Depositary Units is a foreign person. To inform the Trustee or the Depositary that no withholding is required with respect to the undersigned interest-holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interest-holder).

Complete either A or B:

    A.   INDIVIDUAL INTEREST-HOLDER
         1. I am not a non-resident alien for purposes of U.S. income taxation.
         2. My U.S. taxpayer identification number (Social Security Number) is
         3. My home address is

    B.   PARTNERSHIP, CORPORATION OR OTHER INTEREST-HOLDER
         1.                                     is not a foreign corporation, foreign
         partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).
         2. The interest-holder's U.S. employer identification number is
         3. The interest-holder's office address and place of incorporation (if applicable) is

     The interest-holder agrees to notify the Trustee within 60 days of the date the interest-holder becomes a foreign person.

     The interest-holder understands that this certification may be disclosed to the Internal Revenue Service by the Trustee or the Depositary and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                                  Name of Interest-Holder

                                                     Signature and Date

                                                   Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, the above certification as to any Person for whom the Assignee will hold the Depositary Units shall be made to the best of the Assignee's knowledge.

Note: This Transfer Application may be executed on behalf of a transferee by an attorney, executor, administrator, personal representative, trustee, attorney-in-fact or guardian, and, if so executed, the person executing this Transfer Application must give his or her full title in such capacity, and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded herewith.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SANTA FE OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
Prospectus Summary.....................    3
Risk Factors...........................   12
The Royalty Interests..................   18
The Royalty Properties.................   24
Price Range of Depositary Units and
  Distribution Policy..................   34
Santa Fe...............................   35
The Treasury Obligations...............   36
Principal and Selling Security
  Holders..............................   36
Federal Income Tax Consequences........   36
ERISA Considerations...................   41
State Tax Considerations...............   42
Description of the Trust and the Trust
  Agreement............................   43
Description of the Depositary Units....   48
Underwriting...........................   52
Legal Matters..........................   52
Experts................................   53
Definitions and Other Matters..........   53
Index to Financial Statements..........  F-1
Summary Report of Ryder Scott Company
  Petroleum Engineers..................  A-1
Form of Transfer Application...........  B-1

                                    575,000
                                DEPOSITARY UNITS

                                  Evidenced by

                                Secure Principal
                                Energy Receipts
                                   (SPERsTM)
                           Consisting of Interests in

                             Santa Fe Energy Trust

                                     and a

                                 United States
                              Treasury Obligation
                          ---------------------------

                                   PROSPECTUS
                                            , 1994
                          ---------------------------

                                LEHMAN BROTHERS

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   APPENDIX A

Page  2 -- A map of the continental United States follows page 2 that illustrates in shaded color the areas in which Santa Fe Energy Trust Properties are located.

Page 27 -- A bar graph that depicts annual estimated production of proved reserves attributable to the Wasson ODC Royalty during the term of such royalty, including reserves available for Support Payments, based upon estimates contained in the Reserve Report.

Page 28 -- A bar graph that depicts annual estimated production of proved reserves attributable to the Wasson Willard Royalty during the term of such royalty based upon estimates contained in the Reserve Report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by Santa Fe in connection with the registration of the Depositary Units (including the underlying Trust Units) offered hereby, other than underwriting discounts and commissions, are as follows:

                                   DESCRIPTION                                    AMOUNT
    --------------------------------------------------------------------------   --------
    Securities Act registration fee...........................................   $  4,375
    NASD filing fee...........................................................      1,769
    Blue Sky qualification fees and expenses..................................     15,000
    Legal fees and expenses...................................................     90,000
    Accounting fees and expenses..............................................     80,000
    Engineering fees and expenses.............................................      1,000
    Printing costs............................................................    125,000
    Miscellaneous.............................................................      7,856
                                                                                 --------
              Total...........................................................   $325,000
                                                                                 --------
                                                                                 --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article NINTH of Santa Fe's Restated Certificate of Incorporation states that:

          "No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages from breach of fiduciary duty by such director as a director; provided, however, that this Article NINTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any facts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

     Article VI of Santa Fe's Bylaws further provides that Santa Fe shall indemnify its officers, directors and employees to the fullest extent permitted by law. Pursuant to such provision, Santa Fe has entered into agreements with various of its officers, directors and employees which provide for indemnification of such persons.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriter agrees to indemnify, under certain conditions, Santa Fe, its officers and directors and persons who control Santa Fe within the meaning of the Securities Act against certain liabilities.

     Santa Fe maintains a $25,000,000 policy of officers and directors liability insurance.

     Section 6.02 of the Trust Agreement provides that the Trustee and its officers, directors, employees and agents will be indemnified by the Trust estate against and from any and all liabilities, expenses, claims, damages or losses incurred by it individually or as trustee in the administration of the Trust and the Trust estate, or in the doing of any act done or performed or omission occurring on account of it being trustee, except for such liabilities, expenses, claims, damages or losses arising from fraud or acts or omissions in bad faith or which constitute gross negligence.

     Section 6.03(a) of the Trust Agreement provides that Santa Fe will indemnify the Trustee against any losses, claims, damages or liabilities arising out of or based upon this Registration Statement, the Prospectus contained herein, any amendment or supplement hereto, any other filing, report or other action taken in respect of the Securities Act of 1933, the Securities Exchange Act of 1934 or any other federal or state securities law, or the listing of the Depositary Units on the New York Stock Exchange.

     Section 6.03(b) of the Trust Agreement provides that Santa Fe will indemnify the Trustee (but not the Trust estate) against any losses, claims, damages or liabilities to which the Trustee may become subject as a result of its being trustee, under or with respect to any environmental law (as defined) insofar as such losses, claims, damages or liabilities arise out of, are based upon or connected with the Royalty Properties.

ITEM 16. EXHIBITS


       1.1         -- Form of Underwriting Agreement*
       3.1         -- Trust Agreement of Santa Fe Energy Trust*
       4.1         -- Deposit Agreement (including form of SPER attached as Exhibit A)*
       5.1         -- Opinion of Andrews & Kurth L.L.P.*
       8.1         -- Opinion of Andrews & Kurth L.L.P. regarding tax matters (included as part of Exhibit 5.1)*
      23.1         -- Consent of Price Waterhouse
      23.2         -- Consent of Andrews & Kurth L.L.P. (included in their opinion filed as
                      Exhibit 5.1)*
      23.3         -- Consent of Ryder Scott Company, independent petroleum engineers
      24.1         -- A power of attorney, pursuant to which amendments to this Registration
                      Statement may be filed, is included on the signature page contained in
                      Part II of this Registration Statement*
      99.1         -- Form of Net Profits Conveyance (Multi-State)*
      99.2         -- Form of Wasson Conveyance*
      99.3         -- Form of Louisiana Mortgage*


- ---------------

* Previously filed

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SANTA FE ENERGY RESOURCES, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS, ON FEBRUARY 2, 1994.


                                          SANTA FE ENERGY RESOURCES, INC.


                                          By:      /s/  DAVID L. HICKS

                                                      David L. Hicks,
                                             Vice President and General Counsel

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------   --------------------------   -------------------
              *JAMES L. PAYNE                   Chairman of the Board,        February 2, 1994
               James L. Payne                     President and Chief
                                                  Executive Officer and
                                                  Director (Principal
                                                  Executive Officer)

            *MICHAEL J. ROSINSKI                Vice President and Chief      February 2, 1994
             Michael J. Rosinski                  Financial Officer
                                                  (Principal Financial and
                                                  Accounting Officer)

              *ROD F. DAMMEYER                  Director                      February 2, 1994
               Rod F. Dammeyer

            *WILLIAM E. GREEHEY                 Director                      February 2, 1994
             William E. Greehey

              *ROBERT D. KREBS                  Director                      February 2, 1994
               Robert D. Krebs

             *ALLAN V. MARTINI                  Director                      February 2, 1994
              Allan V. Martini

             *MICHAEL A. MORPHY                 Director                      February 2, 1994
              Michael A. Morphy

            *REUBEN F. RICHARDS                 Director                      February 2, 1994
             Reuben F. Richards

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------   --------------------------   -------------------
              *MARC J. SHAPIRO                  Director                     February 2, 1994
               Marc J. Shapiro

             *ROBERT F. VAGT                    Director                     February 2, 1994
               Robert F. Vagt

            *KATHRYN D. WRISTON                 Director                     February 2, 1994
             Kathryn D. Wriston

              *MELVYN N. KLEIN                  Director                     February 2, 1994
               Melvyn N. Klein

        *By:  /s/  DAVID L. HICKS
              Attorney-in-fact

                                 EXHIBIT INDEX


         1.1         -- Form of Underwriting Agreement*
         3.1         -- Trust Agreement of Santa Fe Energy Trust*
         4.1         -- Deposit Agreement (including form of SPER attached as Exhibit A)*
         5.1         -- Opinion of Andrews & Kurth L.L.P.*
         8.1         -- Opinion of Andrews & Kurth L.L.P. regarding tax matters (included as part of Exhibit 5.1)*
        23.1         -- Consent of Price Waterhouse
        23.2         -- Consent of Andrews & Kurth L.L.P. (included in their opinion filed as
                        Exhibit 5.1)*
        23.3         -- Consent of Ryder Scott Company, independent petroleum engineers
        24.1         -- A power of attorney, pursuant to which amendments to this
                        Registration Statement may be filed, is included on the signature page contained in Part II of this Registration Statement*
        99.1         -- Form of Net Profits Conveyance (Multi-State)*
        99.2         -- Form of Wasson Conveyance*
        99.3         -- Form of Louisiana Mortgage*


- ------------

* Previously filed